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                                                                     EXHIBIT 4.2

                                                                  EXECUTION COPY

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                               PURCHASE AGREEMENT


                                     Between


                        ABB HANDELS- UND VERWALTUNGS AG,

                                    as Seller


                                       and


                           BRITISH NUCLEAR FUELS plc,

                                  as Purchaser


                          Dated as of December 21, 1999


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                               PURCHASE AGREEMENT

          This Purchase Agreement is entered into as of this 21st day of December 1999 by and between the following parties:

          ABB HANDELS- UND VERWALTUNGS AG, a company organized and existing under the laws of Switzerland with its principal office at CH-8050 Zurich ("ABB"); and

          BRITISH NUCLEAR FUELS plc, a company organized and existing under the laws of England with its principal office at Risley, Warrington, Cheshire WA3 6AS, England ("PURCHASER").

                                   WITNESSETH:

          WHEREAS, ABB is engaged, through its Affiliates, in nuclear plant and nuclear fuel supply, nuclear plant and nuclear fuel service and maintenance, and nuclear instrumentation and control; and

          WHEREAS, ABB desires to sell, transfer and assign, or otherwise cause the sale, transfer and assignment, to Purchaser, and Purchaser desires to purchase from ABB and/or its Affiliates, (i) all of the issued and outstanding shares of the NB Group; and (ii) such other assets related to the activities to be divested by ABB pursuant hereto and not otherwise held by the NB Group;

          NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE 1

                       INTERPRETATION AND RELATED MATTERS

1.1.      DEFINITIONS

          Unless the context of this Agreement provides otherwise, the entities defined in the heading and preamble of this Agreement shall retain such definitions and the following additional terms shall have the meanings set out below:

          "ABB ACCOUNTING PRINCIPLES" means the accounting principles of the ABB Group.

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          "ABB GROUP" means ABB Ltd., an Affiliate of ABB and a company organized and existing under the laws of Switzerland with its principal office at Affolternstrasse 44, PO Box 8131, CH-8050 Zurich, Switzerland, and each of its Affiliates.

          "ABB RETIREMENT PLANS" shall have the meaning set out in Section
     7.6(d).

          "ABB SAVINGS PLANS" shall have the meaning set out in Section 7.6(m).

          "ACTUAL DEFICIENCY AMOUNT" means the greater of (i) the amount, if any, by which Actual Equity is less than the Guaranteed Equity and (ii) the amount, if any, by which Actual Working Capital is less than Guaranteed Working Capital, in each case as determined on the basis of the Final Audit Report.

          "ACTUAL EQUITY" means the amount of Equity as of the Closing Date.

          "ACTUAL EXCESS AMOUNT" means the lesser of (i) the amount, if any, by which Actual Equity exceeds the Guaranteed Equity, and (ii) the amount, if any, by which Actual Working Capital exceeds Guaranteed Working Capital, in each case as determined on the basis of the Final Audit Report.

          "ACTUAL OKG LOSS" means the excess, if any, of the full costs actually incurred by the NB Group in the performance of the OKG Contract (including but not limited to liquidated and other damages payable to the customer in accordance with the terms thereof) over the revenues (including the net sales price actually received from the customer plus interest on customer advances), all calculated for the period after the Closing in accordance with the ABB Accounting Principles and, to the extent applicable, IAS, as in effect on the date hereof, and the principles set forth on SCHEDULE 1.1(1).

          "ACTUAL WORKING CAPITAL" means the amount of Working Capital as of the Closing Date.

          "ADDITIONAL BUSINESS ASSETS" means the properties, assets, goodwill and rights of ABB and/or its Affiliates in Belgium, France and, Korea which are set forth on SCHEDULE 1.1(2) hereto.

          "ADDITIONAL BUSINESS EMPLOYEES" means the employees of ABB and/or its Affiliates in Belgium, France, Italy, Korea and the People's Republic of China which are set forth on SCHEDULE 1.1(3) hereto.

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          "ADDITIONAL BUSINESS LIABILITIES" means those liabilities of ABB or any of its Affiliates arising out of the Additional Business Assets or relating to the Additional Business Employees.

          "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person (where "control", including with correlative meanings, the terms "controlled by" and "under common control with", means, as used with respect to any Person, the ownership of more than fifty percent (50%) of the voting rights attaching to shares or other equity interests issued by such Person, the power to appoint a majority of the members of such Person's management board or similar body, or the possession, directly or indirectly, by contract or otherwise, of the power to direct or cause the direction of the management and policies of such Person).

          "AGENCY ACTION" means any investigation, request for information, notice of violation, complaint, order, directive, court order, injunction, judgment or decree, consent order, consent agreement, administrative judgment, decree or injunction or other enforcement inquiry or action brought by a Governmental Authority having the requisite authority and jurisdiction to bring such action.

          "AGGREGATE LIABILITIES" shall have the meaning set out in Section 7.6(n).

          "AGREEMENT STATE" means each state of the United States which is authorized to regulate nuclear related materials based on authority delegated by the NRC pursuant to Section 274 of the Atomic Energy Act of 1954, 42 U.S.C. Section 2022, as amended.

          "ANCILLARY AGREEMENTS" shall mean the Non-Competition Agreement, the Transitional Services Agreement and the Supply and Licensing Agreement.

          "APPLICABLE LAW" means, as to any Person, any and all statutes, regulations, ordinances, judgments, orders, decrees and similar acts, including Environmental Law, of any governmental, judicial or similar body or authority in any jurisdiction applicable from time to time to such Person and to its businesses and assets.

          "BUSINESS" shall have the meaning set out in ANNEX 1 hereto.

          "BUSINESS AUDITORS" means Ernst & Young, Zurich office, auditors to the Business.

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          "BUSINESS EMPLOYEE" means each Closing Business Employee and each
     Former Business Employee.

          "BUSINESS-RELATED ENVIRONMENTAL LIABILITY" means any Environmental Liability, or any Liability under any Permit issued pursuant to any Environmental Law, in each case in connection with the Business, to the extent arising from (i) any condition at any site arising from its use prior to the Closing Date in the Business; or (ii) any act or omission of ABB or its Affiliates or of any Person for whom they are liable under Environmental Law in relation to the Business (including any prior owner, occupant or user of any site used in the Business), including any such Person engaged in the removal, transportation or disposition of Hazardous Substances that originated or at any time were located at any site used in the Business, at or prior to the Closing Date, but excluding in all cases any liability for a Remedial Action taken for the purpose of using any such site for a use other than its current use.

          "BUSINESS UNITS" means each of NBUS, NBFR, NBSE, the US I&C Unit, the German Units and the Swedish Unit and their respective Subsidiaries.

          "CASH BALANCE PLAN" shall have the meaning set out in Section 7.6(i).

          "CLOSING" means the consummation of the Transaction, which shall take place with effect as of the time and date set out in Section 4.1.

          "CLOSING AUDIT REPORT" means an audit report of the Business Auditors in accordance with Section 2.5(a), in which the Business Auditors certify the Actual Equity and the Actual Working Capital in accordance with this Agreement, which certificate shall (i) be substantially in the form of
     SCHEDULE 1.1(4)(b) hereto, (ii) be based on the Business Auditors' audit of the combined balance sheet of the Business as of the Closing Date, and
     (iii) include as an attachment the combined balance sheet of the Business (including related footnotes and disclosures) from which such Actual Equity and Actual Working Capital have been determined.

          "CLOSING BUSINESS EMPLOYEE" means, except as set forth on SCHEDULE 5.13, (i) in the case of an employee whose terms and conditions of employment with the Business are not subject to a collective bargaining agreement, each such employee who performs services primarily as an employee of the Business (a "NON-BARGAINED EMPLOYEE") on the Closing Date,
     (ii) in the case of any employee whose terms and conditions of employment with the Business are subject to a collective bargaining agreement, each such employee who performs services as an employee of the Business (a "BARGAINED

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     EMPLOYEE") on the Closing Date or, in the case of any such employees employed in Germany, who performs services primarily as an employee of the Business or (iii) a Non-Bargained Employee or Bargained Employee who is treated by the Business as an active employee of the Business for employee benefit purposes, including all such persons who are (A) absent by reason of vacation, salary continuation or short-term disability or (B) absent by reason of leave of absence or workers' compensation-related disability and are treated by the Business as an active employee. Each individual who is not treated as an active employee by the Business, was a Non-Bargained Employee or a Bargained Employee when he or she last performed services as an active employee of the Business, last performed such services within two years of the Closing Date and is on an approved leave of absence, workers' compensation-related disability or long-term disability shall be considered a Closing Business Employee as of the first date such individual becomes an active employee of the Purchaser or its Affiliates on or after the Closing Date.

          "CLOSING DATE" means the date on which the Closing occurs in accordance with this Agreement.

          "COBRA" shall have the meaning set out in Section 7.6(1).

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMBINED FINANCIAL DATA" means key figures for the periods ended December 31, 1998 and September 30, 1999 and the unaudited combined balance sheet for the Business as of June 30, 1999, previously provided to Purchaser and attached hereto as SCHEDULE 1.1(5).

          "CONTRACTS" means all contracts, leases, indentures, and all joint venture, governmental funding or incentive program, guarantee, indemnity, license, development, settlement, teaming, divestiture and other agreements, commitments and all other legally binding arrangements, including all inter-divisional orders, in each case whether oral or written, relating primarily to the Business.

          "COST EFFECTIVE ALTERNATIVE" means the Remedial Action that (i) is necessary to achieve compliance with the Environmental Laws that are in effect either at the Closing Date or at the time of the Remedial Action, whichever is less expensive, and (ii) uses a cost-effective, commercially reasonable approach that complies with such Environmental Laws and assumes the continued use of the property and the assets as an industrial facility (where such facility is an industrial facility on the Closing Date) secured from general public access, except to the extent the applicable Nuclear Regulator requires

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     otherwise. In the event ABB and the Purchaser cannot agree as to what constitutes a Cost Effective Alternative in any given situation, the matter shall be resolved pursuant to Section 10.11.

          "DECONTAMINATION AND DECOMMISSIONING LIABILITIES" means all costs, Losses, and Liabilities arising from the process of the decommissioning or demolition of facilities or equipment at any site used in the Business required by any Nuclear Regulator in connection with the termination of service of all or any part of such facility, and arising under any Environmental Law, but excluding any such costs, Losses and Liabilities which are associated with the ongoing operations or with the interruption of the operations of the Business.

          "DEFERRED COMPENSATION PLAN" and "Deferred Compensation Plan Employees" shall have the meaning set out in Section 7.6(p).

          "DISPUTES AUDITORS" shall have the meaning set out in Section 2.5(c).

          "EMPLOYEE BENEFIT PLAN" means each material employee benefit plan (as defined in Section 3(3) of ERISA), without regard to whether such plan is not covered by ERISA by reason of Section 4(b)(4) of ERISA (relating to foreign benefit plans) and all other bonus, deferred compensation, incentive compensation, severance or termination pay, change in control compensation, and death benefit plans maintained or contributed to by ABB and/or its Affiliates and applicable to Business Employees.

          "ENCUMBRANCE" means a mortgage, lien, pledge, option, right of first refusal, right of preemption or other security interest or encumbrance of any kind.

          "ENVIRONMENTAL LAW" means any Applicable Law (including common law) or any other legally binding requirement that governs or purports to govern the existence of, relates to or provides a remedy for an actual or threatened Release of Hazardous Substances, pollution or the protection of persons, natural resources or the environment (including, without limitation, the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety (excluding workers' compensation), the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, Release or management of solid waste or Hazardous Substances, or other activities involving Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 ET SEQ., as amended by the Superfund Amendments and Reauthorization Act, the Hazardous

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     Materials Transportation Act, 49 U.S.C. Section 1801 ET SEQ., the Resource
     Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., the Clean Water Act, 33 U.S.C. Section 1251 ET SEQ., the Clean Air Act, 33 U.S.C.
     Section 2601 ET SEQ., the Toxic Substances Control Act, 15 U.S.C.
     Section 2601 ET SEQ., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 ET SEQ., the Oil Pollution Act of 1990, 33 U.S.C.
     Section 2701 ET SEQ., the Nuclear Waste Policy Act of 1982, 42 U.S.C.
     Section 10101 ET SEQ., Atomic Energy Act of 1954, 42 U.S.C. Section 2011 ET SEQ. and the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ., as such laws have been amended or supplemented, and/or any other similar foreign, federal, state, local and/or county laws or regulations, in each case as in effect on the Closing Date or, with respect to representations and warranties made as of the date hereof, as of such date.

          "ENVIRONMENTAL LIABILITY" means any Liability arising under Environmental Law, including all direct costs and expenses associated with Remedial Action, natural resource damages and the costs assessed by any Governmental Authority, and the reasonable costs of environmental consultants, but excluding the costs of any Remedial Action that is not a Cost Effective Alternative, and excluding Decontamination and Decommissioning Liabilities.

          "EQUITY" means, at any time, the combined stockholders' equity of the Business, calculated in accordance with the ABB Accounting Principles and IAS applied on a basis consistent with that utilized in the preparation of the financial statements of the Business as of, and for the period ended on, December 31, 1998 (except for the effect of the adoption of IAS 19) forming part of the Financial Statements, except that the principles set forth on SCHEDULE 1.1(6) shall be applied when calculating Equity.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXECUTIVE LIFE INSURANCE PLAN" shall have the meaning set out in
     Section 7.6(o).

          "EXON-FLORIO AMENDMENT" means Section 721 of the Omnibus Trade and Competitiveness Act of 1988 (amending Title VII of the Defense Production Act, 50 U.S.C. App. Section 2170 (1997)).

          "FINAL AUDIT REPORT" shall have the meaning set out in Section 2.5(i).

          "FINANCIAL STATEMENTS" means, with respect to the Business, the unaudited balance sheets of each of NBUS, NBFR, the Swedish Unit and ABB Reaktor GmbH as of December 31, 1997 and 1998 and as of June 30, 1999, respectively, and the related

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     income statements and statements of cash flow for the periods then ended, copies of which are attached as SCHEDULE 1.1(7) hereto.

          "FOREIGN EMPLOYEE BENEFIT PLANS" means each Employee Benefit Plan which would qualify for an exemption from ERISA under Section 4(b)(4) thereof.

          "FORMER BUSINESS EMPLOYEE" means each individual who (i) is not a Closing Business Employee, (ii) is not currently employed by ABB or its Affiliates, and (iii) performed services as an employee of the Business when last employed by ABB or its Affiliates.

          "GERMAN UNITS" means, collectively, ABB Reaktor GmbH, a company organized under the laws of Germany; Hartmann & Braun GmbH & Co KG, a company organized under the laws of Germany; and ABB Utilities Automation GmbH, a company organized under the laws of Germany.

          "GOVERNMENTAL AUTHORITY" means any agency, board, body, bureau, court, commission, department, instrumentality, entity established or controlled by, or administration of any foreign government, the United States government, any state government or any local or other governmental body in a state, territory or possession of any country, or any political subdivision of any of the foregoing, including any legislative, judicial or administrative body.

          "GUARANTEED EQUITY" means Seventy-Six Million United States Dollars (US$76,000,000).

          "GUARANTEED WORKING CAPITAL" means Eighty-Nine Million Five Hundred Thousand United States Dollars (US$89,500,000).

          "HAZARDOUS SUBSTANCE" means (i) any petroleum or petroleum products (to the extent regulated under Environmental Law), flammable, explosive or radioactive material, asbestos or polychlorinated biphenyls (PCBs); and
     (ii) any substance, material or waste, the manufacture, use or disposal of which is regulated under any Environmental Law and is defined as, or included in the definition of, or deemed by any Environmental Law or Governmental Authority to be "hazardous," "toxic," a "contaminant," "waste," "pollutant," "hazardous substance," "hazardous waste," "restricted hazardous waste," "hazardous material," "extremely hazardous waste," "toxic substance," "toxic pollutant" or words with similar meaning.

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          "HEMATITE LEGACY LIABILITIES" means all Environmental Liabilities to the extent arising from or related to any condition which exists at the Hematite Site on the Closing Date that is not directly related to the Hematite Site's current nuclear fuel fabrication business, including, without limitation, all such Environmental Liabilities arising from or relating to (i) areas at the Hematite Site used for the disposal of materials or waste, some or all of which are referred to as the "burial pits"; (ii) groundwater contamination caused by the release of any Hazardous Substance prior to the Closing Date; (iii) areas at the Hematite Site previously used as "evaporation ponds"; (iv) all limestone and soil piles at the Hematite Site; and (v) the release, removal, transportation or disposition of Hazardous Substances prior to the Closing Date that originated, were used, generated or at any time were stored or otherwise held at the Hematite Site.

          "HEMATITE SITE" means the property, in its entirety, known as the ABB-Combustion Engineering Nuclear Power, Inc. Hematite facility, 3300 State Road P, Festus, Missouri.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "IAS" means International Accounting Standards.

          "INTELLECTUAL PROPERTY" means all domestic and foreign patents, registered utility models, trademarks, trademark registrations, service marks, service mark registrations, trade names, trade name registrations, trade dress, trade dress registrations, domain name registrations, slogans, registered copyrights and applications for registration of any of the foregoing, owned by ABB and/or its Affiliates and used or held for use in the Business, or which are licensed to ABB and/or its Affiliates for use in the Business, but excluding Intellectual Property which is subject to the Supply and Licensing Agreement, and the trademarks "CE", "C-E" and "Combustion Engineering", which are subject to Section 7.10(d).

          "INVENTORY" means all raw materials, work-in-process, finished goods, merchandise, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, any location at which the Business is conducted, or located at any suppliers' premises, in each case, which are used or held for use by ABB and/or its Affiliates in the conduct of the Business, including any of the foregoing which are purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of ABB and/or its

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     Affiliates against any supplier of such inventories, all as determined in accordance with ABB Accounting Principles.

          "LIABILITIES" means, as to any Person, all debts, adverse claims, fines, liabilities and obligations of any kind, direct or indirect, absolute or contingent, known or unknown, of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by IAS to be reflected, in such Person's financial statements (including the notes thereto) or other books and records.

          "LOANS" means all loans extended by any member of the ABB Group to any member of the NB Group in accordance with Section 3.3.

          "LOCAL AGREEMENTS" means, collectively, each of the asset purchase agreements, each substantially in the form of ANNEX 3 hereto, pursuant to which Purchaser and/or its Affiliates shall acquire the Additional Business Assets from certain Affiliates of ABB and assume the Additional Business Liabilities from such Affiliates.

          "LOSSES" means any and all assessments, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any reasonable costs and expenses, including attorney's and other advisors' fees and disbursements.

          "MATERIAL ADVERSE EFFECT" means, in relation to any Person (or the Business, where applicable), any condition, change or effect that is materially adverse to the results of operations or financial condition of such Person and its Subsidiaries (or the Business where applicable) taken as a whole, but excluding conditions, changes or effects resulting from (i) changes in general economic conditions or, in the case of the NB Group, in conditions affecting the nuclear power industry generally; (ii) the announcement of this Agreement and the Transaction and compliance with the covenants set forth herein (including without limitation Section 7.4(d)); and (iii) with respect to the NB Group, Purchaser's consent or refusal to consent to the taking of actions set forth in Section 7.1.

          "NB GROUP" means NBUS, NBSE, NBDE, NBFR and, where applicable, each newly formed company referred to in Section 3.1(a)(ii), and their respective Subsidiaries. Each company in the NB Group shall be deemed an Affiliate of Purchaser after the Closing.

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          "NBDE" means a company organized under the laws of Germany to which all activities within the scope of the Business conducted by the German Units have been or will be transferred prior to the Closing in accordance with this Agreement.

          "NBFR" means ABB Barras Provence SA, a company organized under the laws of France.

          "NBSE" means ABB Cynthere 62 AB, a company organized under the laws of Sweden.

          "NBUS" means ABB C-E Nuclear Power Inc., a corporation organized under the laws of the State of Delaware, U.S.A.

          "NON-ABB EMPLOYEE BENEFIT PLANS" means each Employee Benefit Plan which is not sponsored by ABB or its Affiliates.

          "NON-BUSINESS LIABILITIES" means any (i) Liabilities which were transferred to NBDE or any of its Subsidiaries pursuant to the Pre-Closing Reorganization which do not primarily relate to or primarily arise out of the conduct of the Business; (ii) Liabilities which were transferred to the NB Group pursuant to the Local Agreements which do not primarily relate to or primarily arise out of the conduct of the Business; (iii) Liabilities which were transferred to NBUS or any of its Subsidiaries pursuant to the Pre-Closing Reorganization or pursuant to any other corporate reorganization consummated after December 31, 1998, in each case which do not primarily relate to or primarily arise out of the conduct of the Business; (iv) Liabilities which were transferred to any newly formed company referred to in Section 3.1(a)(ii) pursuant to the Pre-Closing Reorganization which do not primarily relate to or primarily arise out of the conduct of the Business; and (v) Liabilities referred to in clause (i) of SCHEDULE 3.1(b)(ii).

          "NON-COMPETITION AGREEMENT" means the Non-Competition Agreement between ABB Ltd and Purchaser substantially in the form of ANNEX 4 hereto.

          "NRC" means the United States Nuclear Regulatory Commission or any successor agency or other Governmental Authority to whom jurisdiction over radiological materials has been transferred or delegated and, for purposes of this Agreement, shall include any Agreement State.

          "NUCLEAR REGULATOR" means the NRC or any successor agency or other U.S. or foreign Governmental Authority to whom jurisdiction over radiological materials has

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     been transferred or delegated and, for purposes of this Agreement, shall include any Agreement State.

          "OKG CONTRACT" means the project contract dated April 17, 1997, between OKG Aktiebolag and ABB Atom AB, as amended by agreement between them on November 29 and 30, 1999, together with any other amendment thereto.

          "PARENT GUARANTEE" means the guarantee of ABB Ltd., to be given in favor of Purchaser in accordance with this Agreement and substantially in the form of ANNEX 5 hereto.

          "PERMITS" means all permits, licenses, registrations, filings, variances, certificates, exemptions, franchises and authorizations by or of any Governmental Authority, or other indicia of authority necessary for the conduct of the Business that are owned or held by or otherwise have been granted to or for the benefit of any Business Unit or the Additional Business Assets.

          "PERMITTED ENCUMBRANCES" means (i) Encumbrances disclosed in any Schedule to this Agreement; (ii) Encumbrances specifically described in the Financial Statements or that secure indebtedness of any entity in the NB Group; (iii) mechanics', carriers', workmen's, repairmen's and other like Encumbrances arising or incurred in the ordinary course of business that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; (iv) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; and (v) imperfections of title and other Encumbrances that do not materially affect the value of the encumbered asset or the continued use and operation of the encumbered asset in the Business for its intended purpose.

          "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or other entity of any kind (whether having separate legal personality) or Governmental Authority.

          "PRE-CLOSING REORGANIZATION" means any and all transactions to be carried out pursuant to Section 3.1.

          "PRELIMINARY REVIEW REPORT" means a report of the Business Auditors, in which the Business Auditors review the Equity and Working Capital as of the date of the balance sheets covered by such report in accordance with this Agreement, which

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     certificate shall (i) be substantially in the form of SCHEDULE 1.1(4)(a)
     hereto; (ii) be based on the Business Auditors' review of the combined balance sheet of the Business (including related footnotes and disclosures) as of the end of a calendar month no earlier than ninety (90) days before the Closing Date; and (iii) include as an attachment such combined balance sheet.

          "PURCHASE PRICE" shall have the meaning set forth in Section 2.2.

          "PURCHASER SAVINGS PLANS" shall have the meaning set out in Section 7.6(m)

          "RELEASE" means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into the environment (air, surface water, groundwater, land surface, soil, substrata, sediment or rock) and includes any "release" as defined pursuant to the provisions of CERCLA.

          "REMEDIAL ACTION" means any action to investigate, clean up, monitor, abate, transport, remove, treat or in any way address any Hazardous Substance that is required by any Environmental Law, whether or not such action is taken pursuant or in response to any Agency Action or third party claim.

          "REPRESENTED ABB RETIREMENT PLANS" shall have the meaning set out in
     Section 7.6(n).

          "RESTORATION PLAN" shall have the meaning set out in Section 7.6(d).

          "RESTRUCTURING PLANS" means ABB's restructuring plans described in
     SCHEDULE 1.1(8) hereto.

          "SELLER" means each Affiliate of ABB which will convey any Shares, Loans or other assets to Purchaser or any member of the NB Group pursuant to this Agreement.

          "SHARES" means, collectively, all issued and outstanding shares of common stock of each of NBUS, NBSE, NBDE, NBFR and, where applicable, all issued and outstanding shares of each newly formed company referred to in
     Section 3.1(a)(ii) which are not owned by NBUS, NBSE, NBDE or NBFR or any of their respective Subsidiaries.

          "SUBSIDIARY" means, as to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlled by such first Person (where "controlled by" means, as used with respect to any Person, the ownership of more than fifty percent (50%) of the voting rights attaching to shares or other equity interests issued by such Person, the power to appoint a majority of the members of such Person's management board or similar body, or the possession, directly or indirectly, by contract or otherwise, of the power to direct or cause the direction of the management and policies of such Person).

          "SUPPLY AND LICENSING AGREEMENT" means the agreement substantially in the form of ANNEX 2 hereto.

          "SURPLUS ENTITLEMENT" shall have the meaning set out in Section
     7.6(q).

          "SWEDISH UNIT" means ABB Atom AB, a company organized under the laws of Sweden.

          "TAX RETURN" means any return, report, form, declaration, claim for refund, information report or return, statement, supplementary or supporting schedules or other information filed with any taxing authority with respect to Taxes.

          "TAXES" means any and all United States federal, state, provincial, local, foreign and other taxes, levies, fees, import duties and similar government charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) of any taxing authority, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, AD VALOREM, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

          "TECHNOLOGY" means all trade secrets, inventions, invention disclosures under evaluation, know-how, show-how, know-why, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how, unregistered copyrights and software, including source and object code, and related documentation, supporting database information and modifications and enhancements thereof, owned by ABB and/or its Affiliates and used or held for use in the Business, or which are licensed to ABB and/or its Affiliates for use in the Business, but excluding Technology which is subject to the Supply and Licensing Agreement.

          "TRANSACTION" means the Pre-Closing Reorganization, the sale and purchase of the Shares and the Loans, and the sale and purchase of the Additional Business Assets and the assumption of the Additional Business Liabilities, in each case in accordance with this Agreement and the Local Agreements, and all other transactions contemplated hereby.

          "TRANSITIONAL SERVICES AGREEMENT" shall mean an agreement between ABB or its Affiliate and Purchaser, substantially in the form of ANNEX 6 hereto.

          "TREASURY REGULATIONS" means temporary or final regulations promulgated under the Code.

          "U.S. EMPLOYEE BENEFIT PLANS" means each Employee Benefit Plan other than a Foreign Employee Benefit Plan.

          "US I&C NEWCO" means any newly formed Subsidiary of ABB or any of its Affiliates into which certain assets of the US I&C Unit are transferred pursuant to Section 3.1(a).

          "US I&C UNIT" means ABB Automation Inc., a company organized under the laws of the State of Ohio, U.S.A.

          "WINDSOR SITE" means the property, in its entirety, known as the ABB-Combustion Engineering Windsor Site, 2000 Day Hill Road, Windsor, Connecticut.

          "WINDSOR SITE ENVIRONMENTAL LIABILITIES" means (i) all Environmental Liabilities, including but not limited to Business-Related Environmental Liabilities and any Liability under any Permit issued pursuant to any Environmental Law, to the extent arising from or related to any condition which exists at the Windsor Site; (ii) all Environmental Liabilities arising from or related to the Release, transportation or disposition, by any Person of Hazardous Substances that were used, generated or stored or otherwise held at the Windsor Site; and (iii) Decontamination and Decommissioning Liabilities related to the Windsor Site.

          "WORKING CAPITAL" means, at any time, the EXCESS of (i) the sum of (A) cash, (B) cash equivalents, (C) trade receivables (net of provisions for doubtful accounts) and financing receivables, and (D) Inventory OVER (ii) the sum of (A) trade payables and (B) customer advances, on a combined basis for the Business, all calculated in accordance with the ABB Accounting Principles and IAS applied on a basis consistent with that utilized in the preparation of the financial statements of the Business as of, and for the period ended on, December 31, 1998 (except for the effect of the adoption of IAS 19), forming part of the Financial Statements, except that the principles set forth on SCHEDULE 1.1(6) shall be applied when calculating Working Capital.

1.2.      OTHER TERMS

          Other terms may be defined elsewhere in this Agreement (including in any Annex or Schedule hereto) and, unless otherwise indicated, shall have the respective meanings there ascribed to such terms.

1.3.      INTERPRETATION

          The following provisions shall apply in connection with the interpretation of this Agreement:

          (a) Any reference to the singular includes the plural and vice versa, any reference to natural persons includes legal persons and vice versa, and any reference to a gender includes the other genders.

          (b) Any reference to Articles, Sections, Paragraphs, Clauses, Annexes and Schedules are, unless otherwise stated, references to Articles, Sections, Paragraphs, Clauses, Annexes and Schedules of or to this Agreement. The headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (d) All Annexes and Schedules form an integral part of this Agreement and are equally binding therewith. Any reference to "this Agreement" shall include such Annexes and Schedules.

          (e) A document in the "agreed terms" or in the "agreed form" is a reference to a document in a form approved by or on behalf of each party hereto, as amended by agreement in writing between the parties from time to time.

          (f) Any reference to a statutory provision shall include a reference to the provision as modified or re-enacted, or both, from time to time and any subordinate legislation made under such statutory provision.

          (g) References to a party shall include any permitted assignee or successor to such party in accordance with this Agreement.

          (h) If any period is referred to in this Agreement by way of reference to a number of days, the days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday in the location of performance, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday in such location.

          (i) The terms "dollars" or "$" shall mean United States dollars.

          (j) Whenever any reference is made in this Agreement to ABB's knowledge, information, belief or awareness, it shall be deemed to mean the actual (and not constructive or imputed) knowledge, information, belief or awareness of the individuals set out in Schedule 1.3(j) without being required to undertake any investigation concerning any matter in question.

                                    ARTICLE 2

            ACQUISITION OF SHARES, LOANS, ADDITIONAL BUSINESS ASSETS
                       AND ADDITIONAL BUSINESS LIABILITIES

2.1.      SALE AND PURCHASE

          (a) Upon the terms and subject to the conditions contained herein, at the Closing ABB shall sell, assign, transfer and deliver (or cause to be sold, assigned, transferred and delivered) to Purchaser, and Purchaser agrees to purchase from ABB and/or its Affiliates, the Shares and the Loans, free and clear of all Encumbrances.

          (b) Upon the terms and subject to the conditions contained herein and the Local Agreements, at the Closing or as soon as reasonably practicable thereafter, ABB shall cause its relevant Affiliates to sell, transfer, convey, assign and deliver to Purchaser (or its designated Affiliates, such Affiliates to be reasonably satisfactory to ABB) good title to the Additional Business Assets free and clear of all Encumbrances other than Permitted Encumbrances (and, in the case of real property, other Encumbrances referred to in Section 5.9(b)) and Purchaser (or such designated Affiliates of Purchaser) shall accept the Additional Business Assets, assume, pay and thereafter duly perform and discharge the Additional Liabilities and offer employment to each Additional Business Employee on terms, including but not limited to position and level of compensation, no less favorable to each such Additional Business Employee than those applicable immediately prior to the Closing, all pursuant to the relevant Local Agreement.

2.2.      PURCHASE PRICE; PRELIMINARY REVIEW REPORT

          (a) The purchase price for the Shares, the Loans and the Additional Business Assets (the "PURCHASE PRICE") shall equal Four Hundred Eighty Five Million United States dollars (US$ 485,000,000). Subject to the terms and conditions of Sections 2.5 and 2.6, the Purchase Price shall be adjusted as provided therein.

          (b) ABB shall deliver the Preliminary Review Report to Purchaser no later than five (5) days prior to the Closing

2.3.      ALLOCATION OF PURCHASE PRICE

          The Purchase Price shall be allocated firstly to payment for the Loans at their face value and the balance of the Purchase Price shall be allocated to payment for the Shares and the Additional Business Assets in accordance with
SCHEDULE 2.3, which allocation shall be appropriately restated to account for any adjustment pursuant to Sections 2.5 and 2.6. The parties will, and will make all reasonable efforts to ensure that their respective Affiliates will, adopt and utilize the agreed allocation for all purposes (including for Tax purposes). Neither ABB nor Purchaser, nor any of their respective Affiliates, shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 2.3.

2.4.      PAYMENT

          Purchaser shall, or shall cause, the Purchase Price to be paid in full at the Closing, by wire transfer in immediately available funds, without set-off or counterclaim and to the account or accounts designated by ABB.

2.5.      CLOSING AUDIT REPORT; DISPUTES

          (a) As soon as reasonably practicable after the Closing, ABB shall cause the Business Auditors to prepare the combined balance sheet of the Business as of the Closing Date, together with the audit reports of the Business Auditors to the effect that such balance sheet has been prepared and audited in accordance with the requirements of this Section 2.5 and the definition of Closing Audit Report and setting forth the calculations of Actual Equity and Actual Working Capital in accordance with the terms of this Agreement. Such balance sheet shall be prepared in accordance with the ABB Accounting Principles applied on a basis consistent with that utilized in the preparation of the financial statements of the Business as of, and for the period ended on, December 31, 1998 (except for the effect of the adoption of IAS 19) forming a part of the Financial Statements, and in accordance with the principles set forth on SCHEDULE 1.1(6). Purchaser shall, and shall cause its Affiliates to, provide full access to the Business Auditors to the premises, properties, books, accounting records and other documents (including supporting contractual documentation) and personnel of the Business reasonably requested by the Business Auditors. The Business Auditors shall deliver the Closing Audit Report to each of ABB and Purchaser no later than ninety (90) days after the Closing.

          (b) The Closing Audit Report shall be binding and conclusive upon Purchaser and ABB unless Purchaser or ABB shall have notified the other party in writing within sixty (60) days after the date of the Closing Audit Report (which Closing Audit Report shall be dated no earlier than five (5) days before it is dispatched) of any objections thereto (an "OBJECTION NOTICE"). A notice under this Section 2.5(b) shall specify in reasonable detail the items in the Closing Audit Report which are being disputed and a description in reasonable detail of the reasons for such dispute.

          (c) During the entire 60-day period following Purchaser's receipt of the Closing Audit Report, Purchaser and its independent auditors shall be permitted to review and make copies of the working papers of the Business and the Business Auditors relating to the Closing Audit Report (subject to such reasonable indemnities and other protection as may be required by the Business Auditors) and shall have reasonable access to representatives of the Business and to the Business Auditors.

          (d) At the request of either party, any dispute between the parties relating to objections made to the Closing Audit Report which cannot be resolved by them within sixty (60) days after the other party's receipt of an Objection Notice shall be referred to such international accounting firm agreed between the parties or, failing such agreement within seven (7) days of written notice by either party hereto to the other party requiring such agreement, nominated by the Chairman of the Board of the International Accounting Standards Committee (or his designee) on the application of either party (the "DISPUTES AUDITORS") for decision in accordance with this Section 2.5.

          (e) Before referring a matter to the Disputes Auditors, the parties shall agree on procedures to be followed by the Disputes Auditors (including procedures for presentation of evidence). If the parties are unable to agree upon procedures before the end of sixty (60) days after receipt of an Objection Notice, the Disputes Auditors shall establish the procedures giving due regard to the provisions of this Agreement and the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as reasonably possible; PROVIDED that such procedures shall (i) give the parties a reasonable opportunity to submit written representations and make oral submissions; (ii) require that copies of all written submissions by either party are supplied to the other party; and (iii) permit each party to be present while any oral submissions are made by the other party.

          (f) The parties shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Disputes Auditors, and the Disputes Auditors shall decide the dispute in accordance therewith as promptly as practicable. At all times pending resolution of any matter submitted to the Disputes Auditors pursuant to this Section 2.5, Purchaser shall cause the employees of the Business to afford to ABB and its accountants, counsel, financial advisers and other representatives on-site access reasonably required at all reasonable times to all personnel, properties, books, contracts, records, schedules, analyses and working papers of the Business.

          (g) The Disputes Auditors shall review only the specific objections to the Closing Audit Report as to which the parties are in dispute and shall make its determination based upon the terms, conditions and principles set forth in this Agreement and within the range of outcomes proposed by the parties. The parties agree that they will require the Disputes Auditors to render its decision within thirty (30) days after referral of the dispute to the Disputes Auditors for decision pursuant hereto. In the absence of calculation and other similar manifest errors, the decision of the Disputes Auditors shall be final and binding on both parties. Judgment may be entered upon the determination of the Disputes Auditors in any court having jurisdiction over the party against which such determination is to be enforced.

          (h) All fees and expenses of the Disputes Auditors shall be borne by the parties equally, unless the dispute is expressly resolved by the Disputes Auditors in favor of one party exclusively (in which event such fees and expenses shall be borne entirely by the other party).

          (i) The Closing Audit Report shall become final and binding on both parties upon the earliest to occur of (i) if no Objection Notice has been given, the expiration of the period within which either party may notify the other party of any objections thereto pursuant to Section 2.5(b); (ii) the agreement by ABB and Purchaser that such Closing Audit Report, together with any modifications thereto agreed by them, shall be final and binding; and (iii) if a matter has been submitted to the Disputes Auditors in accordance with this
Section 2.5, the date on which the Disputes Auditors shall issue its decision with respect thereto. The Closing Audit Report, as adjusted, where applicable, pursuant to any agreement between the parties or pursuant to the decision of the Disputes Auditors, when final and binding on both parties in accordance with the immediately preceding sentence, is herein referred to as the "FINAL AUDIT REPORT".

2.6.      ADJUSTMENT

          (a) Within ten (10) business days after the Closing Audit Report has become final and binding on ABB and Purchaser pursuant to Section 2.5:

           (i) If there is an Actual Excess Amount, Purchaser shall pay to ABB, by wire transfer in immediately available funds, without set-off or counterclaim and to the account designated by ABB in writing, an amount equal to the Actual Excess Amount; or

          (ii) If there is an Actual Deficiency Amount, ABB shall pay to Purchaser, by wire transfer in immediately available funds, without set-off or counterclaim and to the account designated by Purchaser in writing, an amount equal to the Actual Deficiency Amount.

            (b) Any amount payable by either party pursuant to Section 2.6(a) shall be paid with interest thereon at the three-month treasury bill rate (as reported by THE WALL STREET JOURNAL or, if not reported thereby, by another authoritative source) in effect on the Closing Date plus 1.0%, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of actual payment, compounded annually.

            (c) Notwithstanding the foregoing provisions of this Section 2.6, if the Closing Audit Report delivered by the Business Auditors pursuant to Section 2.5(a) and any Objection Notice delivered by either Purchaser or ABB or both pursuant to Section 2.5(b) all reflect a calculation of Actual Equity and Actual Working Capital that, if correct, would require a payment by the same party, then within 10 days after delivery of the later of the two Objection Notices (or if only one Objection Notice is delivered, within 10 days after the expiration of the period within which the parties may deliver Objection Notices pursuant to
Section 2.5(b)), that party shall make a payment to the other, in the manner and with interest as provided elsewhere in this Section 2.6, in an amount equal to the lesser of (i) the amount payable by that party pursuant to the calculation reflected in the Closing Audit Report, and (ii) the amount payable by that party pursuant to the calculation reflected in such party's Objection Notice (if any). Any amount paid pursuant to the preceding sentence shall be applied against, and correspondingly reduce, the amount otherwise payable under this Section 2.6.

                                    ARTICLE 3

                       CERTAIN PRE-CLOSING REORGANIZATION

3.1.      CERTAIN TRANSFERS

            (a) ABB will take, or cause to be taken, such actions as may be necessary or appropriate to ensure that, subject to Section 4.4, at the Closing
(i) all activities within the scope of Business conducted by the German Units have been transferred to NBDE; and (ii) all activities within the scope of Business conducted by the US I&C Unit have been transferred to one or more newly formed companies wholly-owned by ABB and/or its Affiliates or to other companies in the NB Group.

            (b) For purposes of this Agreement, activities within the scope of the Business to be transferred pursuant to Paragraph (a) above shall be deemed to have been so transferred when (i) subject to Section 4.4, all properties, assets, goodwill and rights of whatever kind or nature (including but not limited to rights under Contracts and rights in respect of Intellectual Property and Technology), other than properties, assets, goodwill and rights described in
SCHEDULE 3.1(b)(i) hereto, owned by any transferor set out in such Paragraph (a) and primarily used or held for use in, or primarily relating to or arising out of the conduct of, the Business shall have been sold, assigned, transferred and delivered to, and purchased by, the transferees set out in such Paragraph (a);
(ii) all Liabilities, other than Liabilities described in SCHEDULE 3.1(b)(ii) hereto, owing by any transferor set out in such Paragraph (a) and primarily relating to or arising out of the conduct of the Business shall have been assumed by the transferees set out in such Paragraph (a); and (iii) each individual who, on the date on which the activities referred to in Paragraph (a) above are transferred, performs services primarily as an employee for such activities (including such persons who are on an approved leave of absence, vacation, salary continuation, short-term disability, long-term disability, workers' compensation-related disability or otherwise treated as an active employee of such activities) shall have been offered employment with the transferees on terms, including but not limited to position and level of compensation, no less favorable to such individual than those applicable immediately prior to such date, or otherwise shall have been transferred to the transferees in accordance with Applicable Law.

            (c) The sale and purchase of properties, assets, goodwill and rights, and the assumption of Liabilities, in each case pursuant to Paragraph
(b) above, shall be effected pursuant to a purchase agreement between the relevant transferor and transferee, which agreement shall include a warranty by the transferor to the transferee that it has taken all corporate action required to authorize the transaction and that it is the owner of the properties, assets, goodwill and rights subject to such agreement, in each case free and clear of all Encumbrances other than Permitted Encumbrances (and, in the case of real property, other Encumbrances referred to in Section 5.9(b)). No other warranties shall be given by the transferor and it shall not, once the relevant properties, assets, goodwill and rights have been duly transferred as per the terms of such purchase agreement, create any obligation to indemnify the transferee or any other Person. Nothing in this Paragraph (c) shall operate to limit any liability that ABB may have in relation to the Business by virtue of any representation or warranty made by it in Article 5.

            (d) ABB will take, or cause to be taken, such actions as may be necessary or appropriate to ensure that, at the Closing, all outstanding shares of the Swedish Unit are owned of record and beneficially by NBSE.

3.2.      ABB TRADEMARKS AND TRADE NAMES

          It is understood and agreed that, except to the extent provided in
Section 7.10, no rights to the trademarks, servicemarks, trade names or corporate or business names or other indicia of origin including the initialisms or words "ABB", "BBC", "Asea", "Brown", or "Boveri" in whole or in part shall be acquired by Purchaser or the NB Group under this Agreement.

3.3.      THE LOANS

          ABB and/or other companies in the ABB Group may extend loans to companies in the NB Group to help them finance with debt any or all of the transactions contemplated by Section 3.1. Prior to making any final decision on the capitalization of NBDE, NBSE and, where applicable, US I&C Newco, ABB will provide Purchaser with a reasonable opportunity to submit a proposal in this regard and, if so submitted, will consider such proposal in good faith.

                                    ARTICLE 4

                                   THE CLOSING

4.1.      CLOSING DATE

          The Closing shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, U.S.A., at 10:00 a.m. on a date specified by ABB that is not earlier than two (2) days and not later than ten (10) days following the satisfaction or waiver of the conditions to the Closing set forth in Section 8.1(b), or, if the other conditions to the Closing set forth in Article 8 have not been satisfied or waived by such date, as soon as practicable after such conditions have been satisfied or waived, and the Closing shall be deemed to take place at 10:00 a.m. on such date.

4.2.      DELIVERIES BY ABB

          ABB shall deliver (or shall cause its Affiliates to deliver) to Purchaser at the Closing: (i) all certificates or other instruments representing the Shares and the Loans, in each case duly endorsed and/or accompanied by other documents required under Applicable Law in order to transfer title to the Shares and the Loans; (ii) if executed on the Closing Date, duly executed counterparts of the applicable Local Agreements in respect of the Additional Business Assets and Additional Business Liabilities; and (iii) unless otherwise requested by Purchaser at least ten (10) days prior to the Closing, resignations as director, effective as of the Closing, of each member of the board of directors of each company in the NB Group.

4.3.      DELIVERIES BY PURCHASER

          Purchaser shall deliver to ABB (or, at ABB's direction, one or more of its Affiliates) at the Closing (i) the Purchase Price; and (ii) all other amounts, if any, required to be paid by Purchaser to ABB prior to or at the Closing pursuant to this Agreement, in each case by wire transfer in immediately available funds, without set-off or counterclaim and to the account or accounts designated by ABB.

4.4.      LIMITATION ON ASSIGNMENTS

          To the extent that the Transaction would constitute the assignment of any Contract of ABB or any of its Affiliates requiring the consent of another party thereto, this Agreement and, to the extent applicable, the relevant Local Agreement, shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. It is understood and agreed that the failure to obtain such consents shall not reduce the Purchase Price or relieve either party from its obligation to consummate the Transaction at the Closing, but shall be subject to the rights and obligations of the parties under
Section 7.5.

                                    ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF ABB

          ABB represents and warrants to Purchaser that the following statements are true and correct:

5.1.      ORGANIZATION

          (a) ABB is a company duly organized and validly existing under the laws of Switzerland and has the requisite corporate power and authority to own its properties and to carry on its business as presently being conducted.

          (b) Each of NBUS, NBFR and NBSE and their respective Subsidiaries, and each Seller, is a corporation or company duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation or organization and each of them has the requisite corporate power and authority to own its assets and to conduct its business as presently being conducted.

          (c) At the Closing, NBDE and, where applicable, each newly formed company referred to in Section 3.1(a)(ii) will be a company duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation or organization and will have the requisite corporate power and authority to own their respective properties and to conduct the respective businesses transferred to them in accordance with this Agreement. Except as set forth on SCHEDULE 5.1(c), at the Closing, neither NBDE nor any newly-formed company referred to in Section 3.1(a)(ii) will have any Subsidiaries.

5.2.      AUTHORITY

          (a) ABB has the requisite corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement by ABB and the consummation of the Transaction have been duly authorized by all necessary corporate action on the part of ABB and do not require the approval of the stockholders of ABB or of any Affiliate of ABB other than approvals already obtained. Each Seller has the requisite corporate power and authority to consummate the Transaction to the extent it is applicable to such Seller. At the time of Closing, the consummation of the Transaction shall have been duly authorized by all necessary corporate action on the part of each Seller to the extent it is applicable to such Seller. This Agreement has been duly executed and delivered by ABB and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a legal, valid and binding obligation of ABB enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

          (b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to ABB or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the Transaction, except for (i) compliance with and filings under the HSR Act and under applicable competition laws and regulations in Sweden, Germany and Spain; (ii) voluntary notification under the Exon-Florio Amendment; (iii) consents or novations which may be required for the assignment of any Contract or Intellectual Property; (iv) compliance with, and notices and filings under, Environmental Law or under Permits issued pursuant to Environmental Law; (v) compliance with, and notices, filings and approvals under, the regulations of the NRC or any Agreement State, or of any other Nuclear Regulator, including any applications for licenses or license transfers;
(vi) approval of the Ministry of Finance and Economy in France and the filing with the Nuclear Power Inspectorate in Sweden and (vii) those the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of ABB or any of its Affiliates to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party.

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5.3.      NO CONFLICTS

          Neither the execution and delivery of this Agreement by ABB, nor the consummation of the Transaction, nor compliance by ABB with any of the provisions hereof applicable to it, will (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (A) the memorandum, articles of association or other organizational documents of ABB or any Seller; or (B) any material agreement to which ABB or any Seller is a party or by which any such Person or any of its material assets may be bound; or (ii) violate any Applicable Law or any order, judgment or decree of any court or other Governmental Authority applicable to ABB or any Seller.

5.4.      SHARES AND LOANS

          At the Closing: (i) the authorized and outstanding capital stock of NBUS, NBSE, NBFR and NBDE, and, where applicable, each newly formed company referred to in Section 3.1(a)(ii) will be as set forth on Schedule 5.4 hereto;
(ii) the Shares will have been duly authorized, validly issued, will be fully paid up and non-assessable, and will be owned of record and beneficially by ABB and/or its Affiliates as set forth on Schedule 5.4, in each case free and clear of any and all Encumbrances; (iii) there will be no outstanding options, warrants or other rights of any kind entitling any Person to acquire any additional shares of capital stock of NBUS, NBSE, NBFR, NBDE or, where applicable, any newly formed company referred to in Section 3.1(a)(ii) which is not owned by NBUS, NBSE, NBDE, or NBFR or any of their respective Subsidiaries, or securities convertible into or exchangeable for any such additional shares and none of NBUS, NBSE, NBFR, NBDE or, where applicable, any such newly-formed company will have committed to issue any such option, warrant, right or security; and (iv) all Loans will be owned of record and beneficially by a company in the ABB Group, free and clear of any and all Encumbrances.

5.5.      SUBSIDIARIES

          At the Closing, the authorized and outstanding capital stock of each direct and indirect Subsidiary of NBUS, NBSE, NBFR and NBDE, and, where applicable, each newly formed company referred to in Section 3.1(a)(ii), as applicable, will be as set forth on SCHEDULE 5.5, and except as set forth on
SCHEDULE 5.5, all of such issued and outstanding shares of capital stock will be
(i) owned, directly or indirectly, beneficially and of record by NBUS, NBSE, NBFR and NBDE, and, where applicable, each newly formed company referred to in
Section 3.1(a)(ii), as applicable, as set forth on SCHEDULE 5.5, free and clear of any and all Encumbrances; and (ii) duly authorized, validly issued, fully paid up and non-assessable. Except as set forth on

SCHEDULE 5.5, there will not, at the Closing, be any outstanding options, warrants or other rights of any kind entitling any Person to acquire any additional shares of capital stock of any such Subsidiary or securities convertible into or exchangeable for any such additional shares and none of such Subsidiaries have committed to issue any such option, warrant, right or security.

5.6.      FINANCIAL INFORMATION

          (a) ABB has previously delivered the Financial Statements and the Combined Financial Data to Purchaser. The Financial Statements have been prepared from the books and records of ABB and/or its Affiliates relating to the Business and have been prepared in accordance with the ABB Accounting Principles applied on a basis consistent with that of the unaudited financial statements of the Business for the immediately preceding fiscal year of the ABB Group, except for changes in IAS or as otherwise provided in SCHEDULE 5.6(a). The ABB Accounting Principles comply in all respects with IAS.

          (b) The order backlog information set forth in SCHEDULE 5.6(b) was true and correct in all material respects as of September 30, 1999.

          (c) With respect to the information in relation to the Business set out in SCHEDULE 5.6(c), the information for fiscal year 2000 is based on the budget for such year, and the information for fiscal years 2001 and 2002 is based on the strategic plan for such years, which budget and strategic plan were prepared by ABB and/or its Affiliates in the ordinary course of planning for the future conduct of the Business, and not for purposes of the Transaction, and were reviewed and approved in the normal budget and strategic planning processes applicable within the ABB Group.

          (d) The information on restructuring charges and on corporate charges and allocations set out in SCHEDULE 5.6(d) is true and accurate in all material respects.

5.7.      COMPLIANCE WITH LAW

          (a) The Business is being and, at all times since December 31, 1996, has been conducted in compliance with Applicable Law, except for violations, if any, which in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Business. All governmental approvals, permits and licenses required in connection with the conduct of the Business have been obtained and are in full force and effect and are being complied with except for such approvals, permits and licenses, the failure of which to obtain or the violation of which individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Business. None of the Business Units has at any time since December 31, 1996 (i) made any illegal payments for political contributions or any bribes, illegal kickback payments or other illegal payments; or (ii) been disqualified from bidding on any public or private contract or project as a result of having violated Applicable Law. This Section 5.7 does not relate to labor and employment matters (to which Section 5.12 is applicable), employee benefits matters (to which Section 5.13 is applicable), Tax matters (to which Section 5.14 is applicable), litigation matters (to which Section 5.15 is applicable), or environmental matters (to which Section 5.16 is applicable).

          (b) Each member of the NB Group has at least the minimum amount of capital required by Applicable Law.

5.8.      SUFFICIENCY OF ASSETS

          (a) The Business Units have, and, subject to Section 4.4, at the Closing the NB Group will have, good and valid title to, or subsisting leasehold interests in, all material tangible personal property primarily used or held for use in the Business, free and clear of any and all Encumbrances other than Permitted Encumbrances.

          (b) Without limiting Section 5.8(a), and except as set forth on
SCHEDULE 5.8(b), to ABB's knowledge, the Business Units have, and subject to
Section 4.4, at the Closing the NB Group will have, good and valid title to, or subsisting leasehold interests in or licenses to, all material assets (including without limitation Contracts and Intellectual Property) primarily used or held for use in the Business, free and clear of any and all Encumbrances other than Permitted Encumbrances (and, in the case of real property, other Encumbrances referred to in Section 5.9(b)).

5.9.      REAL PROPERTY

          (a) SCHEDULE 5.9 is in all material respects an accurate and complete list as of the date hereof of the street addresses of all real property owned or leased by ABB and/or any of its Affiliates and primarily used or held for use in the Business, and indicating whether such real property is owned or leased.

          (b) The Business Units have, and at the Closing the NB Group will have, fee title to all real property owned by ABB and/or its Affiliates and primarily used or held for use in the Business ("OWNED REAL PROPERTY"), free and clear of any and all Encumbrances other than (i) Permitted Encumbrances; (ii) recorded or unrecorded easements, covenants, rights-of-way and similar restrictions; and (iii) zoning, building and other similar restrictions; none of which items set forth in clauses (ii) and (iii) above, individually or in the aggregate, materially impairs the ability of any Business Unit, or will at the Closing Date materially impair the ability of any member of the NB Group, to use any Owned Real Property for the purposes for which it is currently being used or planned to be used in connection with the Business. Except as set forth in SCHEDULE 5.9, no material portion of any Owned Real Property is leased by ABB and/or its Affiliates to any Person. Neither ABB nor any of its Affiliates has received, since December 31, 1996, any notice of any condemnation or expropriation proceeding relating to any Owned Real Property and no such proceedings are pending which, if adversely determined, would materially preclude or impair the use of any Owned Real Property.

          (c) With respect to all real property leased by ABB and/or any of its Affiliates and primarily used or held for use in the Business ("LEASED REAL PROPERTY"), ABB has heretofore delivered or made available to Purchaser true and complete copies of all related leases, including all amendments and modifications thereto (other than the leases referred to in Section 7.21(c) and (d), which Purchaser acknowledges are not formally documented). With respect to each Leased Real Property: (i) each lease is valid and subsisting and in full force and effect; (ii) no notice of a material default has been sent or received by ABB or any Affiliate of ABB under the applicable lease which remains uncured; and (iii) the tenant is in occupancy of the space demised under the applicable lease.

5.10.     INTELLECTUAL PROPERTY AND TECHNOLOGY

          (a) SCHEDULE 5.10(a) is in all material respects an accurate and complete list, as of the date hereof, of all material Intellectual Property (other than trade dress and slogans) primarily used or held for use in the Business and owned by ABB and/or its Affiliates (the "OWNED INTELLECTUAL PROPERTY"), and, to the extent indicated on such SCHEDULE 5.10(a), the Owned Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office or the United States Patent and Trademark Office or Network Solutions, Inc., the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions.

          (b) SCHEDULE 5.10(b) is in all material respects an accurate and complete list, as of the date hereof, of all material Intellectual Property which is used under express license primarily in the Business by ABB and/or its Affiliates (the "LICENSED INTELLECTUAL PROPERTY"), and except to the extent indicated on such Schedule, ABB has delivered or made available to Purchaser true and complete copies of all related licenses, including all amendments and modifications thereto. Since December 31, 1996, no notice of a material default has been sent or received by ABB and/or its Affiliates under any such license which remains uncured.

          (c) Except as set forth on SCHEDULE 5.10(c), at the Closing, the NB Group will be the sole and exclusive owner of all Owned Intellectual Property, subject to Sections 3.2 and 7.10 and to the recording by the applicable Governmental Authorities of any transfer of Owned

Intellectual Property in connection with the Pre-Closing Reorganization, free and clear of any and all Encumbrances other than Permitted Encumbrances, and will be the successor-in-interest to the license for any Licensed Intellectual Property that is used under license by a Business Unit (subject to Section 4.4). No Owned Intellectual Property material to the conduct of the Business has been cancelled, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid. Except as set forth in SCHEDULE 5.10(c), no Business Unit has granted any license or other rights with respect to Owned Intellectual Property to any other Person.

          (d) Except as set forth in SCHEDULE 5.10(d), at the Closing, subject to Sections 3.2 and 7.10, the NB Group will be the sole and exclusive owner of all Technology primarily used or held for use in the Business and owned by ABB and/or its Affiliates, free and clear of any and all Encumbrances other than Permitted Encumbrances, and will be the successor-in-interest to the license for any Technology which is used under express license primarily in the Business by ABB and/or its Affiliates (subject to Section 4.4). Except as set forth in
SCHEDULE 5.10(d), no Business Unit has granted any license or other rights with respect to Technology material to the conduct of the Business to any other Person.

          (e) Except as set forth in SCHEDULE 5.10(e), since December 31, 1996, no Business Unit has received any written notice from any other Person challenging in any material respect the right of a Business Unit to use any of the Owned Intellectual Property, Licensed Intellectual Property or Technology material to the conduct of the Business.

          (f) Except as set forth in SCHEDULE 5.10(f), since December 31, 1996, no Business Unit has made any claim in writing of a violation, infringement, misuse or misappropriation by others of its rights to or in connection with any Owned Intellectual Property or Technology material to the conduct of the Business, which claim is still pending.

          (g) Except as set forth in SCHEDULE 5.10(g), since December 31,1996, no Business Unit has received any claim in writing from any third Person of a violation, infringement, misuse or misappropriation by any Business Unit of any intellectual property or technology owned by any third Person, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name or trade name included in the Owned Intellectual Property, which claim is still pending.

          (h) Except as set forth in SCHEDULE 5.10(h), since December 31, 1996, there have been no interferences or other contested proceedings, either pending or, to the knowledge of ABB, threatened in writing in the United States Copyright Office, the United States Patent and Trademark Office or any Governmental Authority relating to any pending application with respect to any Owned Intellectual Property.

5.11.     MATERIAL CONTRACTS

          (a) Except for Contracts listed in SCHEDULE 5.11, as of the date hereof, no Business Unit is bound by any Material Contract (as defined below). Except for Contracts listed in SCHEDULE 5.11 and Material Contracts entered into in accordance with this Agreement after the date hereof but before the Closing, as of the date of Closing, no member of the NB Group will be bound by any Material Contract, regardless of whether such Material Contract relates to the Business. Except as indicated in SCHEDULE 5.11, ABB has heretofore delivered or made available to Purchaser true and complete copies of all Material Contracts outstanding as of the date of this Agreement, including all amendments and modifications thereto.

          (b) Each outstanding Material Contract constitutes a valid and binding agreement, enforceable against ABB or the relevant Affiliate of ABB in accordance with its terms, and, to the knowledge of ABB, each other party thereto, subject in each case to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity. No notice of a default has been sent or received by ABB and/or its Affiliates under any such Material Contract which remains uncured, except for defaults which in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Business.

          (c) For purposes of this Agreement, "MATERIAL CONTRACT" means a Contract which:

         (i) involves future payment or receipt of funds in excess of Five Million United States dollars (US$ 5,000,000) or future performance or receipt of services or delivery or receipt of goods and materials, in each case with an aggregate value in excess of Five Million United States dollars (US $5,000,000);

        (ii) is a guarantee in respect of indebtedness of any Person (other than any Business Unit in relation to the Business) or is a mortgage, security agreement or other collateral arrangement securing such indebtedness;

       (iii) is a lease relating to real property providing for annual rental payments in excess of Five Hundred Thousand United States dollars (US$ 500,000) or a lease relating to any machinery, equipment, vehicle or other tangible personal property providing for annual rental payments in excess of Two Hundred Fifty Thousand United States dollars (US $250,000);

        (iv) is an employment or consulting agreement for any Person with an annual base compensation in excess of Two Hundred Thousand United States dollars (US $200,000) or a collective bargaining agreement relating to the employees of the Business;

         (v) is a Technology license agreement material to the Business;

        (vi) is a partnership, joint venture, shareholders' or other similar agreement with any Person;

        (vii) is a Contract relating to (A) the future disposition or acquisition of any assets and properties valued in excess of Five Hundred Thousand United States dollars (US $500,000), other than dispositions or acquisitions in the ordinary course of business consistent with past practice; and (B) any business combination;

        (viii) other than Contracts entered into in the ordinary course of business consistent with past practice for the purchase or sale of products or services from or to the Business and that do not involve expenditures or receipts in excess of One Hundred Thousand United States dollars (US $100,000) in any fiscal year, is a Contract with (A) ABB or any of its Affiliates, or (B) any director, officer or employee of ABB or any of its Affiliates, that will not be terminated at or prior to the Closing;

        (ix) other than letters of credit, foreign exchange contracts, bonds and similar instruments obtained in the ordinary course of business consistent with past practices, is a Contract which is an indenture, note, loan or credit agreement or other Contract relating to the borrowing of money in an amount in excess of One Million United States dollars (US $1,000,000);

         (x) is a Contract containing a covenant not to compete, other than those contained in project-related teaming, consortium or similar agreements with respect to the project that is the subject of such agreement, customary covenants contained in distributor agreements and those of which the Business is the beneficiary in employee-related agreements;

        (xi) is any take-or-pay or requirements Contract or other Contract requiring any member of the NB Group to pay regardless of whether products or services are received;

       (xii) is a Contract relating to the acquisition by any member of the NB Group of any operating business or the capital stock of any other Person;

      (xiii) is a Contract made outside the ordinary course of business consistent with past practices relating to Business and involving an amount in excess of One Million United States dollars (US $1,000,000);

       (xiv) is a Contract which is a license or development agreement and involving annual payments or receipts in excess of Two Hundred and Fifty Thousand United States dollars (US$ 250,000) or the termination of which would have, or would reasonably be expected to have, a Material Adverse Effect on the Business; or

        (xv) is a Contract which is a tolling agreement with respect to potential claims against ABB or any of its Affiliates.

5.12.     LABOR MATTERS

          SCHEDULE 5.12 is in all material respects an accurate and complete list of all currently effective labor and collective bargaining agreements applicable to employees of each Business Unit, copies of which have been made available to Purchaser. Except as set forth in SCHEDULE 5.12, there is no pending (i) labor strike, work stoppage or lockout against any Business Unit in connection with the Business; (ii) unfair labor practice charge or complaint against any Business Unit in connection with the Business before the National Labor Relations Board or any similar body; or (iii) union grievance against any Business Unit in connection with the Business, which, in the case of Clauses
(i), (ii) and (iii), in the aggregate have had, or would reasonably be expected to have, a Material Adverse Effect on the Business.

5.13.     EMPLOYEE BENEFITS

          (a) SCHEDULE 5.13 is in all material respects an accurate and complete list, as of the date hereof, of all Employee Benefit Plans. Except as set forth in SCHEDULE 5.13, ABB has made available to Purchaser an accurate and complete list, as of the date hereof, of all anticipated Closing Business Employees which is identified as such list. With respect to each U.S. Employee Benefit Plan, ABB has made available to Purchaser, and with respect to each Foreign Employee Benefit Plan (other than a Non-ABB Employee Benefit Plan) as to which there is any material (i) unfunded liability, or (ii) liability that could arise as a result of the Transaction, ABB has made available to Purchaser, and with respect to each other Foreign Employee Benefit Plan (other than a Non-ABB Employee Benefit Plan), ABB will make available to Purchaser within 45 (forty-five) days of the date of this Agreement, where applicable, true and complete copies of (i) the plan document and amendments thereto, and (ii) the actuarial valuation report. With respect to each U.S. Employee Benefit Plan, ABB has made available to Purchaser, and, with respect to each Foreign Employee Benefit Plan, ABB will make available to Purchaser, within 45 (forty-five) days of the date of this Agreement, where applicable, true, complete and correct copies of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service or similar periodic filing with regulatory authorities having jurisdiction over the plans of non-U.S. Business Units; (ii) the most recent summary plan description and summary of material modifications, where such description or modification has been prepared by ABB and/or its Affiliates; (iii) any trust agreement or annuity contract in effect on the date hereof; and (iv) the

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most recent audited financial statement. No Employee Benefit Plan is a multiemployer plan as defined in Section 4001(a)(3) or Section 3(37) of ERISA. Except as set forth in SCHEDULE 5.13, no collectively bargained employees of any Business Unit are entitled to post-retirement medical or other benefits.

          (b) Each Employee Benefit Plan which by its terms is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, except as set forth in SCHEDULE 5.13 or as would not adversely affect the qualification of such plan, such determination letter approves all amendments for which the remedial amendment period provided in the Code and applicable Internal Revenue Service rulings and regulations has expired.

          (c) Except as set forth in SCHEDULE 5.13, and except where failures to do so have not had, and would not reasonably be expected to have, in the aggregate a Material Adverse Effect on the Business:

         (i) except with respect to any Non-ABB Employee Benefit Plan, all Employee Benefit Plans have been established and administered in accordance with their respective terms and in compliance with Applicable Law, including without limitation ERISA, COBRA, the Health Insurance Portability and Accountability Act of 1996, and all applicable tax-qualification requirements, and all reports, returns, or similar documents with respect to the Employee Benefit Plans required to be filed with any Governmental Authority or distributed to participants have been timely filed or distributed;

        (ii) except with respect to any Non-ABB Employee Benefit Plan, there are no pending claims in respect of any Employee Benefit Plans by any Person or Persons covered thereby which allege violations of Applicable Law, and there are no pending or ongoing investigations of any Employee Benefit Plans by any Governmental Authority; and

       (iii) (A) no "reportable event" within the meaning of Section 4043(c) of ERISA or the regulations thereunder has occurred with respect to any Represented ABB Retirement Plan (other than such "reportable event", if any, occurring by reason of the Pre-Closing Reorganization or the Transaction); (B) no Employee Benefit Plan has incurred any accumulated funding deficiency; (C) within the six years prior to the date hereof, no Employee Benefit Plan sponsored by ABB or its Affiliates (whether or not applicable to Business Employees) covered by Title IV of ERISA has been terminated in a distress termination described in Section 4041(c) of ERISA or in an involuntary termination described in Section 4042 of ERISA and, to the knowledge of ABB, no proceedings have been instituted to terminate or appoint a trustee to administer any such Employee Benefit Plan; (D) no Business Unit, nor to the knowledge of ABB, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) employed by or affiliated with any Business Unit has engaged in any transactions in connection with any Employee Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to
     Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975 of the Code for which a Business Unit could be liable; (E) all contributions to, and payments from, the Employee Benefit Plans that have been required of ABB or its Affiliates under the terms of such Employee Benefit Plans, Applicable Law, or collective bargaining or labor agreements have been timely and properly made; and (F) no Employee Benefit Plan sponsored by ABB or its Affiliates has incurred any liability to the Pension Benefit Guaranty Corporation, other than premiums that have been paid when due.

          (d) Except as set forth in SCHEDULE 5.13, no Closing Business Employee will become entitled to any bonus, retirement, severance, job security, or similar benefit or the acceleration of payment of any such benefit solely as a result of the Transaction. No company in the NB Group is obligated to make any payments, or is party to any agreement that could require it to make payments, not deductible for purposes of Section 162(m) or Section 280G of the Code or similar provisions of state, local, or foreign law or regulation. Except as set forth in SCHEDULE 5.13, there are no written severance agreements or arrangements with respect to any Closing Business Employees other than the Involuntary Separation Pay Plan and severance benefits described in the collective bargaining agreements shown in SCHEDULE 5.12 and there are no oral severance agreements other than oral severance agreements which in the aggregate would not result in liability exceeding $500,000.

5.14.     TAXES

          Except as set forth on SCHEDULE 5.14:

         (i) all material Tax Returns which are required to be filed on or prior to the date of this Agreement with respect to the assets, income or operations of the Business have been filed when due, including any period of extension, and have been true, correct and complete in all material respects;

        (ii) all Taxes shown on such Tax Returns have been paid when due and payable, after giving effect to any applicable extensions;

       (iii) all material Taxes relating to the income, properties or operations of the Business or the NB Group which ABB and/or its Affiliates or the NB Group is required by Applicable Law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable;

        (iv) no taxing authority has asserted any material Tax deficiency that has not been paid or properly reserved for with respect to the NB Group or the Business;

         (v) except in connection with any consolidated, affiliated, or combined United States federal, state, or local Tax Return: (A) no Person has requested any extension of time within which to file any Tax Return with respect to the NB Group or the Business, which Tax Return has not since been filed, and (B) no Person has executed any waivers or comparable consents regarding the application of statutes of limitation with respect to Taxes or Tax Returns for or relating to the NB Group or the Business;

        (vi) no company in the NB Group is required to include in income any adjustment pursuant to Section 481(a) of the Code or any comparable provision of state, local or foreign law or regulations, and no taxing authority has proposed any such adjustment or any change in Tax accounting method;

       (vii) no material audits or administrative proceedings or court proceedings are presently pending with regard to Taxes or Tax Returns of the NB Group or the Business;

      (viii) there is no pending claim by any taxing authority of a jurisdiction where any member of the NB Group or any Seller (or any of their Affiliates) has not filed Tax Returns with respect to the Business that such member or such Seller is subject to taxation by the jurisdiction with respect to the Business;

        (ix) no power of attorney currently in force has been granted by ABB or any of its Affiliates with respect to the NB Group or the Business that would be binding on Purchaser with respect to Tax matters for taxable periods including, or beginning after, the Closing Date;

         (x) no Seller or member of the NB Group has received a Tax ruling or entered into a closing or similar agreement with any taxing authority with respect to the Business that would likely affect the Tax liabilities of the NB Group or the Business in a material manner after the Closing Date;

        (xi) each member of the NB Group has timely paid (or there has been timely paid on its behalf) all required current estimated Tax payments in amounts sufficient to avoid interest charges or underpayment penalties;

       (xii) none of the members of the NB Group is or has been a member of any U.S. partnership (or Person treated as a partnership for U.S. Tax purposes) or the holder of any beneficial interest in any trust, in each case for any period for which all applicable statutes of limitation for any Tax has not yet expired; and

      (xiii) assuming the designated Affiliate of Purchaser is a qualified purchaser of the stock of NBUS and US I&C Newco and joins Seller or Sellers in making the proper elections, the Seller or Sellers of NBUS and US I&C Newco have or will have the requisite ownership and are otherwise entitled to make valid elections under Section 338(h)(10) of the Code with respect to the acquisitions by Purchaser of NBUS and US I&C Newco.

5.15.     LITIGATION

          Except as set forth on SCHEDULE 5.15, there is no action, suit, proceeding or investigation pending or, to the knowledge of ABB, presently threatened in writing which remains unresolved, against ABB or any of its Affiliates in connection with the Business before or by any court or other Governmental Authority, except such actions, suits, proceedings and investigations which in the aggregate, if adversely determined, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Business.

5.16      ENVIRONMENTAL MATTERS

          Except as disclosed by ABB or its Affiliates to Purchaser either in documents (which documents are listed on SCHEDULE 5.16) or orally in interviews of employees of ABB or its Affiliates (which interviews are listed on such SCHEDULE 5.16), and except for such other Business-Related Environmental Liabilities as in the aggregate have not, since September 30, 1999, had, and would not reasonably be expected to have, a Material Adverse Effect on the
Business:

         (i) the Business is in compliance with all applicable Environmental Laws, and has obtained, and is in compliance with, all Permits required under such Environmental Laws; and

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        (ii) there are no proceedings or actions by any Governmental Authority or by any other Person relating to the Business pending against ABB or any of its Affiliates under any Environmental Law; and

       (iii) there are no facts, circumstances or conditions relating to the Business that would reasonably be expected to give rise to Business-Related Environmental Liabilities.

5.17.     ABSENCE OF CERTAIN CHANGES

          Except as set forth in the Schedules hereto, including SCHEDULE 5.17, or as contemplated by this Agreement, (i) from September 30, 1999 until the date of this Agreement, ABB and its Affiliates have conducted the Business in all material respects only in the ordinary course of business consistent with past practices (but excluding this Transaction); and (ii) since September 30, 1999, there has not been any event that has had, or would reasonably be expected to have, a Material Adverse Effect on the Business.

5.18.     BROKERS AND INTERMEDIARIES

          ABB has not employed any agent, broker, investment banker, finder, advisor or intermediary in connection with the Transaction or this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

5.19      INSURANCE

          SCHEDULE 5.19 sets forth a list and brief description (specifying the insurer, the policy number or covering note number with respect to binders, the amount of any deductible, and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, errors and omissions, workers' compensation, vehicular and other insurance (other than (i) directors' and officers' liability insurance, (ii) political risk insurance and
(iii) kidnap and ransom insurance, each as maintained by the ABB Group) held by or on behalf of ABB or any of its Affiliates with respect to the Business. Such policies and binders are valid and enforceable in accordance with their respective terms in all material respects (subject to applicable insolvency laws and principles of equity of general application), and, as of the date hereof, are in full force and effect. No notice of a default has been received by ABB and/or its Affiliates under any such policies or binders which remains uncured, except for defaults which in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Business. As of the date hereof, neither ABB nor any of its Affiliates has received any notice of cancellation or non-renewal of any such policy or binder.

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5.20      YEAR 2000

          ABB has provided to Purchaser copies of all material reports and plans prepared by ABB and its Affiliates in connection with the Business relating to compliance or readiness in connection with year 2000. Except as provided in this
Section 5.20, ABB makes no representations or warranties with respect to the capability of any of the equipment, systems, software, data or databases relating to the Business to adapt, accommodate or respond to the year 2000 and thereafter, or with respect to the absence of Liabilities, contingent or otherwise, arising therefrom or related thereto (but without limiting the representations and warranties set forth in Sections 5.6 and 5.17).

5.21.     DISCLAIMER OF OTHER WARRANTIES

          (a) ABB does not make, and has not made, any representations or warranties of any kind whatsoever in connection with this Agreement or the Transaction other than those expressly set out in this Article 5. Without limiting the generality of the foregoing, ABB has not made, and shall not be deemed to have made, any representations or warranties in any communication or document relating to the Business or the Transaction, including, without limitation, in any information memorandum supplied to Purchaser and/or its representatives or advisors by or on behalf of ABB or the NB Group prior to the Closing or in any presentation of the Business in connection with the Transaction. It is understood that any cost estimates, projections or other predictions, or, except as expressly provided herein, any other financial information or data, provided by ABB in relation to the Business or in connection with the Transaction are not, and shall not be deemed to be or to include, representations or warranties of ABB.

          (b) No Person has been authorized by ABB to make any representation or warranty relating to ABB, the NB Group or the Business or otherwise in connection with the Transaction and, if made, such representation or warranty must not be relied upon as having been authorized by ABB. Purchaser acknowledges that it has not relied on any representations or warranties in connection with this Agreement or the Transaction other than those expressly set out in this
Article 5 (as qualified by any disclosure contained in any Schedule hereto and in the Ancillary Agreements).

5.22.     DISCLOSURE

          Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by ABB in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

5.23.     TIMING OF REPRESENTATIONS AND WARRANTIES

          The representations and warranties in Sections 5.1 through 5.5 and
Section 5.18 shall be deemed to be given upon the execution of this Agreement as well as at the Closing, and, without limiting the effect of Section 8.2, all other representations and warranties shall be deemed to be given as of the date of this Agreement only.

                                    ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to ABB that the following statements are true and correct:

6.1.      ORGANIZATION

          Purchaser is a corporation duly organized and validly existing under the laws of England and has the requisite corporate power and authority to own its properties and to carry on its business as presently being conducted.

6.2.      AUTHORITY

          (a) Purchaser has the requisite corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation of the Transaction have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by ABB, this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

          (b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Purchaser or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the Transaction, except for
(i) compliance with and filings under the HSR Act and under applicable competition laws and regulations in Sweden, Germany and Spain; (ii) voluntary notification under the Exon-Florio Amendment; (iii) approval of the Ministry of Finance and Economy in France and the filing with the Nuclear Power Inspectorate in Sweden; (iv) compliance with, and notices and filings under, Environmental Law or under Permits issued pursuant to Environmental Law; (v) compliance with, and notices, filings and approvals under, the regulations of the NRC or any Agreement State, or of any Nuclear Regulator, including any applications for licenses or license transfers; and (vi) those the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of Purchaser or any of its Affiliates to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party.

6.3.      NO CONFLICTS

          Neither the execution and delivery of this Agreement by Purchaser, nor the consummation of the Transaction, nor compliance by Purchaser with any of the provisions hereof applicable to it, will (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (A) the memorandum, articles of association or other organizational documents of Purchaser; or (B) any material agreement to which Purchaser is a party or by which Purchaser or any of its material assets may be bound; or (ii) violate any Applicable Law or any order, judgment or decree of any court or other Governmental Authority applicable to Purchaser.

6.4.      FINANCING

          Purchaser has sufficient funds and/or has obtained firm commitments for the financing of the payment in full of the Purchase Price and all other amounts payable by Purchaser hereunder at the Closing and such funds and financing will be available at the Closing for such purposes.

6.5.      BROKERS AND INTERMEDIARIES

          Except for N.M. Rothschild & Sons Ltd. and its Affiliates, the fees and expenses of which will be paid by Purchaser, Purchaser has not employed any agent, broker, investment banker, finder, advisor or intermediary in connection with the Transaction or this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

6.6.      SHAREHOLDER APPROVAL

          Purchaser and its Affiliates have been duly authorized by its principal shareholder, the Department of Trade and Industry, to execute and deliver this Agreement and to consummate the Transaction.

6.7.      DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES

          Purchaser does not make, and has not made, any representations or warranties of any kind whatsoever in connection with this Agreement or the Transaction other than those expressly set out in this Article 6. ABB acknowledges that it has not relied on any representations or warranties in connection with this Agreement or the Transaction other than those expressly set out in this Article 6.

6.8.      TIMING OF REPRESENTATIONS AND WARRANTIES

          The representations and warranties in Sections 6.1 through 6.6 shall be deemed to be given upon the signature of this Agreement as well as at the Closing.

                                    ARTICLE 7

                                    COVENANTS

7.1.      CONDUCT OF BUSINESS

          (a) From the date hereof until the Closing, except as provided in or contemplated by this Agreement, including but not limited to Article 3, or to the extent that Purchaser shall otherwise consent (which consent shall not be unreasonably withheld or delayed), ABB shall, and shall use all reasonable efforts to ensure that its Affiliates will, carry on the Business in the ordinary course consistent with past practices and use all reasonable efforts consistent with past practices to keep available the services of the Business' present officers and employees and preserve the Business' relationships with customers, suppliers and others having business dealings with the Business.

          (b) Without limiting the generality of Paragraph (a) above, except as contemplated by SCHEDULE 7.1 or as otherwise provided in or contemplated by this Agreement, including but not limited to Article 3, ABB shall not, and shall ensure that its Affiliates will not, with respect to the Business, do any of the following from the date hereof until the Closing without the consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

         (i) adopt or amend in any material respect any Employee Benefit Plan, except as required by Applicable Law or pursuant to the terms of any collective bargaining agreement or any existing Contract;

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        (ii) grant to any executive officer of the Business any increase in compensation, benefits or loans or severance benefits, except in the ordinary course of business consistent with past practices or as may be required under any existing Contract;

       (iii) acquire by merging or consolidating with, or by purchasing a material portion of the assets of, or by any other manner, any Person or division thereof;

        (iv) sell, lease, mortgage, pledge or otherwise dispose of, or grant preferential rights to, any of its assets that are, individually or in the aggregate, material to the Business as a whole, except for the sale of inventory in the ordinary course of business consistent with past practices;

         (v) enter into any lease of real property for an annual rent in excess of Five Hundred Thousand United States dollars (US$ 500,000), except for any renewals of existing leases in the ordinary course of business consistent with past practices and except for the leases referred to in
     Section 7.21(c);

        (vi) knowingly waive any right in respect of the Business, including in the context of a settlement or compromise of any claim against or in favor of the Business, with a value in excess of One Million United States dollars (US$ 1,000,000);

       (vii) enter into any material transactions with officers, directors, employees, consultants, agents or other representatives of the Business (other than employment and similar arrangements made in the ordinary course of business);

      (viii) except in the ordinary course of business, amend in any material respect or enter into any Contract of a type required to be disclosed pursuant to Section 5.11;

        (ix) declare or pay any non-cash dividend, other than dividends of property not relating to the Business, or declare any cash dividend that is not paid before the Closing Date;

         (x) amend the certificate of incorporation or by-laws or similar organizational documents of any member of the NB Group, except as required in connection with the Pre-Closing Reorganization;

        (xi) adopt or amend in any material respect any collective bargaining agreement, except as required by Applicable Law or pursuant to the terms of any existing collective bargaining agreement or other existing Contract;

       (xii) incur or assume any indebtedness for borrowed money in excess of Two Million United States dollars (US $2,000,000) in the aggregate which would constitute a liability of the NB Group, or guarantee any such indebtedness;

      (xiii) acquire any assets which are material, individually or in the aggregate, to the Business, taken as a whole, except in the ordinary course of business consistent with past practices;

       (xiv) enter into any equity joint venture, partnership or any similar arrangement;

        (xv) enter into, amend or terminate any employment agreement, except in the ordinary course of business and, in the case of new employment agreements, consistent with past practices;

       (xvi) make any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, employees, consultants, agents or other representatives employed in the Business, or any accrual for or commitment or agreement to make or pay the same, in each case other than in the ordinary course of business consistent with past practices, or as may be required under existing Contracts;

      (xvii) enter into any transactions with ABB or its Affiliates or any of their officers, directors, employees, consultants, agents or other representatives (other than in the ordinary course of business consistent with past practices) to the extent the obligations arising from any such transaction constitute a Liability of the NB Group or an Additional Business Liability;

     (xviii) make any payment of, or commitment (which would constitute a Liability of the NB Group after the Closing Date) to pay, any severance or termination payment to any Person or any of its officers, directors, employees, consultants, agents or other representatives employed in the Business, other than payments pursuant to existing Contracts or Employee Benefit Plans;

       (xix) reassign or transfer any employees of ABB or its Affiliates who are not involved in the Business as of the date hereof to the Business or to duties primarily engaged in the Business, except in the ordinary course of business consistent with past practices; or

        (xx) agree, whether in writing or otherwise, to do any of the foregoing.

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          (c) ABB and its Affiliates shall submit for review by an accounting firm of international standing mutually acceptable to ABB and Purchaser (the "REVIEWING FIRM") each bid for a Contract made by ABB or any of its Affiliates after the date of this Agreement which, if such Contract had been entered into prior to the date hereof, would have been required to have been disclosed on
Schedule 5.11, together with such information relating to such bid as the Reviewing Firm shall reasonably request for purposes of making the determination provided for in this Section 7.1(c). The Reviewing Firm shall be authorized and directed by the parties to advise Purchaser, immediately prior to the Closing, whether, in the judgment of the Reviewing Firm, such bid, individually or when aggregated with all other bids submitted to the Reviewing Firm pursuant to this
Section 7.1(c), if awarded, would have, or would reasonably be expected to have, a Material Adverse Effect on the Business. It is understood and agreed that the Reviewing Firm should not, under any circumstances, at any time prior to the Closing, disclose to or otherwise provide Purchaser and/or its Affiliates access to any bid or any other information made available to the Reviewing Firm pursuant to this Section 7.1(c) and, if this Agreement is terminated and the Transaction is abandoned pursuant to Article 9, the Reviewing Firm shall be required to return all written information (including any copies thereof) to ABB.

7.2.      NOTICE OF CHANGES

          ABB shall promptly notify Purchaser of (i) any actions, suits, claims or proceedings or, to the knowledge of ABB, investigations commenced against any Business Unit that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.15 or 5.16; and (ii) the damage or destruction by fire or other casualty of any material asset (or part thereof) of the Business or in the event that any such material asset (or part thereof) becomes the subject of any proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

7.3.      ACCESS TO INFORMATION

          ABB shall, and shall cause its Affiliates to, afford to Purchaser and its accountants, counsel and other representatives reasonable access during the period prior to the Closing to all the properties, books, contracts, commitments, information regarding decisions to maintain or abandon Intellectual Property, Tax Returns (excluding the U.S. consolidated federal income Tax Returns that include any ABB Affiliates other than the NB Group and any U.S. state or local combined, unitary or stand alone Tax Returns of or including any ABB Affiliate other than the NB Group, PROVIDED, HOWEVER, that ABB shall provide to Purchaser pro forma separate company Tax Returns of any member of the NB Group that is included in a consolidated, combined or unitary Tax Return of ABB or any ABB Affiliate) and records of the Business, and

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during such period shall furnish promptly to Purchaser any information concerning the Business as Purchaser may reasonably request; and shall use all reasonable efforts to cause their officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Purchaser's representatives in connection with such review and examination; PROVIDED, HOWEVER, that ABB is under no obligation to disclose to Purchaser (i) any information the disclosure of which, in ABB's reasonable opinion, is restricted by Contract or Applicable Law except in strict compliance with the applicable Contract or Applicable Law (it being understood that ABB shall use reasonable commercial efforts to obtain any necessary consent for disclosure under such Contract); (ii) any information as to which the attorney client privilege, the attorney work product doctrine or the self evaluative privilege may be available, until a mutually satisfactory joint defense agreement has been executed by Purchaser and ABB; (iii) the medical records pertaining to any employee or former employee of the Business until after the Closing; or (iv) any "Classified Information" other than in compliance with NRC and any other applicable government security regulations. All requests for information, to visit facilities or to meet with ABB's or its Affiliates' representatives shall be made in writing and directed to and coordinated with the person(s) designated to Purchaser from time to time by ABB or its Affiliates as the "NB Coordinators". Purchaser acknowledges that any information being provided to it or its representatives by ABB or its Affiliates, or by the Business Units or the NB Group, is subject to the terms of the confidentiality undertaking dated May 20, 1999, made by Purchaser in favor of ABB and its Affiliates, which terms are incorporated herein by reference; provided that any information made available to Purchaser or its Affiliates or representatives by ABB or its Affiliates, or by the Business Units or the NB Group, may be provided to Purchaser's principal shareholder, the Department of Trade and Industry, and its advisers or representatives, who, by the time the information is provided, will have agreed in writing (a copy of which agreement shall be provided to ABB) to keep such material confidential. Nothing contained herein is intended to limit or restrict Purchaser's use or disclosure of information concerning the Business following the Closing.

7.4.      GOVERNMENTAL APPROVALS

          (a) Each of ABB and Purchaser shall as promptly as practicable (i) file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form, and any supplemental information requested in connection therewith, under the HSR Act required for the Transaction; (ii) file with the Committee on Foreign Investment in the United States the voluntary notification under the Exon-Florio Amendment for the Transaction; (iii) file with the NRC or applicable Governmental Authority in the relevant Agreement States such applications for licenses or license transfers as necessary in connection with the Transaction; and (iv) comply with Applicable Law pursuant to which any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority in connection with the Transaction is necessary. Each of ABB and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, registration or declaration which is necessary under Applicable Law. ABB and Purchaser shall keep each other appraised of the status of any communications with, and any inquiries or requests (formal or informal) for additional information or documentary material from, any Governmental Authority, and shall comply promptly with any such inquiry or request. ABB and Purchaser shall each use all reasonable efforts to obtain any consent, approval, order or authorization of any Governmental Authority, necessary in connection with the Transaction or to resolve any objections which may be asserted by any Governmental Authority with respect to the Transaction.

          (b) Subject to the terms and conditions of this Agreement, each party shall use all reasonable efforts to cause the Closing to occur as promptly as practicable. Without limiting the generality of the foregoing, each party shall use all reasonable efforts to (i) defend against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the Transaction; (ii) seek to prevent the entry or imposition of any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition by any court or other Governmental Authority; and (iii) appeal and seek to have vacated or reversed as promptly as possible any such injunction, order, stay or other restraint or prohibition that is not yet final and nonappealable.

          (c) Purchaser shall use all reasonable efforts to obtain as promptly as practicable all permits, licenses, approvals, consents and authorizations by or of Governmental Authorities required by Applicable Law or contract to which Purchaser is a party for Purchaser and/or its Affiliates to own and control the NB Group or for the NB Group to conduct the Business following the Closing and to own the properties of the Business (each, a "PURCHASER PERMIT"), and ABB shall, and shall ensure that the Business Units will, cooperate with Purchaser in connection therewith. Notwithstanding the foregoing, Purchaser shall not be obligated to obtain any Purchaser Permit which Applicable Law requires be obtained by ABB rather than the Purchaser.

          (d) Notwithstanding anything to the contrary which may be contained herein, Purchaser undertakes, at its sole cost, to comply in good faith with all restrictions or conditions, if any, imposed by any Governmental Authority with respect to antitrust laws as a requirement for granting any necessary clearance or terminating any applicable waiting period, unless compliance with such restrictions or conditions would require Purchaser to divest or restrict operations to an extent which would materially and adversely affect British Nuclear Fuels plc, Westinghouse Electric Company LLC or the NB Group after the Closing.

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          (e) Pursuant to Connecticut's Transfer of Hazardous Waste
Establishment Act ("TRANSFER ACT"), the relevant Affiliate of ABB shall, on or before the Closing Date, certify to the Connecticut Governmental Authorities that, to the extent necessary to minimize or mitigate a threat to human health or the environment, such Affiliate shall contain, remove or otherwise mitigate the effects of any Release of Hazardous Substance (including those defined pursuant to Section 22a-134 of the Transfer Act) on the sites currently owned by ABB and/or its Affiliate in the State of Connecticut included in the Business, in accordance with such procedures and time schedule approved by the applicable Connecticut Governmental Authorities pursuant to an order, stipulated judgment, or consent agreement. Unless otherwise agreed in Section 10.2, ABB shall perform, at its sole cost and expense, all actions necessary to implement the procedures required by the Connecticut Governmental Authorities pursuant to the Transfer Act. Purchaser is entitled, during the term that it retains any possessory or ownership interest in any facilities or establishments subject to the Transfer Act, to participate in any actions at those facilities that are subject and give rise to the obligations of ABB and/or its Affiliates under the Transfer Act.

7.5.      THIRD-PARTY CONSENTS

          (a) ABB and Purchaser will cooperate and use all their respective reasonable efforts to obtain as promptly as reasonably practicable all consents, approvals and waivers required by third Persons in connection with the Pre-Closing Reorganization and the Transaction (including, to the extent required, agreement to novation of Contracts with Governmental Authorities in the United States and elsewhere).

          (b) If any and all consents, approvals or waivers necessary for the assignment or transfer of any Contract or Intellectual Property, or any right arising thereunder or resulting therefrom, shall not have been obtained prior to the Closing Date (other than with respect to consents, approvals or waivers relating to a Local Agreement which has not been executed as of the Closing
Date), then the parties shall use all reasonable efforts (without expenditure, in the aggregate, of any material sum) to the extent permitted by Applicable Law to provide Purchaser with the benefits, if any, of such Contracts and Intellectual Property, and, in the case of such Contracts and Intellectual Property, to relieve ABB and its Affiliates of the performance and other obligations and liabilities, if any, relating to or arising thereunder. Purchaser shall, and shall cause its Affiliates to, pay, perform and discharge and indemnify ABB and its Affiliates against, and hold them harmless from, all obligations and liabilities of ABB and/or its Affiliates relating to such performance or failure to perform under such Contracts or Intellectual Property, including any related guarantees, in each case if Purchaser or its Affiliates have received the benefit, if any, thereof pursuant to this Section 7.5 (provided that, if Purchaser or its Affiliates have only received from ABB and its Affiliates a proportion of such benefit, if any, then Purchaser or its Affiliates shall only have the obligation to indemnify ABB and its Affiliates in

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the same proportion as the proportion of the benefit received bears to the total benefit), and, in the event of a failure of such indemnity, ABB shall cease to be obligated under this Agreement in respect of the Contract or Intellectual Property which is the subject of such failure.

7.6.      EMPLOYEE MATTERS

          (a) Purchaser and its Affiliates shall be solely responsible for all compensation accruing for service on and after the Closing Date with respect to the Closing Business Employees. Except as provided in Section 7.6(h), Purchaser shall also assume and be solely responsible for all compensation accrued but unpaid as of the Closing Date with respect to the Business Employees, and the liability for such compensation shall be treated as a liability of the Business for purposes of calculating the Actual Equity.

          (b) Subject to Section 7.6(c), Purchaser shall, and shall cause its Affiliates to, for a period beginning on the Closing Date and ending no earlier than December 31, 2000, provide for the Closing Business Employees, compensation and employee benefit plans and arrangements which in the aggregate are comparable to the compensation and employee benefit plans and arrangements provided to Closing Business Employees immediately prior to the Closing Date.

          (c) With respect to any collective bargaining agreement that relates to Closing Business Employees, Purchaser shall, and shall cause its Affiliates to: (i) recognize each union which at the Closing Date represents any group of Closing Business Employees as the collective bargaining representative of such group of Closing Business Employees as of the Closing Date; and (ii) assume the obligations for Closing Business Employees under any such collective bargaining agreement and any obligations under any such collective bargaining agreement for retiree welfare benefits referred to in SCHEDULE 5.13. Effective as of the Closing Date, Purchaser shall, and shall cause its Affiliates to, establish and qualify or register with applicable authorities, and become the plan administrator of, such employee benefit plans which are required for the Closing Business Employees under the terms of any collective bargaining agreement.

          (d) From and after the Closing Date, Purchaser shall, and shall cause its Affiliates to, credit to the Closing Business Employees, under all employee benefit plans, employee benefit arrangements and employee compensation policies and practices of Purchaser and its Affiliates, all prior service recognized by ABB or any of its Affiliates with respect to such Closing Business Employees prior to the Closing Date, provided that such service shall be credited for purposes of eligibility to participate in, vesting, eligibility for early retirement (including any subsidized benefit provided upon retirement), optional forms of distribution, but not, except as otherwise provided in this Section 7.6, for purposes of determining the amount of

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any benefit under any "employee pension benefit plan" (as defined in Section
3(2) of ERISA) maintained by the Purchaser or any of its Affiliates. From and after the Closing Date, ABB shall, and shall cause its Affiliates to, credit to the Closing Business Employees, under the Asea Brown Boveri Inc. Cash Balance Pension Plan, the Pension Plan for Employees of Asea Brown Boveri Inc. and the defined benefit portion of the ABB Retirement Income Plan Restoration Plan (the "RESTORATION PLAN") (the "ABB RETIREMENT PLANS") all post-Closing service recognized by Purchaser or any of its Affiliates with respect to such Closing Business Employees, provided that such service shall be credited for purposes of vesting and eligibility for early retirement (including any subsidized benefit provided upon retirement) and optional forms of distribution, but not for purposes of determining the amount of any benefit under such plans. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any "welfare plan" (as defined in Section 3(1) of ERISA), expenses and claims previously recognized for similar purposes under the applicable welfare plan of ABB or any of its Affiliates shall be credited or recognized under the welfare plan of the Purchaser and its Affiliates. Notwithstanding anything in this Section 7.6 to the contrary, Purchaser shall, and shall cause its Affiliates to, give the Closing Business Employees full credit for all prior service recognized by ABB with respect to such Closing Business Employees immediately prior to the Closing Date under the vacation pay plan or policy and severance pay plan or policy of Purchaser and its Affiliates. Purchaser shall make available to all Closing Business Employees who are participating in the group health plan of ABB or any of its Affiliates (including medical and dental benefits) immediately prior to the Closing Date a group health plan (including medical and dental benefits) which has no waiting period for such Closing Business Employees with respect to eligibility to enroll and participate and no exclusions or limitations based on pre-existing conditions for such Closing Business Employees.

          (e) Purchaser agrees that as of and immediately after the Closing Date, Purchaser or its Affiliates shall offer continued employment to all Closing Business Employees so that such Closing Business Employees shall be afforded the opportunity for uninterrupted employment before and immediately after the Closing Date. ABB and Purchaser agree that the Transaction shall not constitute a severance of employment of any Closing Business Employee, and that such Closing Business Employees will be deemed for all purposes to have continuous and uninterrupted employment before and immediately after the Closing. Purchaser shall indemnify and hold ABB and its Affiliates harmless from and be responsible for any claims made by any Closing Business Employee for severance or other benefits based on separation, for any claims based on breach of contract and for any other claims arising out of or in connection with the employment, or the suspension or termination of employment of, any Closing Business Employees; provided that Purchaser's obligation to indemnify ABB and its Affiliates with respect to any claim by a Closing Business Employee that the Transaction constitutes a termination, or constructive termination, of employment shall be limited to claims arising from the actions of Purchaser, including, but not limited to, Purchaser's termination of a Closing Business Employee's employment, or reducing the compensation of, or changing the position or terms and conditions of employment of, a Closing Business Employee, on or after the Closing Date. Purchaser shall not be responsible for, and shall be under no obligation to indemnify ABB or its Affiliates with respect to, any claims made by Closing Business Employees for severance or other benefits or claims based solely on the Transaction and ABB shall indemnify and hold Purchaser harmless from, and be responsible for, any claims made by Closing Business Employees for severance or other benefits or claims based solely on the Transaction.

          (f) Effective as of the Closing Date, Purchaser shall assume and be solely responsible for all liability of ABB and its Affiliates for post-retirement and post-termination health benefits and/or coverage (including medical and dental benefits) and post-retirement and post-termination life insurance benefits and/or coverage for Closing Business Employees and their respective dependents and those Former Business Employees and their respective dependents who are entitled to such benefits by virtue of being covered under a collective bargaining agreement referred to in SCHEDULE 5.13. On and after the Closing Date, Purchaser shall indemnify and hold harmless ABB for any and all Losses including reasonable legal fees and disbursements) relating to post-retirement and post-termination health benefits and/or coverage (including medical and dental benefits) and post-retirement and post-termination life insurance benefits and/or coverage for Closing Business Employees and for Former Business Employees and their dependents referred to in the immediately preceding sentence. For purposes of determining Actual Equity under Article 2 hereof, post-retirement welfare benefits shall be valued based on the actuarial assumptions and methodology used by ABB and its Affiliates in developing the OPEB liability component of the "Pension Liabilities" for September 30, 1999 shown under column "Actual 9909" in the balance sheet for NBUS in the Financial Statements provided to Purchaser, provided that the interest rate shall be discount rate in effect as of December 31, 1999 for purposes of Statement of Financial Accounting Standards 132 (one hundred thirty-two) disclosure.

          (g) Except as otherwise provided in this Section 7.6, effective as of the Closing Date, Purchaser shall assume, and the NB Group shall retain, liability for employee benefit plans and bonus, incentive compensation, severance or termination pay, death benefit, welfare benefit, incentive, profit-sharing, pension, retirement, deferred compensation, medical, life, disability, accident, salary continuation, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment benefit, and fringe benefit plans, programs and arrangements and employment, consulting, termination and severance contracts or agreements, in each case covering Business Employees, and ABB and its Affiliates shall have no further liability with respect to such plans, programs, arrangements, contracts or agreements.

          (h) ABB and/or its Affiliates shall, with respect to Business Employees, continue to be responsible after the Closing Date for welfare benefits or claims (whether submitted before or after the Closing Date) which will, by reason of events which took place prior to the Closing Date, become payable under any group life insurance policy, accidental death and dismemberment policy, group health program (including medical and dental benefits) or any flexible spending account plan maintained by ABB and/or its Affiliates in the United States with respect to such Business Employees. In the case of health benefits, the event referred to in the immediately preceding sentence is the provision of the service for which the reimbursement or payment is sought by the employee. ABB and/or its Affiliates shall also continue to be responsible after the Closing Date for: (1) the benefits accrued by Business Employees as of the Closing Date under the ABB Retirement Plans, including any benefits to which such employees become entitled as a result of service with Purchaser or its Affiliates that is credited for certain purposes under such plans pursuant to Section 7.6(d); (2) benefits payable to Business Employees under the Personal Retirement Investment and Savings Management Plan for Employees of Asea Brown Boveri Inc. and the Personal Retirement Investment and Savings Management Plan for Certain Represented Employees of the Asea Brown Boveri Inc. (the "ABB SAVINGS PLANS"); (3) except as otherwise specified in this
Section 7.6, liability for post-retirement and post-termination health benefits and/or coverage (including medical and dental benefits) and post-retirement and post-termination life insurance benefits and/or coverage for Former Business Employees and their dependents; and (4) provision of coverage required under COBRA for Business Employees becoming entitled to such coverage before the Closing Date. At the discretion of Purchaser, stay bonuses may be paid to the individuals listed on Schedule 7.6(h) in the amounts of six months of each such individual's base salary at the Closing Date, which bonuses, if any, shall be paid on a date which occurs no later than twelve months following the Closing Date. Purchaser shall bill ABB for, and ABB shall promptly reimburse Purchaser for the amount of, 50% of such stay bonuses actually paid. ABB or its Affiliates shall be responsible after the Closing Date for any incentive, bonus or similar payment (other than the stay bonuses described in Schedule 7.6(h)) committed to by ABB or its Affiliates to a Closing Business Employee on account of the Transaction. Purchaser shall provide to ABB within twenty days of the date of this Agreement, and subject to ABB's approval prior to the distribution of such letter to any individual listed in Schedule 7.6(h), a form of letter to each such individual describing the terms and conditions of the stay bonus referred to in this Section 7.6(h).

          (i) Purchaser shall indemnify ABB for any Actuarial Losses (as defined below) with respect to the Asea Brown Boveri Inc. Cash Balance Pension Plan (the "CASH BALANCE PLAN") and the defined benefit portion of the Restoration Plan resulting from any Closing Business Employee terminating employment and commencing the receipt of benefits prior to age 65 during the Relevant Period (as defined below). Such indemnification shall occur within 30 days after the Actuarial Losses for each Plan year of the Cash Balance Plan and the Restoration Plan or portion thereof within the Relevant Period are determined by ABB's Actuary and communicated to Purchaser and Purchaser's actuary, or, if Section 7.6(s) hereof applies, within 30 days following a determination by the impartial actuary under Section 7.6(s). The "Relevant Period" is the period from the Closing Date through December 31, 2004. Purchaser shall cooperate with ABB in providing data to enable ABB to determine any Actuarial Losses. Actuarial Losses shall be determined by ABB's actuary and shall be equal to the amount by which
(i) the aggregate actual benefits to the Closing Business Employees to which the Closing Business Employees are entitled under the terms of the Cash Balance Plan and the defined benefit portion of the Restoration Plan for each Plan year or portion of a Plan year of the Cash Balance Plan and the Restoration Plan falling within the Relevant Period exceeds (ii) 105% (one hundred five percent) of the aggregate accumulated benefit obligation with respect to the Closing Business Employees receiving a distribution under the Cash Balance Plan and the defined benefit portion of the Restoration Plan for the Relevant Plan year, but in no event shall Actuarial Losses be indemnified for any Plan year for which Actuarial Losses do not exceed $150,000 (one hundred fifty thousand dollars) or a pro rata portion of $150,000 (one hundred fifty thousand dollars) or for a partial Plan year based on the ratio of the number of days in such partial Plan year to 365. The determination of the accumulated benefit obligation with respect to the applicable employees for each Plan year shall be based upon the actuarial assumptions and methodology used for purposes of Statement of Financial Accounting Standards Number 87 (eighty-seven), uniformly applied for all participants in the Cash Balance Plan and the Restoration Plan, as contained in the actuarial valuation for the Cash Balance Plan prepared by ABB's actuary as of the first day of each such Plan year.

          (j) Effective as of the Closing Date, Purchaser shall be responsible for any claims (whether made before or after the Closing Date) and related losses and expenses under any workmen's compensation or employer liability law, self-insured plan or employee benefit plan or otherwise, in each case resulting from a work-related accident or event which results in bodily injury or disease or from continuous or repeated exposure while on the job to conditions which result in bodily injury or disease or from any other occurrence which is otherwise covered under applicable workmen's compensation law with respect to the Business Employees.

          (k) Effective as of the Closing Date, Purchaser shall be responsible for all short-term disability benefits and long-term disability benefits for the Business Employees (including, for the avoidance of doubt and without limitation, Closing Business Employees and Former Business Employees and their respective dependents) and, except as otherwise provided in Section 7.6(h), any rights to medical, dental, health, life or welfare benefits arising before or after the Closing Date and any pension benefits accrued on or after the Closing Date for persons on short-term or long-term disability.

          (l) Effective as of the Closing Date, Purchaser shall be responsible for all obligations under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA") with respect to all Closing Business Employees.

          (m) As soon as practicable following December 31, 2000, Purchaser shall take all actions necessary to cause one or more defined contribution plans designated by Purchaser (the "PURCHASER SAVINGS PLANS") to permit each Closing Business Employee who is a participant in the Personal Retirement Investment and Savings Management Plan for Employees of Asea Brown Boveri Inc. or the Personal Retirement Investment and Savings Management Plan for Certain Represented Employees of Asea Brown Boveri Inc. (the "ABB SAVINGS PLANS") as of the Closing Date to effect a direct rollover of the taxable portion of such participant's accrued benefits under the respective ABB Savings Plan to a Purchaser Savings Plan. In connection with any such direct rollover elected by any such employee, Purchaser shall allow any such employee's outstanding loan and related promissory note under the ABB Savings Plan to be directly rolled-over into a Purchaser Savings Plan. Effective as of the Closing Date, ABB shall take all actions necessary to vest the Closing Business Employees in their respective account balances under the ABB Savings Plans as of the Closing Date.

          (n) As soon as practicable following the Closing Date, ABB and Purchaser shall cause to be transferred from the Asea Brown Boveri Inc. Master Trust (the "MASTER TRUST") to one or more trusts or insurance contracts established by Purchaser as of the Closing Date the assets of such Master Trust which are as of the date of transfer attributable to the following Employee Benefit Plans: (i) Pension Plan for Employees of ABB Combustion Engineering Nuclear Power, Inc. Represented by the Teamsters Local Union No. 688, Affiliated with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America (Hematite)/Combustion Engineering, Inc.; (ii) Pension Plan for Employees of ABB Combustion Engineering Nuclear Power, Inc. Represented by the International Guards Union of America Local No. 45 (Hematite)/Combustion Engineering, Inc.; (iii) Pension Plan for Employees of ABB Combustion Engineering Nuclear Power, Inc., Represented by the International Brotherhood of Boilermakers, Iron Shipbuilders, Blacksmiths, Forgers and Helpers, Subordinate Lodge No. 558(AFL-CIO) (Windsor)/Combustion Engineering, Inc.; (iv) Pension Plan for

Employees of ABB Combustion Engineering Nuclear Power, Inc., Represented by the International Brotherhood of Boilermakers, Iron Shipbuilders, Blacksmiths, Forgers and Helpers, Subordinate Lodge No. 651 (AFL-CIO) (Newington)/ Combustion Engineering, Inc.; and (v) Pension Plan for Employees of ABB Combustion Engineering Nuclear Power, Inc., Represented by District No. 9 of the International Association of Machinists and Aerospace Workers (Hematite)/Combustion Engineering, Inc. (collectively "REPRESENTED ABB RETIREMENT PLANS"). Pending such transfer, ABB shall cause the Trustee of the Master Trust to pay all benefits under the Represented ABB Retirement Plans. Such transfer of assets shall take place within 90 days after the Closing Date; provided, however, in no event shall such transfer of assets take place until at least five (5) days after Purchaser has provided ABB with the form of such transferee trust or insurance contract and ABB has approved the form thereof, which approval will not be unreasonably withheld. This Section 7.6(n) assumes that the aggregate amount of the assets as of the Closing under each of the Represented ABB Retirement Plans ("AGGREGATE ASSETS") are equal to the aggregate amount of the liabilities as of the Closing Date under each Represented ABB Retirement Plan where the amount of such liabilities for each Represented ABB Plan is determined based on the actuarial assumptions and methodology as specified in Schedule 7.6(n) ("AGGREGATE LIABILITIES"). If the amount of the Aggregate Assets as of the Closing Date is not equal to the amount of the Aggregate Liabilities as of the Closing Date, then the Actual Equity will be adjusted as follows: (a) if the amount of the Aggregate Assets as of the Closing Date exceeds the amount of the Aggregate Liabilities as of the Closing Date, the Actual Equity shall be increased by the amount of such difference; and (b) if the amount of the Aggregate Liabilities as of the Closing Date exceeds the amount of the Aggregate Assets as of the Closing Date, the Actual Equity shall be decreased by the amount of such difference. Prior to the Closing Date, Purchaser shall prepare amendments to the Represented ABB Retirement Plans, effective as of the Closing Date, pursuant to which such plans shall be amended to delete Asea Brown Boveri Inc. as plan administrator and named fiduciary of each such plan and to provide that all powers, duties and liabilities of Asea Brown Boveri Inc. or its Affiliates under each such plan shall become powers, duties, authority and liabilities of the Purchaser and its Affiliates, effective as of the Closing Date. Purchaser shall share such amendments with ABB at least five (5) days in advance of the Closing Date and shall obtain ABB's approval to the form of such amendments, which approval shall not be unreasonably withheld. Purchaser shall take such action as is necessary to adopt such amendments effective as of the Closing Date.

          (o) Effective as of the Closing Date, Purchaser shall adopt the ABB Executive Life Insurance Plan (the "EXECUTIVE LIFE INSURANCE PLAN") for the benefit of the Closing Business Employees covered by such plan on the Closing Date, and the parties hereto shall take all steps necessary so that Purchaser
(i) shall be substituted for ABB or its Affiliates as the owner of those portions of the split dollar life insurance policy maintained pursuant to the Executive Life

Insurance Plan which were formerly owned by ABB or its Affiliates; and (ii) shall succeed to all rights of ABB and its Affiliates under such policy. The cash value of such split dollar life insurance policy shall be treated as an asset of the Business for purposes of calculating the Actual Equity.

          (p) Effective as of the Closing Date, Purchaser shall establish an employee benefit plan for the benefit of the Business Employees (and their beneficiaries) who participate in the ABB Deferred Compensation Plan (the "DEFERRED COMPENSATION PLAN") as of the Closing Date (such Business Employees shall be referred to as the "DEFERRED COMPENSATION PLAN EMPLOYEES") pursuant to which Purchaser shall assume all liabilities and obligations of ABB and its Affiliates under the Deferred Compensation Plan with respect to the Deferred Compensation Plan Employees, which obligations shall be treated as a liability of the Business for purposes of calculating the Actual Equity.

          (q) It is understood that Forsakringsbolaget SPP and/or its Affiliates may in the future allocate, credit, refund or pay client company funds (FORETAGSANKNUTNA MEDEL) to affiliated employers. If at any time NBSE or the Swedish Unit, or any other company in the NB Group, receives any allocation, credit, refund, payment or other benefit from SPP and/or its Affiliates attributable to funds paid by NBSE or the Swedish Unit prior to the Closing (the "SURPLUS ENTITLEMENT"), Purchaser shall, or shall cause its Affiliates to, promptly transfer such Surplus Entitlement to ABB or its designated Affiliate(s) at no cost to them and without further consideration; PROVIDED that if any or all of such Surplus Entitlement is not transferable under Applicable Law to ABB or its designated Affiliate(s), Purchaser shall, or shall cause its Affiliates to, promptly pay to ABB or its designated Affiliate(s), in cash by wire transfer in immediately available funds to the account or accounts designated by ABB, an amount equal to such portion of the Surplus Entitlement which cannot be so transferred but which Purchaser and its Affiliates can immediately obtain and utilize (it being understood and agreed that, if only a portion of the Surplus Entitlement can be immediately obtained and utilized by Purchaser and its Affiliates, Purchaser shall make one or more further such payments as and when additional portions of the Surplus Entitlement can be so obtained and utilized). Purchaser agrees that it shall, and shall cause its Affiliates to, take such action, and cooperate with ABB and its Affiliates, as is reasonably required (without Purchaser and its Affiliates incurring any material costs) to obtain the Surplus Entitlement. Any transfer or payment to ABB with respect to any portion of such Surplus Entitlement shall be reduced to the extent necessary to hold Purchaser and its Affiliates harmless from any Taxes imposed on them with respect to such portion of the Surplus Entitlement.

          (r) For purposes of determining the adjustment and the amounts payable under Sections 2.5 and 2.6 of this Agreement, all costs and liabilities under the Foreign Employee

Benefit Plans shall be determined under IAS 19 (paragraphs 64 and 65) and, in the case of Foreign Employee Benefit Plans promising a defined benefit, based on the actuarial assumptions and methodology set forth in Schedule 7.6(r). ABB and its Affiliates shall provide Purchaser's actuaries and accountants with the data necessary to review such determination and any disagreement as to the proper amount shall be resolved in the manner set forth in Section 7.6(s).

          (s) Any actuarial determinations by ABB's or Purchaser's actuary shall be based on the assumptions and methodologies provided in each instance provided in this Section 7.6 for the applicable actuarial determination and shall be subject to review by the other party's actuary. If there is any dispute as to an actuarial determination that cannot in good faith be resolved within 30 days of the date the determination and supporting data are provided to the applicable party, ABB and Purchaser shall jointly select a third-party, impartial actuary to resolve the dispute. If the parties cannot jointly select a third-party, impartial actuary within 15 days of the end of the 30-day period, the President of the Conference of Consulting Actuaries shall select an impartial actuary. The cost of the impartial actuary shall be shared equally by ABB and Purchaser.

7.7.      SHARED ASSETS

          (a) In the event any properties, assets or rights of the Business are also used or held for use by ABB and/or its Affiliates in, or otherwise also relate to, activities which do not form part of the Business, then:

         (i) in the case of any real property, or lease in respect thereof, the relevant company in the ABB Group shall have the right to lease or sublease, as the case may be, from the NB Group, on an arms-length basis, the portion of such real property used or held for use by it as of the Closing Date for purposes similar to the purposes for which such portion is used or held for use as of the Closing Date;

        (ii) in the case of any Intellectual Property, or license in respect thereof, the ABB Group shall have the right to license or sublicense to use, practice and/or sublicense, as the case may be, on an arm's-length basis from the NB Group, any Intellectual Property used, practiced or held for use by any entity in the ABB Group as of the Closing Date, in a manner similar to the manner in which such Intellectual Property is used, practiced or held for use as of the Closing Date; and

       (iii) in the case of any Contract, the relevant company in the ABB Group shall have the right to enter into a subcontract or similar arrangement, on a back-to-back basis, with the NB Group in respect of the relevant portion of such Contract.

          (b) The parties shall use all reasonable efforts to ensure that their respective Affiliates enter into agreements in form and substance reasonably satisfactory to each of them formalizing the arrangements referred to in this
Section 7.7.

          (c) Paragraphs (a) and (b) above shall apply MUTATIS MUTANDIS in the event any properties, assets or rights of activities of ABB and/or its Affiliates which do not form part of the Business are also used or held for use in, or otherwise relate to, the Business.

7.8.      CERTAIN INFORMATION

          (a) After the Closing, upon reasonable written notice, ABB and Purchaser shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, to such information, personnel and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense or prosecution of, or response required under or pursuant to, any lawsuit, action or proceeding or in order to enable the parties to comply with this Agreement.

          (b) ABB and Purchaser shall, and shall use all reasonable efforts to ensure that their respective Affiliates will, retain for a period of five (5) years after the Closing Date all such records pertinent to the Business which are owned by such Person immediately after the Closing. After the expiration of such period, and before disposing of any such records, the applicable party shall give notice to such effect to the other, and shall give the other, at the other's cost and expense, a reasonable opportunity to remove and retain all or any part of such records as the other may select. This Section 7.8 does not relate to cooperation with respect to Tax matters (to which Section 7.9 is applicable).

7.9.      TAX MATTERS

          (a) ABB shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns with respect to the assets, income or operations of the Business required by Applicable Law to be filed by the NB Group for all taxable years or other taxable periods ending on or prior to the Closing Date. All such Tax Returns shall be prepared in accordance with Applicable Law. ABB shall pay or cause to be paid all Taxes (i) shown on any such Tax Returns to the extent due on or prior to the Closing Date and (ii) shown on any such Tax Returns due after the Closing Date with respect to taxable years or periods ending on or prior to the Closing Date (including the portion of the Straddle Period (as defined below) that ends on the Closing Date) to the extent such Taxes exceed the accrual for Taxes (not including any net accrual for book/tax timing differences) on the books and records of the NB Group on the Closing Date, as confirmed in the calculation of Actual Equity in the Final Audit Report (as such accrual may have been reduced to reflect prior charges against such accrual). With respect to all separate company Tax Returns of the NB Group (or, with respect to any member of the NB Group that is included in a consolidated, combined or unitary Tax Return of ABB or any ABB Affiliate, pro forma separate company Tax Returns of such member) due after the Closing Date, ABB shall provide Purchaser with a copy of such Tax Returns, along with a notice setting forth in reasonable detail the calculations regarding the Taxes shown as due on such Tax Returns at least thirty (30) days prior to the due date for filing such Tax Returns, and after Purchaser's review and approval of such Tax Returns (which approval shall not be unreasonably withheld or delayed), Purchaser shall remit to ABB or its designated Affiliate within five (5) business days after Purchaser's approval of such Tax Returns the lesser of (i) the Taxes shown as due on such Tax Returns and (ii) in the case of a member of the NB Group that is included in a consolidated, combined or unitary Tax Return of ABB or any ABB Affiliate, the amount of the Tax liability such member would have paid ABB or such ABB Affiliate under a Tax sharing agreement or similar agreement, or consistent with past practices if such member had not been sold to Purchaser, but in an amount not in excess of the accrual for Taxes (not including any net accrual for book/tax timing differences) on the books and records of the NB Group on the Closing Date, as confirmed in the calculation of Actual Equity in the Final Audit Report (as such accrual may have been reduced to reflect prior charges against that accrual); PROVIDED, HOWEVER, ABB shall not be obligated to submit any such Tax Returns to Purchaser for its review and approval to the extent that ABB does not request a remittance of any amount for Taxes shown to be due on such Tax Returns. Except to the extent of any refund of Taxes for which a receivable was reflected in the calculation of Actual Equity in the Final Audit Report, ABB shall be entitled to all refunds (including, without limitation, to interest with respect thereto) of Taxes received by or on behalf of the NB Group relating to any periods ending on or prior to the Closing Date and, with respect to the Straddle Period, the portion of such period that ends on and includes the Closing Date. Purchaser shall pay, or cause to be paid, to ABB any and all such refunds promptly after receipt thereof by Purchaser or its Affiliates. At the request of ABB, Purchaser shall file, or cause to be filed, any claims for such refunds.

          (b) Purchaser shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns with respect to the assets, income or operations of the Business required by Applicable Law to be filed by the NB Group for any taxable period beginning prior to, and ending after, the Closing Date (the "STRADDLE PERIOD"). Purchaser shall provide ABB with a copy of such Tax Returns, along with a notice setting forth in reasonable detail the calculations regarding ABB's share of Taxes shown as due on such Tax Returns, at least thirty (30) days prior to the due date for filing such Tax Returns, and after ABB's review and approval of such Tax Returns (which approval shall not be unreasonably withheld or delayed), ABB shall remit to

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Purchaser ABB's allocable share of Taxes for the Straddle Period in accordance with the terms of Section 7.9(g) and Purchaser shall file or cause such Tax Returns to be filed. Any Taxes with respect to assets, income or operations of the NB Group that relate to a Straddle Period shall be apportioned between ABB and Purchaser as determined from the books and records of the NB Group during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income or expenses, as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis; and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the NB Group as though the taxable year of the NB Group terminated at the close of business on the Closing Date.

          (c) Purchaser shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns with respect to the assets, income or operations of the Business required by Applicable Law to be filed by the NB Group for all taxable periods commencing after the Closing Date and shall duly pay or cause to be paid all Taxes payable for such periods with respect to the assets, income or operations of the Business.

          (d) ABB and Purchaser shall each provide the other with such assistance as may be reasonably requested (including making employees reasonably available to provide information or testimony) in connection with the preparation or filing of any Tax Return, any Tax Controversy (as defined in paragraph (e) below), or the determination of liability for Taxes with respect to the assets, income or operations of the Business. Such assistance shall include the retention and (upon the other party's reasonable request), the provision of records and information that are relevant to any Tax, Tax Return, or Tax Controversy. ABB and Purchaser each shall, and shall ensure that its Affiliates will, retain until seven (7) years after the Closing Date or, if the applicable statute of limitation has been extended by virtue of any Tax Controversy, the later of (i) sixty (60) days after the expiration of the statute of limitation applicable to the taxable year or period to which such Tax Controversy relates; (ii) the date on which any decision with respect to a Tax Controversy becomes final and nonappealable; and (iii) the execution of a closing agreement with the relevant taxing authority that provides a final and irrevocable termination of the Tax liability to which such Tax Controversy relates, all Tax Returns, books and records, schedules, work papers and material documents of the Business relating to Tax matters that are owned by such Person immediately after the Closing and that relate to the Business or its assets. ABB and Purchaser further agree, upon the reasonable request of the other party, to use reasonable efforts to provide, obtain or execute any certificate or other document from any governmental authority or other Person as may be necessary to

                                      -60-
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mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

          (e) In the event Purchaser or any of its Affiliates receives notice, whether orally or in writing, of any examination, claim, proposed settlement, proposed adjustment or related matter with respect to any Taxes for which Purchaser may be indemnified hereunder ("TAX CONTROVERSIES"), Purchaser shall promptly notify ABB thereof; PROVIDED that failure to give such notification shall not affect the indemnification provided hereunder except to the extent ABB shall have been actually prejudiced as a result of such failure (except that ABB shall not be liable for any interest or other expenses incurred during the period in which Purchaser failed to give such notice). ABB shall be entitled at its sole discretion and expense to handle, control and compromise or settle the Tax Controversies, and shall reasonably inform Purchaser of the progress of the Tax Controversies; PROVIDED that in the event Purchaser waives its rights to indemnification with respect to any Tax Controversy, Purchaser may assume at its expense, and have the sole discretion to handle, control, compromise, or settle such Tax Controversy. ABB shall not settle any Tax Controversies in a manner that would likely affect the Tax liabilities of Purchaser or any member of the NB Group in a material manner for any taxable year or period ending after the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

          (f) Purchaser shall not amend any Tax Return relating to any taxable year or period ending on or prior to the Closing Date without the written consent of ABB, which consent shall not be unreasonably withheld or delayed. ABB shall not, with respect to the NB Group or US I&C Newco, from the date hereof through the Closing Date, (A) settle any Tax audit or dispute with any taxing authority; (B) make or terminate any Tax election of the NB Group; or (C) unless required by Applicable Law, change any Tax accounting method of the NB Group, in each case that will likely affect the Tax liabilities of Purchaser or any member of the NB Group in a material manner for any taxable year or period ending after the Closing Date without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

          (g) Except as limited by the remainder of this Paragraph (g) and subject to the limitations imposed in Article 10, ABB agrees to indemnify and hold harmless Purchaser and the NB Group against all Taxes of the NB Group or with respect to the Business for all periods ended on or prior to the Closing Date and, with respect to the Straddle Period, the portion of such period ending on and including the Closing Date. Notwithstanding the preceding sentence, ABB shall not indemnify and hold harmless Purchaser or the NB Group for any such Taxes to the extent of any accrual for Taxes (not including any net accrual for book/tax timing differences) on the books and records of the NB Group on the Closing Date, as confirmed in the calculation of

                                      -61-
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Actual Equity in the Final Audit Report (as such accrual may have been reduced to reflect prior charges against that accrual). To the extent that a payment is due by ABB to Purchaser pursuant to this Section 7.9(g) with respect to Taxes shown on a Tax Return for the portion of the Straddle Period that ends on the Closing Date, ABB shall pay such Taxes to Purchaser within five (5) business days after ABB's approval of the Tax Return that generated such indemnification payment. Except as set forth in this Section 7.9, the procedures for indemnification set forth in Article 10 shall govern any indemnification for Taxes.

          (h) All Tax sharing agreements or similar agreements with respect to or involving the NB Group shall be terminated as of the Closing Date and, after the Closing Date, neither ABB and its Affiliates nor Purchaser or the NB Group shall be bound thereby or have liability thereunder.

          (i) With respect to NBUS and US I&C Newco, if formed, ABB shall cause the proper Seller to furnish to Purchaser on or before the Closing Date a certification of such Seller's non-foreign status as set forth in Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

          (j) Sellers and Purchaser shall join to make a timely and irrevocable election under Section 338(h)(10) of the Code and similar elections under any applicable state, local or foreign Tax laws (a "SECTION 338(h)(10) ELECTION") for NBUS and each of its Subsidiaries and US I&C Newco, if formed (the "TARGET COMPANIES"). Each Seller, Purchaser, and the Target Companies shall report the purchase of the shares of stock of the Target Companies consistent with the
Section 338(h)(10) Elections made with respect to those companies and shall take no position contrary thereto. Notwithstanding any other provision of this Agreement, the obligation of Asea Brown Boveri Inc. or any of its Affiliates to make a Section 338(h)(10) Election pursuant to this Section 7.9(j) is contingent upon receipt by Asea Brown Boveri Inc. of a payment from Purchaser in the amount of Fourteen Million United States dollars (US $14,000,000) on or prior to the date the Section 338 Forms are filed with the United States Internal Revenue Service.

          (k) Each Seller, Purchaser, and the Target Companies shall execute any and all documents, statements, and other forms that are required to be submitted to any taxing authority in connection with a Section 338(h)(10) Election (the "SECTION 338 FORMs") no later than 15 days prior to the date such Section 338 Forms are required to be filed. Each Seller, Purchaser, and the Target Companies shall cause the Section 338 Forms to be duly executed by an authorized person for such Seller, Purchaser, and the Target Companies, and shall duly and timely file the Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement.

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

          (l) Each Seller, ABB and Purchaser shall use its best efforts, as soon as practicable after the Closing Date, to enter into an agreement, as may be amended from time to time (the "ALLOCATION AGREEMENT"), to allocate the Purchase Price (with subsequent adjustment for any amounts that are treated as adjustments to the Purchase Price for tax purposes including any adjustments pursuant to Sections 2.5, 2.6 or 10.6) allocable to the shares of the Target Companies and the liabilities of such Target Companies to the assets of the Target Companies for all applicable Tax purposes, including the computation of the Modified Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations and similar state, local or foreign tax provisions) ("MADSP") for the assets of the Target Companies. Purchaser shall initially prepare a statement setting forth a proposed computation and allocation of MADSP (the "COMPUTATION") consistent with the provisions of Article 2 hereof. Purchaser shall submit the Computation to ABB along with copies of all workpapers, reports, opinions and other similar documents used to prepare the Computation ("WORKPAPERS"), no later than ninety (90) days after the Closing Date. If, within sixty (60) days of ABB's receipt of the Computation and the Workpapers, ABB shall not have objected in writing to such Computation, the Computation shall become the Allocation Agreement. If ABB objects in writing to the Computation within such sixty (60) days, Purchaser and ABB shall negotiate in good faith to resolve the Computation. If Purchaser and ABB shall not have agreed to the Computation and adopted an Allocation Agreement within thirty (30) days after ABB's objection, any disputed aspects of the Allocation Agreement shall be resolved by an accounting or law firm mutually acceptable to Purchaser or ABB (the "338 AUDITORS") as soon as practicable but in no event later than thirty (30) days prior to the earlier of (i) the last date on which the Section 338 Forms may be filed or (ii) the last date on which either Purchaser or ABB (whichever is earlier) must file a Tax Return relating to the transactions contemplated hereby. The decision of the 338 Auditors shall be final, and the costs, expenses and fees of the 338 Auditors shall be borne equally by Purchaser and ABB. Purchaser and ABB shall not take a position before any taxing authority or otherwise (including in any Tax Return) inconsistent with the Allocation Agreement. For purposes of this Paragraph (l), references to ABB shall include ABB or any of its designated Affiliates.

          (m) For purposes of Paragraphs (j), (k), and (l) of this Section 7.9, if the Seller of the Target Companies is other than ABB, ABB shall cause such Seller to take any action required in those paragraphs or refrain from taking any action prohibited under those paragraphs.

7.10.     NO USE OF TRADEMARKS

          (a) As from the Closing, neither the Purchaser nor any of its Affiliates shall have any right to use in any way any trademarks, servicemarks, trade names or corporate or business names or other indicia of origin including the words "ABB", "BBC", "Asea" "Brown", or "Boveri" in whole or in part, except as otherwise provided in this Section 7.10. In furtherance

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hereof, Purchaser shall, and shall cause its Affiliates to, within six (6)
months after the Closing Date, remove from all signs and stationery, purchase order forms, packaging and other similar supplies, advertising and promotional materials, product, training and service literature and materials, and computer programs and like materials (collectively, "SUPPLIES"), any reference to "ABB", "BBC", "Asea", "Brown" or "Boveri"; PROVIDED that to the extent any Supplies included in the assets of the Business so indicate, Purchaser may, for a period of six (6) months after the Closing Date, use such Supplies after first crossing out, marking over or otherwise covering and redacting such reference and otherwise clearly indicating on such Supplies that the Business is no longer a division or unit of ABB or any of its Affiliates. Purchaser shall not reorder or produce any Supplies which state or otherwise indicate thereon that the Business is a division or unit of ABB or any of its Affiliates or contain any reference to "ABB", "BBC", "Asea", "Brown" or "Boveri".

          (b) Except as set forth on Schedule 7.10, at the Closing, ABB shall turn over to Purchaser all confidential documents (and any copies thereof within the possession or control of ABB or any of its Affiliates) relating to the Intellectual Property and Technology, and shall not retain any copies thereof.

          (c) ABB agrees that it shall not, and shall use all reasonable efforts to ensure that its Affiliates will not, object to Purchaser or its Affiliates using the designations "Reaktor" or "Atom" in a corporate name, trade name or trademark in connection with the operation of the Business.

          (d) ABB shall (i) cause a grant to be made to Purchaser and its Affiliates of a non-exclusive, perpetual, worldwide, royalty free license, effective from the Closing Date, to use the trademarks "CE," "C-E" and "COMBUSTION ENGINEERING", alone or, subject to the terms and conditions of the license agreement to be entered into, in combination with other marks used by Purchaser, solely in connection with (A) the design, manufacture, sale and service of nuclear reactors; and (B) the design, manufacture and sale of nuclear fuels, and (ii) not grant to any other Person, for a period of seven (7) years from the Closing Date, any such rights to use said trademarks in the activities referred to in this Paragraph (d). This license shall be assignable only to a successor-in-interest to the business of the NB Group.

          (e) From the date hereof until Closing, if ABB should determine in the ordinary course that a patent or trademark registration of the Business should not be maintained, Purchaser, at its option, shall have the right to pay for the continued maintenance of such patent or trademark registration on ABB's behalf. In the event that Purchaser elects to continue the maintenance of any such patent or trademark registration, Purchaser shall pay all costs, expenses

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and fees (including reasonable attorneys' fees) incurred in connection with, and
ABB agrees to execute any documentation reasonably required to effect, such continued maintenance.

7.11.     REPAYMENT OF LOANS

          (a) Each company in the NB Group shall repay, prior to the Closing, the unpaid principal amount of each and every outstanding loan or other indebtedness (other than the Loans) of any kind, together with all accrued interest thereon, made to it by any company in the ABB Group. This Paragraph (a) shall not apply to trade payables owing by any company in the NB Group arising in the ordinary course of business.

          (b) ABB shall, or shall cause each company in the ABB Group to, repay, prior to the Closing, the unpaid principal amount of each and every outstanding loan or other indebtedness of any kind, together with all accrued interest thereon, made to any of them by any company in the NB Group. This Paragraph (b) shall not apply to trade payables owing by any company in the ABB Group arising in the ordinary course of business (but shall apply to amounts recorded on the books of any company in the NB Group as financing receivables).

7.12.     RELEASE OF COMMITMENTS

          (a) Purchaser acknowledges that in the course of the conduct of the Business, ABB and/or its Affiliates (other than the Business Units) have entered into, and may continue to enter into, various arrangements in which guarantees, letters of credit, indemnities or other similar arrangements, including surety and performance bonds, were issued by or for the account of ABB and/or its Affiliates (other than the Business Units) in relation to the Business. Such arrangements by such parties are hereinafter referred to as the "ABB COMMITMENTS".

          (b) Not later than the Closing, Purchaser shall use its best efforts to obtain substitute guarantees, letters of credit, indemnities or other similar arrangements in replacement for the ABB Commitments, which arrangements will be in effect at the Closing, and shall procure that ABB and every other company in the ABB Group and, where applicable, its sureties be irrevocably released in full from their respective obligations under the ABB Commitments (it being understood and agreed that each such release shall be in form and substance reasonably satisfactory to ABB and/or the relevant company in the ABB Group).

          (c) Failing any release required pursuant to Paragraph (b) above, Purchaser shall, after the Closing Date, promptly indemnify ABB and each other company in the ABB Group and, where applicable, its sureties against any liability any of them may incur under any ABB Commitment.

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7.13.     CONFIDENTIALITY

          ABB shall not, and shall use all reasonable efforts to ensure that none of its Affiliates will, for a period of seven (7) years from the Closing Date, disclose any confidential technical, financial or other business information of any kind or form relating solely to the Business ("CONFIDENTIAL INFORMATION") to any third Person, except (i) in the event ABB or any of its Affiliates is required to disclose any of such information pursuant to Applicable Law or by applicable legal process; (ii) to the extent such information becomes generally available to the public other than as a result of a disclosure by ABB or its Affiliates in violation of this Agreement; or (iii) to the extent such information becomes available to ABB or its Affiliates on a non-confidential basis from a source other than ABB or its Affiliates; PROVIDED that such source is not, to the knowledge of ABB and/or its Affiliates, prohibited from disclosing such information by a contractual, legal or fiduciary obligation. In addition, this undertaking shall not prohibit ABB or any of its Affiliates from disclosing Confidential Information to its legal or other advisors, who are bound by an obligation of confidentiality, in connection with any dispute between ABB or such Affiliate of ABB on the one hand and Purchaser or any Affiliate of the Purchaser on the other hand in relation to this Agreement or the Transaction.

7.14.     RELATED AGREEMENTS

          ABB and Purchaser agree to enter into, or use all reasonable efforts to ensure that their respective Affiliates will enter into, the following agreements or arrangements:

          (a) At the Closing, ABB Ltd. and Purchaser shall enter into the Non-Competition Agreement.

          (b) At the Closing, Purchaser and the applicable Affiliate(s) of ABB shall enter into the Transitional Services Agreement.

          (c) During the period from the Closing through December 2001, ABB and its Affiliates shall lease or sublease to the NB Group (other than to NBUS, which is separately covered by Paragraph (b) above and Section 7.21) those properties that are currently leased to the NB Group (other than NBUS) by ABB or its Affiliates, and shall provide to the NB Group (other than NBUS) all necessary corporate support and administration services (including payroll, information technology, accounting, and other corporate services) that are currently provided by ABB and/or its Affiliates to the Business (other than NBUS), upon the following terms and conditions:

         (i) If any such lease is governed by, or any such services are provided under, a contract or arrangement in existence on the date of this Agreement (an "EXISTING

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     CONTRACT") the Existing Contract will remain in effect, and the parties will comply, or cause their Affiliates to comply, with the terms of the Existing Contract, except that if any Existing Contract will expire before December 31, 2001, or is terminable by ABB or its Affiliates because the recipient of the services is no longer a member of the ABB Group, ABB will procure that the Existing Contract is renewed or continued through December 31, 2001.

        (ii) Subject to clause (i) above with respect to leases and services that are covered by Existing Contracts, the terms of any such lease shall be substantially the same as the existing terms, and such services shall be provided in, substantially the same form, to substantially the same extent at substantially the same quality standard and timeliness and on substantially the same arm's length terms and conditions (including pricing and escalation terms) as they are currently provided to the Business.

       (iii) ABB and/or its Affiliates shall perform all such services in accordance with the terms of any Existing Contract and otherwise in accordance with normal prudent business standards. In the event of any failure by ABB or its Affiliates to perform any service in accordance with the terms of this Section 7.14, which results in a material error or defect in such service, then at the reasonable request of the NB Group entity that is receiving such service, ABB or the Affiliate performing such service shall correct such error or defect or reperform such service in a timely manner. Such re-performance shall be at the expense of ABB and its Affiliates where the error is due to the fault of ABB or its Affiliates and shall be at the expense of Purchaser and its Affiliates where the error is due to the fault of Purchaser. Subject to the foregoing provisions of this clause (iii) and to the terms of any Existing Contract, neither ABB nor its Affiliates shall have any liability to Purchaser or any of its Affiliates for any failure to perform a service covered by this Section 7.14 except to the extent such failure results from the gross negligence or willful misconduct of ABB or its Affiliates.

          (d) At the Closing, ABB and/or its Affiliates shall enter into the Supply and Licensing Agreement.

          (e) ABB shall ensure that its relevant Affiliates execute and deliver the Parent Guarantee as soon as reasonably possible.

7.15.     INSURANCE

          (a) Subject to Section 7.15(b), as from the Closing Date, the NB Group will cease to be covered by property, liability and other insurance programs, if any, maintained by ABB

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and/or its Affiliates (other than companies in the NB Group); PROVIDED that, with respect to any such program which relates solely to the Business, the parties shall make all reasonable efforts to obtain as soon as reasonably possible from the relevant insurance carrier its consent to the assignment of such program to Purchaser and, subject to such consent having been obtained, shall assign such program in accordance with its terms and such consent with effect as from the Closing. Purchaser shall ensure that, following such assignment, ABB and/or its Affiliates will remain as insureds under each such program in respect of occurrences in the Business occurring prior to the Closing Date ("PRE-CLOSING OCCURRENCES") and shall not cancel such program or allow coverage thereunder to lapse without first affording ABB and/or its Affiliates a reasonable opportunity to obtain separate cover. Notwithstanding anything to the contrary contained herein, but subject to Paragraph (b), ABB and/or its Affiliates shall not be obliged to maintain any insurance program in relation to the Business after the Closing; PROVIDED that with respect to "occurrence based" insurance programs providing coverage for Pre-Closing Occurrences, ABB and/or its Affiliates shall not cancel any such program or allow coverage thereunder to lapse without first affording Purchaser and/or its Affiliates a reasonable opportunity to obtain separate cover.

          (b) To the extent that (i) the "occurrence-based" insurance programs of ABB and/or its Affiliates cover Pre-Closing Occurrences and (ii) the terms and conditions of such "occurrence-based" programs designate members of the NB Group as insureds, or additional insureds, with respect to Pre-Closing Occurrences, the relevant member of the NB Group shall have access after the Closing Date to such "occurrence based" insurance programs in respect of Pre-Closing Occurrences in accordance with, and subject to, the terms and conditions of such programs. With respect to Pre-Closing Occurrences (other than Pre-Closing Occurrences the Program Costs (as defined below) of which have been finally and fully paid or reimbursed to ABB and/or its Affiliates prior to the Closing Date with respect to claims closed prior to the Closing Date), Purchaser shall pay or reimburse ABB and/or its Affiliates for any retrospective insurance premiums, self-insured retentions, deductibles, retentions, and related insurance program expenses, including without limitation, claims handling fees, taxes, residual market loadings and state surcharges (collectively, "PROGRAM COSTS"), in accordance with the terms and conditions of such programs or the internal distribution protocols or methods of ABB and/or its Affiliates.

7.16.     APPROVAL OF DIVIDENDS

          It is understood that the Swedish Unit and/or NBSE may declare and pay, prior to the Closing Date, interim dividends to be determined. Purchaser undertakes to ensure that such dividends are approved and ratified by the first ordinary shareholders' meeting(s) of the Swedish Unit and/or NBSE, as the case may be, held after the Closing.

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7.17.     PERFORMANCE OF OBLIGATIONS

          Without prejudice to any other provision contained herein, after the Closing, Purchaser shall, and shall cause its Affiliates to, perform and comply with in all respects the obligations of the NB Group arising under or relating to any Contract or under Applicable Law relating to the Business to the extent that ABB and/or its Affiliates could have any liability in respect thereof by any non-performance thereof, and Purchaser agrees to indemnify ABB and its Affiliates against and hold them harmless from, all obligations and liabilities of ABB and/or its Affiliates arising out of or relating to the Business (other than Liabilities described on Schedule 3.1(b)(ii) hereto and Liabilities not included in the NB Group and not transferred to Purchaser pursuant to this Agreement, the Local Agreements or any other documents executed by the parties in connection herewith or therewith).

7.18      OMITTED ASSETS

          If within twenty-four (24) months after the Closing Date, either party or any of its Affiliates discovers that any properties, assets, goodwill or rights of ABB and/or its Affiliates primarily used or held for use in, or primarily relating to or arising out of the conduct of, the Business (other than the properties, assets, goodwill and rights described in Schedule 3.1(b)(i) hereto) ("OMITTED ASSETS") were not included in the NB Group and not subsequently transferred to Purchaser and/or its Affiliates, then such party shall so notify the other party, and at Purchaser's option, each party shall use all reasonable efforts to effect the transfer of such Omitted Assets from ABB and/or its Affiliates to the Purchaser and/or its Affiliates, and the assumption by Purchaser and/or its Affiliates of all Liabilities directly related to such Omitted Assets, in each case as soon as possible, without further consideration. The transfer shall be effected pursuant to an agreement between the relevant transferor and transferee, to which agreement Section 3.1(c) shall apply MUTATIS MUTANDIS.

7.19      RESTRUCTURING PLANS

          Until the Closing, ABB shall, and shall cause its Affiliates to, diligently implement (but does not guarantee the completion of) the Restructuring Plans.

7.20      ABB AUTOMATION STAFF AUGMENTATION

          ABB shall cause its Affiliates to continue, to the extent reasonably requested by Purchaser, to make available personnel currently assigned to the OKG Contract in support of the performance of the OKG Contract for the term thereof at the rates (subject to commercially reasonable escalation) and in all other respects on substantially the same terms and conditions as are applicable on the date of this Agreement.

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7.21      JV SERVICES AND LEASES

          (a) ABB agrees to use all reasonable efforts to cause Combustion Engineering, Inc. or its Affiliates to provide to NBUS, for the period of twelve months after the Closing, those services listed in the "Products and Services Proposal 2000 for Support Services" prepared by Combustion Engineering Inc. that are currently provided by Combustion Engineering, Inc. or its Affiliates to NBUS; provided that such services are to be provided in substantially the same form, to substantially the same extent, at substantially the same quality standard and timeliness and on substantially the same arm's length terms and conditions (including pricing and escalation terms) as such services are currently provided to NBUS. ABB agrees that, to the extent ABB is not able to procure such services as contemplated by the preceding sentence, ABB shall, subject to the limitations in Section 10.3(f), indemnify Purchaser and/or its Affiliates for any additional costs or expenses incurred by NBUS arising from the procurement of such services during the remainder of such twelve-month period from a third party vendor; PROVIDED that Purchaser shall cause NBUS to use all reasonable efforts to procure reasonably comparable services on commercially reasonable terms.

          (b) ABB agrees to use all reasonable efforts to cause Combustion Engineering, Inc. or its Affiliates to enter into written lease agreements with NBUS prior to the Closing covering the use by NBUS of the real property located at (i) 1201 River Front Parkway, Chattanooga, Tennessee, U.S.A. (the "CHATTANOOGA LEASE") and (ii) that portion of 2000 Day Hill Road, Windsor, Connecticut, U.S.A. that is not subject to the Existing Windsor Pro Forma Lease (as defined below) (the "WINDSOR LEASE" and together with the Chattanooga Lease, the "JV LEASES"), which JV Leases shall be on terms and conditions substantially similar to the terms and conditions under which NBUS currently leases or occupies such property and otherwise on such terms and conditions as are customary for the rental of similarly situated property (including, without limitation, the provision of reasonable credit support if required by Combustion Engineering, Inc. or its Affiliates) and shall contain the following material terms: (A) with respect to the Chattanooga Lease, a term of no less than two (2) years and no more than four (4) years and, with respect to the Windsor Lease, a term of twelve (12) months from the Closing Date; and (B) an aggregate rental charge (subject to commercially reasonable escalation amounts) substantially identical to the amount being paid by NBUS as of the date of this Agreement (increased by any commercially reasonable escalation in rental charge as may have been imposed by Combustion Engineering, Inc. or its Affiliates between the date of this Agreement and the execution of the JV Leases) (the "APPLICABLE RATE"). If any JV Lease shall not comply in any material respect with the preceding sentence, or such JV Lease should not be executed, then to the extent the use of such property, or the use of any substitute property, by NBUS after the Closing results in any costs or expenses in excess of the Applicable Rate (but

                                      -70-
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excluding any escalation in rental charges over the term of NBUS's use of such property that are not customary and commercially reasonable), ABB shall, during the one-year period (with respect to the Windsor Lease) or the two-year period (with respect to the Chattanooga Lease) immediately following the Closing and subject to Section 10.3(f), indemnify Purchaser and/or its Affiliates for all such costs and expenses reasonably incurred. Such costs and expenses may also include any reasonable out-of-pocket expenses associated with NBUS's move from such property to a substitute property if (1) such move is required due to action taken by Combustion Engineering, Inc. or its Affiliates to evict NBUS during such two-year period (with respect to the Chattanooga Lease) or twelve-month period (with respect to the Windsor Lease) (other than because of the gross negligence or willful misconduct of Purchaser and/or its Affiliates) and (2) Purchaser and/or its Affiliates have sent to ABB in writing at least sixty (60) days prior notice of such move (or, if later, within 14 days after receipt by Purchaser of notice of eviction) and ABB is unable during such notice period to enable NBUS to remain on such property on commercially reasonable terms (provided that Purchaser and its Affiliates shall cooperate with ABB and its Affiliates, at ABB's expense, to all reasonable extents to enable ABB to secure NBUS's continued use of such property on such terms).

          (c) ABB shall use its commercially reasonable efforts, with the cooperation of Purchaser, to procure (i) as soon as reasonably practicable after the Closing Date and with effect as from the first anniversary thereof, the assignment of the lease agreement concerning the Windsor Site, dated June 28, 1999, between Combustion Engineering, Inc. and NBUS (the "EXISTING WINDSOR PRO-FORMA LEASE") by NBUS to an Affiliate of ABB in the United States, or the termination of the Existing Windsor Pro-Forma Lease and the execution of a new lease in substitution thereof by such Affiliate; and (ii) as soon as reasonably practicable after the Closing Date (taking into account such operations of the Business that NBUS may continue to conduct at the Windsor Site during its one-year tenancy), but in no event later than the first anniversary thereof, NRC approval to transfer all existing NRC licenses held by NBUS with respect to the Windsor Site to an appropriate Affiliate of ABB.

7.22      FOREIGN CURRENCY HEDGES

          During the period prior to the Closing Date, ABB and its Affiliates shall hedge the currency exposure of the Business in accordance with the hedging policies of the ABB Group.

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                                    ARTICLE 8

                              CONDITIONS TO CLOSING

8.1.      CONDITIONS TO EACH PARTY'S OBLIGATIONS

          The obligation of each of ABB and Purchaser to consummate the Transaction is subject to the fulfilment of each of the following conditions prior to or at the Closing:

          (a) No injunction, restraining order or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

          (b) The consents and authorizations by or of, and filings with and notifications to, Governmental Authorities set forth in SCHEDULE 8.1(b) shall have been obtained or effected, or any applicable waiting periods shall have expired or been terminated and, in the case of such consents and authorizations, shall be in full force and effect.

8.2.      CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligation of Purchaser to consummate the Transaction is subject to the fulfilment of each of the following conditions prior to or at the Closing (any or all of which may be waived by Purchaser in its sole discretion):

          (a) The representations and warranties of ABB set forth in this Agreement shall (i) in the case of representations and warranties not qualified by reference to materiality or "Material Adverse Effect" be true and correct in all material respects, and (ii) in the case of representations that are so qualified, shall be true in all respects, in each case as of the date of this Agreement and, except for those made as of a particular date, as of the Closing as though made at and as of the Closing, except in each case for (i) changes permitted or contemplated by this Agreement, and (ii) such failures of representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Business. Purchaser shall have received a certificate signed by an authorized officer of ABB, dated as of the Closing Date, to the effect that the conditions set out in this Paragraph (a) are satisfied.

          (b) ABB shall have performed and complied in all respects with all of its respective undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing; PROVIDED that the non-compliance of an

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     undertaking or agreement at any time shall not constitute a failure of the condition contained in this Section 8.2(b) if all such non-compliances, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Business.

          (c) The relevant companies in the ABB Group shall have executed the Ancillary Agreements to which they are a party.

          (d) The Parent Guarantee shall have been duly executed and delivered by ABB Ltd.

          (e) Purchaser shall have received an opinion of the General Counsel of ABB Ltd, dated the Closing Date, addressed to Purchaser and substantially in the form of ANNEX 7 hereto.

8.3.      CONDITIONS TO OBLIGATIONS OF ABB

          The obligation of ABB to consummate the Transaction is subject to the fulfilment of each of the following conditions prior to or at the Closing (any or all of which may be waived by ABB in its sole discretion):

          (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except for (i) changes permitted or contemplated by this Agreement, and (ii) such failures of representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ABB. ABB shall have received a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions set out in this Paragraph (a) are satisfied.

          (b) Purchaser shall have performed and complied in all respects with all of its respective undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing; PROVIDED that the non-compliance of an undertaking or agreement at any time shall not constitute a failure of the condition contained in this
     Section 8.3(b) if all such non-compliances, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on ABB.

          (c) Purchaser and/or its Affiliates shall have executed the Ancillary Agreements to which they are a party.

          (d) ABB shall have received an opinion of the General Counsel of British Nuclear Fuels plc, dated the Closing Date, addressed to ABB and substantially in the form of ANNEX 8 hereto.

                                    ARTICLE 9

                        TERMINATION, AMENDMENT AND WAIVER

9.1.      TERMINATION

          (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction abandoned at any time prior to the Closing by action taken or authorized by the terminating party or parties:

         (i)   by mutual written consent of ABB and Purchaser;

        (ii) by either ABB or Purchaser, if the Transaction shall not have been consummated by December 31, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transaction to occur on or before such date; and

       (iii) by either ABB or Purchaser, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 7.4) permanently restraining, enjoining or otherwise prohibiting the Transaction, and such order, decree, ruling or other action shall have become final and non-appealable; PROVIDED, HOWEVER, that the provisions of this Section 9.1(a)(iii) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such order or injunction.

          (b) In the event of termination by either party pursuant to this
Section 9.1, written notice thereof shall forthwith be given to the other party.

          (c) If this Agreement is terminated and the Transaction is abandoned as described in this Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of this Agreement relating to expenses (including but not limited to Section 12.9), this Section 9.1, and Articles 11 and 12. Nothing in this Section 9.1 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement.

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          (d) If this Agreement is terminated and the Transaction is abandoned as described in this Section 9.1, Purchaser shall promptly return to ABB (i) all documents and other material received from ABB and/or its Affiliates relating to the Transaction, whether so obtained before or after the execution hereof; and
(ii) all written information received by Purchaser with respect to the Business and the other operations of ABB and/or its Affiliates (in each case together with all copies thereof).

9.2.      AMENDMENTS AND WAIVERS

          (a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives.

          (b) Each party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived. No extension of time for the performance of any obligation or act thereunder shall be deemed to be an extension of time for the performance of any other obligation or act.

                                   ARTICLE 10

                                 INDEMNIFICATION

10.1.     INDEMNIFICATION

          Subject to the limitations set forth in this Article 10, each party hereto (the "INDEMNIFYING PARTY") hereby agrees to indemnify the other party hereto (the "INDEMNIFIED PARTY") and its Affiliates, and their respective officers, directors, employees, agents and representatives, against, and agrees to hold them harmless from, any and all Losses (including reasonable legal fees and disbursements), payable quarterly upon request, to the extent caused by or resulting from:

         (i) any breach by the Indemnifying Party of any of its representations or warranties set out in Article 5 or Article 6, as the case may be; or

        (ii) any failure by the Indemnifying Party duly to perform any undertakings and agreements required by this Agreement to be performed by the Indemnifying Party.

10.2      ADDITIONAL INDEMNIFICATION BY ABB.

          Subject to the limitations imposed by this Article 10, ABB, as the Indemnifying Party, hereby agrees to indemnify Purchaser, as the Indemnified Party, and its Affiliates, and their respective officers, directors, employees, agents and representatives, against, and agrees to hold them harmless from, any and all Losses (including reasonable legal fees and disbursements), payable quarterly upon request, to the extent consisting of, caused by or arising from:

         (i) any Non-Business Liabilities;

        (ii) the portion of Liabilities in excess of Five Million United States Dollars (US$ 5,000,000) arising from the matter described in
     Schedule 10.2(ii);

       (iii) subject to Section 10.13, any Actual OKG Losses; PROVIDED, HOWEVER, that ABB shall not have any Liability under this clause (iii) except to the extent the aggregate of any Actual OKG Losses for which ABB, but for this proviso, would be liable exceeds the provision established in the Final Audit Report in respect of the OKG Contract ("PROVIDED OKG AMOUNT"), in which case (x) for aggregate Actual OKG Losses of more than the Provided OKG Amount, but less than $10,000,000 in excess of the Provided OKG Amount, ABB shall pay 50% of such Actual OKG Losses, and (y) for aggregate Actual OKG Losses of more than $10,000,000 in excess of the Provided OKG Amount, ABB shall pay 100% of all such Actual OKG Losses;

        (iv) any Liability under the Existing Windsor Pro Forma Lease attributable to the period after the first anniversary of the Closing Date and any Windsor Site Environmental Liabilities; PROVIDED, HOWEVER, that ABB shall not have any Liability for Losses caused as a consequence of Purchaser's operation of any facilities at the Windsor Site during its short-term tenancy in accordance with Section 7.21(b) and (c);

         (v) any Hematite Legacy Liabilities, PROVIDED, HOWEVER, that ABB shall not have any Liability under this clause (v) except to the extent the aggregate of all such Losses for which ABB, but for this proviso, would be liable exceeds $30,000,000, in which case, (x) for aggregate Losses of more than $30,000,000, but less than $75,000,000, ABB shall pay 75% of such Losses, and (y) for aggregate Losses of $75,000,000 or more, ABB shall pay 100% of all such Losses and further provided that the Losses for which ABB is liable under this clause (v) are incurred by the Indemnified Party within fifteen (15) years of the Closing Date;

        (vi) all Business-Related Environmental Liabilities and Decontamination and Decommissioning Liabilities, but excluding Windsor Site Environmental Liabilities and Hematite Legacy Liabilities; PROVIDED, HOWEVER, that ABB shall not have any Liability in respect of Losses under this clause (vi) except to the extent the aggregate of all such Losses for which ABB, but for this proviso, would be liable exceeds $50,000,000, in which case (x) for aggregate Losses of more than $50,000,000, but less than $80,000,000, ABB shall pay 50% of such Losses, (y) for aggregate Losses of $80,000,000 or more but less than $120,000,000, ABB shall pay 75% of such Losses, and
     (z) for aggregate Losses of $120,000,000 or more, ABB shall pay 100% of all such Losses; and FURTHER PROVIDED, HOWEVER, that ABB shall have no liability for Decontamination and Decommissioning Liabilities caused by the operation, after the Closing Date, of any facility associated with the Business (it being understood that such Decontamination and Decommissioning Liabilities shall not be deemed to be "caused by" such operation after the Closing Date solely by reason of the passage of time); and FURTHER PROVIDED, HOWEVER, that the Losses for which ABB is liable under this clause (vi) with respect to any facility are incurred by the Indemnified Party within ten (10) years after any date on which such facility is taken out of service, decommissioned, or operated for a purpose that is materially different from its current purpose, or within thirty (30) years of the Closing Date, whichever is earliest;

       (vii) any Taxes of any member of an affiliated, consolidated, combined, unitary, or similar group of which any of the companies in the NB Group is or was a member on or prior to the Closing Date (other than Taxes of the members of the NB Group, which shall be covered by Section 7.9(g)) by reason of the liability of such companies for such Taxes pursuant to Treasury Regulations Section 1.1502-6 or any similar provision under state, local, or foreign law or regulation, or any contractual liability for Taxes of any Person (other than members of the NB Group, which shall be covered by Section 7.9(g));

      (viii) any Taxes related to the transactions described in Section 3.1 of this Agreement or to the formation (or any restructuring or dividending of the assets) of NBUS, NBDE, NBSE, the portion of the assets of the US I&C Unit that are transferred pursuant to Section 3.1, US I&C Newco, the Swedish Unit, or the German Unit; and

        (ix) any Taxes resulting from the Section 338(h)(10) Election.

10.3.     CERTAIN LIMITATIONS

          (a) No claim, or recovery in respect thereof, for breach of any representation or warranty (except representations and warranties contained in Section 5.14) shall be allowed (i)

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unless the amount recoverable in respect of each claim or group of related claims exceeds Forty Thousand United States dollars (US $40,000) (or the foreign currency equivalent thereof) and the amount recoverable in respect of all such qualifying claims exceeds Twenty Million United States dollars (US $20,000,000) in the aggregate (or the foreign currency equivalent thereof), in which case the liability of the Indemnifying Party shall not be restricted to merely the excess over the threshold amounts referred to above; and (ii) with respect to an obligation which is contingent, unless and until the obligation becomes actual.

          (b) The amounts which, but for this Paragraph (b), would be recoverable under this Article 10, shall be reduced to the extent of any insurance proceeds recoverable in respect thereof by the Indemnified Party or any of its Affiliates under any policy of insurance carried by any of them.

          (c) The Indemnifying Party shall have no liability hereunder for a breach of any representation or warranty to the extent that:

         (i) in the case of ABB, a specific provision or reserve in respect of the relevant Losses was made in the Financial Statements or such Losses were deducted in the calculation of the Actual Equity;

        (ii) in the case of ABB, any specific provision or reserve made as aforesaid proves insufficient only by reason of any reduction of Tax allowances or reliefs after the Closing Date;

       (iii) such Losses would not have arisen but for any alteration or repeal or enactment of any Applicable Law after the Closing Date;

        (iv) such Losses would not have arisen but for any change in the accounting policies, practices or procedures adopted by the Indemnified Party and/or its Affiliates or for any other act or omission by any of them after the Closing Date; or

         (v) such Losses would not have arisen but for a failure by the Indemnified Party or any of its Affiliates to take reasonable steps to mitigate the effect of the circumstances giving rise to the claim.

          (d) Without limiting either party's rights under Article 8, the Indemnifying Party shall have no liability hereunder for a breach of any representation or warranty if the matter in question is subject to any indemnity (other than the indemnity referred to in clause (i) of Section 10.1) given by the Indemnifying Party in this Agreement, whether or not, under such indemnity, a portion of the Losses is to be absorbed by the Indemnified Party.

          (e) Except with respect to claims relating to Taxes, the aggregate liability of the Indemnifying Party for all claims pursuant to clause (i) of
Section 10.1 shall be limited to an aggregate amount equal to seventy percent (70%) of the Purchase Price.

          (f) No special, indirect, consequential or punitive damages or losses of any kind (including but not limited to loss of profits, loss of revenue, loss of use, loss of production, costs of capital or costs connected with the interruption of operation), regardless of the legal theory on which the claim is based, shall be recoverable hereunder.

          (g) If a failure by the Indemnifying Party duly to perform its obligations under this Agreement is capable of being remedied, the Indemnified Party shall not be entitled to compensation for any breach unless the Indemnifying Party is given written notice of such failure and either (i) fails to commence remedial action within thirty (30) days of such notice, (ii) fails to pursue such action diligently at all times thereafter until the original failure has been remedied, or (iii) fails to remedy the original failure within one hundred eighty (180) days after such notice.

          (h) The Indemnified Party shall use all reasonable efforts to pursue any and all rights to reimbursement, recovery or indemnification with respect to all Losses for which it is entitled to indemnification under this Article 10 pursuant to any Contract, insurance policy or arrangement with any Person (other than Affiliates of the Indemnified Party) prior to bringing any claim against the Indemnifying Party under this Article 10. The Indemnified Party shall not be required to expend any material sum or commence any litigation or arbitration proceeding unless the Indemnifying Party expressly agrees to indemnify the Indemnified Party for such expenditure and any Losses incurred by the Indemnified Party in such litigation or arbitration.

          (i) Nothing in Section 10.3(a)(ii), (g) or (h) shall preclude the Indemnified Party from giving the Indemnifying Party notice of any claim in accordance with Section 10.7, in which case such claim, if such notice is given within the applicable time period provided for in Section 10.7, shall not be time-barred under that Section; PROVIDED that, with respect to Section 10.3(a)(ii), any claim pursuant thereto shall be time-barred ninety (90) days after the date that the relevant obligation becomes actual, unless prior to the expiration of such ninety (90) day period the Indemnified Party shall have notified the Indemnifying Party of such fact and shall have demanded payment of such claims; and PROVIDED FURTHER that with respect to Sections 10.3(g) and (h), such tolling period shall terminate (i) in the case of Section 10.3(g), when the Indemnifying Party shall have notified the Indemnified Party that it has ceased pursuit of a remedy of the alleged breach in question or, if earlier, the expiration of the 180-day period provided for in such Section and (ii) in the case of Section 10.3(h), when the Indemnified Party shall have ceased

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pursuing rights to reimbursement, recovery or alternative indemnification pursuant to such Section.

10.4.     DOUBLE RECOVERY

          (a) If the Indemnifying Party pays an amount in discharge of any claim under this Agreement and the Indemnified Party, or its Affiliates, or any of their respective officers, directors, employees, agents and representatives, subsequently recovers from a third Person a sum which is attributable to the subject matter of the claim, the Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to all amounts recovered up to the aggregate amount thus paid by the Indemnifying Party hereunder.

          (b) For purposes of Section 10.3(b) and this Section 10.4, the amount of any recovery on a claim under any insurance shall be the gross amount received in such recovery less any retrospective insurance premiums directly attributable to such claim.

10.5.     THIRD PARTY CLAIMS

          (a) If any claim is made or proceeding is instituted by any third Person in respect of which the Indemnified Party may seek recovery hereunder (other than a Tax Controversy, procedures for which are set out in Section 7.9 or a claim under clause (iv), (v) or (vi) of Section 10.2, procedures for which are set out in Section 10.12) ("THIRD-PARTY CLAIM"), the Indemnified Party shall give written notice thereof to the Indemnifying Party, describing in reasonable detail the nature of the Third-Party Claim, within fifteen (15) days after receipt by the Indemnified Party of notice of the Third-Party Claim; PROVIDED, HOWEVER, that the failure to give timely notice shall not affect the rights to indemnification hereunder to the extent the Indemnified Party demonstrates that the Indemnifying Party suffered no actual damage as a result of such failure; PROVIDED FURTHER, that, in the event of such failure to give timely notice, the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party's receipt thereof, copies of all notices and documents, including citations, summons and similar court papers, received by the Indemnified Party in respect of the Third-Party Claim.

          (b) The Indemnifying Party shall be entitled to participate in the defence of any Third-Party Claim and, if it so chooses, to assume the defence thereof with counsel of its own choice. If the Indemnifying Party so elects to assume the defence of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence thereof (but the Indemnifying Party shall be so liable for such legal expenses incurred from the date the

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Indemnifying Party receives notice of the Third-Party Claim pursuant to
Paragraph (a) above to the date the Indemnifying Party assumes the defence thereof pursuant to this Paragraph (b)).

          (c) The Indemnified Party shall be entitled to participate in the defence of any Third-Party Claim, the defence of which has been assumed by the Indemnifying Party, and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall at all times control the defence of any such Third-Party Claim.

          (d) If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Party shall, at its own cost, cooperate in all reasonable respects in the investigation, trial and defence thereof and in connection with any appeal arising therefrom. Without limiting the generality of the foregoing, the Indemnified Party shall retain and, upon the Indemnifying Party's request, provide to the Indemnifying Party copies of all records and information which are reasonably relevant to such Third-Party Claim, and make employees available on a mutually convenient basis to provide additional information and explanation of any material furnished hereunder.

          (e) If the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third-Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay to the Indemnified Party the full amount of the liability in connection with such Third Party Claim. If the proposed settlement, compromise or discharge does not require full payment of such liability to the Indemnified Party, the Indemnified Party shall have the right to consent to such settlement, compromise or discharge (which consent shall not be unreasonably withheld or delayed).

          (f) Whether or not the Indemnifying Party shall have assumed the defence of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

10.6.     CHARACTERIZATION OF PAYMENTS

          All amounts paid by ABB or Purchaser, as the case may be, under this
Article 10 and Article 7.9 shall, to the extent permitted by Applicable Law, be treated as adjustments to the Purchase Price for all purposes (including but not limited to Tax purposes).

10.7.     TERMINATION OF CERTAIN INDEMNIFICATION

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          (a) No action or claim may be brought for indemnity in respect of any breach by ABB of any of its representations or warranties set out in Article 5, unless the claim, describing in reasonable detail the nature of the claim and the calculation of the amount claimed, is made in writing to ABB within twenty-four (24) months of the Closing Date; PROVIDED that claims for misrepresentation or breach of warranty under Section 5.14 shall become time-barred ninety (90) days after the earlier of (i) the date the relevant Tax assessment has become final and non-appealable or the case has been settled with the relevant taxing authorities and (ii) the expiration of the statute of limitations period applicable to the claim underlying the claim for indemnity; PROVIDED FURTHER that claims for misrepresentation or breach of warranty under Sections 5.1 through 5.5 and Section 5.18 shall not be time-barred, but rather shall survive the Closing without limitation. Actions or claims for indemnity for any breach by Purchaser of any of its representations or warranties set out in Article 6 shall not be time-barred, but rather shall survive the Closing without limitation.

          (b) No action or claim may be brought for indemnity under Section 10.1(ii), unless the claim, describing in reasonable detail the nature of the claim and the calculation of the amount claimed, is made in writing to and received by the Indemnifying Party within ninety (90) days after the Indemnified Party becomes aware of the breach.

          (c) All claims duly made within the applicable period in accordance with Paragraphs (a) and (b) above shall become time-barred six (6) months after the expiration of said period, unless proceedings to enforce such claim have been commenced in accordance with Article 11 prior to such date.

          (d) All claims by Purchaser for Losses with respect to Taxes (other than those addressed in Paragraph (a) above) including, without limitation, for Taxes referred to in Section 10.2, shall become time-barred ninety (90) days after the earlier of (i) the relevant Tax assessment has become final and non-appealable or the case has been settled with the relevant taxing authorities and (ii) the expiration of the statute of limitations period applicable to the claim underlying the claim for indemnity; PROVIDED, HOWEVER, that, in the case of any claim attributable to a contractual claim for Taxes against any member of the NB Group, such claim shall be time-barred no earlier than ninety (90) days after the date on which Purchaser or the NB Group, as the case may be, received such contractual claim.

10.8.     EXCLUSIVE REMEDIES

          Each party hereto acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
Article 10 (other than the equitable
remedy of specific performance in connection with the breach of any covenant contained in this Agreement). In furtherance hereof, and except as otherwise set forth in this Article 10, each party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it may have against the other party, its Affiliates and their respective officers, directors, employees, stockholders, agents and representatives, arising under or based upon Applicable Law. Nothing in this Section 10.8 shall limit either party's remedies under the Ancillary Agreements.

10.9.     SUBROGATION

          Without limiting Purchaser's indemnification obligations pursuant to this Article 10, ABB and its Affiliates shall be subrogated to the rights of Purchaser and its Affiliates under any Contracts of the Business (including any rights to indemnification and reimbursement) in connection with any defense in respect of, arising out of or involving a claim by any Person against ABB or any of its Affiliates in relation to the Business.

10.10.    CURRENCY TRANSLATION

          All recoverable Losses expressed in any currency other than United States dollars shall be translated into United States dollars on the basis of
(i) in the case of currencies published at 4 p.m. (London time) by Reuters 2000 Service, page FXFX, the applicable closing mid-point rate for such currencies fixed by the Foreign Exchange Market in London on the date of the claim for recovery hereunder or, if such date is not a business day, on the last business day immediately preceding such claim; and (ii) in the case of currencies not so published by Reuters, the applicable mid-point rate calculated on the basis of the relevant rates published in The Financial Times in regard to such date or, if not available in The Financial Times, on the basis of the relevant rates of Citibank N.A. published by Reuters simultaneously with the ones published on page FXFX.

10.11     ARBITRATION OF CERTAIN ENVIRONMENTAL LIABILITIES

          Notwithstanding the provisions of Sections 11.2 and 11.3 of this Agreement, any dispute concerning the obligations of any party under subsections
(iv), (v) and (vi) of Section 10.2 shall be settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association. Any party may commence arbitration hereunder by delivering notice to the other party or parties to the dispute, claim or controversy. The arbitration panel shall consist of three arbitrators. Within ten (10) days after delivery of the notice of commencement of arbitration referred to above, the Purchaser and ABB shall each appoint one arbitrator, and the two arbitrators so appointed shall designate a third arbitrator within ten (10) days of their appointment. If the arbitrators designated by the parties to the arbitration are unable or fail to agree upon the third arbitrator, the third arbitrator shall be designated by the American Arbitration Association under its rules. The arbitrators will be bound by the substantive law of the State of New York, but will not be bound by the laws of evidence and procedure customary in courts of law. The arbitrators shall be required to submit a written statement of their findings and conclusions within sixty (60) days of the evidentiary hearing. The award of the arbitrators shall be final, binding and conclusive on the parties; PROVIDED that, where a remedy for breach is prescribed hereunder or limitations on remedies are prescribed, the arbitrators shall be bound by such restrictions. Judgment upon the award may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted in New York, New York. Unless otherwise determined by the arbitrator (which determination shall be final and binding on Purchaser and ABB), each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be shared equally by Purchaser and ABB.

10.12     PROCEDURES RELATING TO THIRD PARTY ENVIRONMENTAL CLAIMS.

          (a) After the Closing, each of Purchaser and ABB shall notify (the "NOTIFYING PARTY") the other in writing, and in reasonable detail, of any claim in respect of, arising out of or involving a claim made by any third party against the Notifying Party constituting an Environmental Liability or a Decontamination and Decommissioning Liability indemnified under Sections 10.2(iv), (v) or (vi) hereof (in each case a "SHARED CLAIM"), within ten (10) business days after receipt by the Notifying Party of written notice of the Shared Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the other party shall have been actually prejudiced as a result of such failure (except that the other party shall not be liable for any expenses incurred during the period in which the Notifying Party failed to give such notice). Thereafter, each party shall deliver to the other party, promptly after such party's receipt thereof, copies of all notices and documents (including court papers) received by such party relating to the Shared Claim.

          (b) Purchaser and ABB shall negotiate in good faith to allocate responsibility for the defense of Shared Claims, it being agreed that:

         (i) Purchaser and ABB will each be entitled to participate in the defense of any Shared Claim and will each cooperate in the defense of any Shared Claim, including the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Shared Claim, and making employees (including any Business Employees familiar with such Shared Claim) available on a mutually convenient basis to provide additional information and explanation of any such records and information;

        (ii) Purchaser and ABB will consult with each other and shall mutually agree on any significant strategic decisions in respect of any Shared Claim, and shall make appropriate and mutually agreeable arrangements with respect to day-to-day administration of any Shared Claim;

       (iii) Purchaser and ABB will consult with each other and shall mutually agree on any settlement, compromise or discharge of any Shared Claim;

        (iv) neither Purchaser nor ABB shall admit any liability with respect to or settle, compromise or discharge, any Shared Claim without the other party's prior written consent (which consent shall not be unreasonably withheld or delayed); and

         (v) with respect to any decisions under Paragraphs (ii) and (iii) above, if ABB and Purchaser cannot agree, the party with the greater share of the potential liability with respect to such Shared Claim shall make such decision.

10.13     OKG CONTRACT

          (a) Any payment of indemnity under Section 10.2(iii) shall be made within sixty (60) days after approval by ABB of Purchaser's final statement on the OKG Contract provided pursuant to Paragraph (c)(ii) below.

          (b) Purchaser shall, and shall cause its Affiliates to, use all reasonable efforts to meet the contractual terms and conditions of the OKG Contract.

          (c) Purchaser shall deliver to ABB (i) periodic statements, on a quarterly basis no later than the 15th of the first calendar month in each quarter after the Closing, setting out in reasonable detail such information on the technical, financial, commercial and factual progress and status of the OKG Contract as ABB may reasonably request (including but not limited to information on costs incurred or expected to be incurred, realized or expected revenues and any technical problems) and (ii) a final statement to be delivered promptly after full performance (or termination) of the OKG Contract by the Purchaser and/or its Affiliates as evidenced by the customer's final acceptance thereunder (or appropriate evidence of termination thereof), setting out in reasonable detail the calculation of the Actual OKG Loss incurred under the OKG Contract. In addition, ABB and its accountants, counsel and other representatives (whose costs shall be paid by ABB), once monthly at such times and in such manner as may be agreed with Purchaser, shall have the right to meet with the project manager and other key personnel involved in the execution of the OKG Contract for purposes of receiving an in-depth status report and discussing efforts taken by the Purchaser and/or its Affiliates with a view to securing cost-effective performance and, where applicable, suitable remedial action under the OKG Contract.

          (d) ABB and its counsel, and other representatives (whose costs shall be paid by ABB) shall have access to the premises, properties, books, accounting records and other documentation (including supporting contractual documentation) and personnel of Purchaser and/or its Affiliates for the purpose of verifying the statements submitted by Purchaser pursuant to Paragraph (c) above or Purchaser's compliance with this Section 10.13.

          (e) Each party shall nominate one person, who shall be the main contact person of such party for purposes of implementing the provisions of this
Section 10.13, and shall keep each other informed of the identity and address of such person (including any replacements).

          (f) Whenever, pursuant to the last available report on the OKG Contract, the project is in a projected loss position, ABB shall have the right to offer consultancy support from the Automation Segment in the ABB Group in addition to the support required to be provided to Purchaser pursuant to Section
7.20. Any such additional consulting support shall be provided at ABB's expense. Purchaser shall procure that the NB Group gives due consideration to the advice provided pursuant to such consulting support.

          (g) The provisions of this Section 10.13 shall apply from the Closing until ABB has given its consent to the final report of Purchaser submitted pursuant to Paragraph (c) above or the Actual OKG Loss has been determined pursuant to the provisions of Article 11, as the case may be.

                                   ARTICLE 11

                               DISPUTE RESOLUTION

11.1.     AMICABLE RESOLUTION

          The parties will use their best efforts to resolve amicably any dispute, controversy or claim arising out of or relating to this agreement, or the breach, termination or invalidity thereof.

11.2.     ARBITRATION

          Except as otherwise provided for in Sections 2.5 and 10.11, any such dispute, controversy or claim which cannot be settled amicably within thirty
(30) days of written notice by either party describing in reasonable detail the dispute, controversy or claim, shall be settled by arbitration in accordance with the then applicable arbitration rules of the International Chamber of Commerce.

11.3.     PROCEDURE

          The arbitration provided for in Section 11.2 shall be held in London, England and shall be conducted by three (3) arbitrators, of which each party shall appoint one (1) arbitrator and the two (2) arbitrators thus appointed shall appoint the presiding arbitrator. The language to be used in the arbitration proceedings shall be English, unless otherwise agreed in writing by the parties. The arbitrators shall give reasonably detailed justifications for their award in any proceeding and the award shall be final and binding upon the parties. The parties agree that the award of the arbitrators may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party, wherever the same may be located.

11.4.     ONGOING OBLIGATIONS

          Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations, under this Agreement, except insofar as the same may be related directly to the matters in dispute.

                                   ARTICLE 12

                               GENERAL PROVISIONS

12.1.     ANNOUNCEMENTS

          Unless disclosure is required by Applicable Law or stock exchange regulations to be made by either party hereto, each party agrees to keep the existence and content of this Agreement confidential and will make no public announcement with respect thereto without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed). In the event of any required disclosure, the relevant party shall provide advance notice to and, to the extent practicable, shall coordinate the content, form and manner of publication with the other party.

12.2.     COOPERATION

          Unless otherwise expressly provided in this Agreement, whenever the parties are required to cooperate for any particular purpose hereunder, neither party, nor their respective Affiliates, shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation or concession (financial or otherwise) to any Person.

12.3.     ENTIRE AGREEMENT

          This Agreement, the Local Agreements, the Ancillary Agreements and the confidentiality undertaking dated May 20, 1999 made by Purchaser in favor of ABB and its Affiliates contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including without limitation, the Letter Agreement, dated October 15, 1999, between ABB Ltd. and British Nuclear Fuels plc. There are no restrictions, promises, agreements or undertakings of any party hereto with respect to the Transaction other than those set forth herein or made hereunder and in or under the Local Agreements and the Ancillary Agreements.

12.4.     SEVERABILITY

          If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable under Applicable Law of any jurisdiction, the validity, legality and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the validity, legality and enforceability of the whole Agreement in any other jurisdiction shall not be affected. In the event any provision is held in any proceeding pursuant to
Article 11 to be invalid, illegal or unenforceable, the parties shall replace that provision with a new provision permitted by law and having an economic effect as close as possible to the deficient provision.

12.5.     NO THIRD PARTY BENEFICIARIES

          This Agreement shall be directed and interpreted to the advantage of the parties only and their permitted assignees, and no third Person shall obtain any rights by virtue hereof.

12.6.     ASSIGNMENT

          Neither party may assign its rights or obligations under this Agreement to any third Person without the prior written consent of the other party, except that Purchaser may without the further consent of ABB assign to one or more of Purchaser's Subsidiaries the right to acquire part or all of the business and assets of the Business hereunder, together with the other rights of Purchaser hereunder with respect thereto; PROVIDED that no such assignment shall relieve Purchaser of any liability hereunder (including any liability under Article 10) or affect any limitations on ABB's liability under Article 10; PROVIDED FURTHER that, notwithstanding any such assignment (i) any claims by Purchaser or its Subsidiaries for, or relating to, any indemnity under this Agreement shall be brought by Purchaser, and not its Subsidiaries, and ABB shall only be obligated to deal with Purchaser in connection with any such claims; and (ii) ABB may seek any indemnity it may be entitled to under this Agreement solely from Purchaser and without having first to seek indemnity from any such Subsidiaries of Purchaser. If such assignment is made to more than one Subsidiary of Purchaser, such Subsidiaries shall be deemed a single entity for purposes of calculating the limitations on liability of ABB under Article 10.

12.7.     NOTICES

          All notices and other communications that are required or permitted to be given under this Agreement shall be in writing and hand delivered or sent by registered mail (return receipt requested) or confirmed facsimile to the following addresses (which may be changed in writing by notice to the appropriate address):

          If to ABB:

                ABB Handels- und Verwaltungs AG
                c/o ABB Ltd.
                PO Box 8131
                CH-8050 Zurich
                Switzerland
                Fax No.: +41 1 317 7992
                Attention: Dept. CS-LE

          with a copy to:

                White & Case
                7-11 Moorgate
                London EC2R 6HH
                England
                Fax No.:  +44 20 7600 7030
                Attention:  Mats Sacklen, Esq.
          If to Purchaser:

                British Nuclear Fuels plc
                Hinton House
                Risley, Warrington
                Cheshire WA3 6AS
                England

                Fax:    011-441-925-832058
                Attn:   Alvin J. Shuttleworth

                with a copy to:

                Westinghouse Electric Company
                4350 Northern Pike
                Energy Center
                Monroeville, PA  15146-2886
                Fax No.: (412) 374-6122
                Attn: Ramsey Coates

                and

                Sutherland Asbill & Brennan LLP
                1275 Pennsylvania Ave., N.W.
                Washington, D.C.  20004
                Fax No.:  (202) 637-3593
                Attn:     Mark D. Herlach

          Unless the contrary is proved, a notice to a party shall be deemed to have been received (i) on the date of delivery, when the notice is delivered by hand at that address to a responsible person during normal business hours; (ii) within five (5) days from the date it was mailed, postage prepaid, when the notice is sent by first class registered mail in a correctly addressed envelope to the address specified above; and (iii) within four hours of transmission (if the transmission occurs during the hours of 9:00 a.m. to 5:30 p.m. in the location of the recipient) or within twelve (12) hours of transmission (if the transmission occurs outside those hours), if the notice is transmitted by facsimile at the facsimile number specified above; PROVIDED, in the case of notices via facsimile, that the notice is also left or sent by pre-paid recorded delivery or registered mail in accordance with item (i) or (ii) above no later than three (3) days thereafter, or receipt is confirmed in writing at any time by the recipient. Any notice or communication received on a day which is not a business day shall be deemed to have been received on the immediately following business day.

12.8.     GOVERNING LAW

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within the

State of New York (without regard to the laws that might otherwise govern under applicable principles of conflict of laws).

12.9.     COSTS AND EXPENSES

          (a) All costs and expenses incurred in connection with the preparation, negotiation and implementation of this Agreement and the Transaction shall be borne by the party incurring such costs and expenses.

          (b) All stamp, transfer, documentary, sales and use, value added, registration and other such Taxes and fees (including any penalties and interest) and all notarial, registration and filing fees incurred in connection with the Transaction shall be borne by Purchaser, and Purchaser shall, at its own expense, procure any share transfer stamps required by Applicable Law, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to such Tax and provide ABB with evidence of payment of all such Taxes.

12.10.    FURTHER ASSURANCES

          Each party undertakes to take all steps to implement this Agreement and to sign, or to have signed, from time to time all other documents necessary or appropriate in order to fulfill the object of this Agreement and give full effect to all of the provisions contained herein.

12.11.    COUNTERPARTS

          This Agreement may be executed (which execution may be via facsimile) in two (2) or more counterparts, each of which shall be deemed to be an original, but all the counterparts shall together constitute one (1) and the same agreement. Unless otherwise provided herein, this Agreement shall be dated and become effective, and each counterpart shall be dated, on the date on which the last of the parties executes this Agreement or a counterpart of this Agreement, as the case may be.

12.12.    PAYMENT OF INDEMNITIES

          ABB shall cause the relevant Seller(s) of Shares or Loans, or of Additional Business Assets or Additional Business Liabilities, to make all payments, if any, pursuant to any indemnity given by ABB in this Agreement (including but not limited to the indemnities given by ABB in Section 7.9(g) and Article 10).

                      [signature page immediately follows]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives on the date first set forth above.

     ABB HANDELS- UND VERWALTUNGS AG           BRITISH NUCLEAR FUELS plc

     By: /s/  Eric Lint                        By: /s/  John Taylor
         Name:                                     Name:  John Taylor
         Title:                                    Title: Chief Executive


     By: /s/  Hans Enhorning                   By: /s/  Alvin Shuttleworth
         Name:                                     Name:  Alvin Shuttleworth
         Title:                                    Title: Company Secretary
                                                   and Group Legal Director

                                                                  EXECUTION COPY

                                 FIRST AMENDMENT

                                     TO THE

                               PURCHASE AGREEMENT

            THIS FIRST AMENDMENT (this "FIRST AMENDMENT") is dated as of April 28, 2000 between:

            ABB HANDELS-UND VERWALTUNGS AG, a company organized and existing under the laws of Switzerland with its principal office at CH-8050 Zurich ("ABB"), and

            BRITISH NUCLEAR FUELS plc, a company organized and existing under the laws of England with its principal office at Risley, Warrington, Cheshire WA3 6AS, England ("Purchaser").

            Capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Purchase Agreement (as defined below), unless the context otherwise requires.

                                   WITNESSETH:

            WHEREAS, ABB and Purchaser are parties to a Purchase Agreement dated December 21, 1999 (the "PURCHASE AGREEMENT"); and

            WHEREAS, the parties hereto desire to amend the Purchase Agreement as provided herein;


            NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed as follows:

                                    ARTICLE 1

                                   AMENDMENTS

1.1.  SECTION 1.1 (DEFINITIONS)

            (a) The defined term "NBSE" in Section 1.1 (Definitions) of the Purchase Agreement is hereby amended by substituting "AB Cythere 62" for "ABB Cynthere 62 AB".

            (b) The defined term "Non-Business Liabilities" in Section 1.1 (Definitions) of the Purchase Agreement is hereby amended by adding "; and (vi) Liabilities arising in connection with ABB Monolit, Kharkov-664".

1.2.  SECTION 1.3 (INTERPRETATION)

            (a) Section 1.3 (Interpretation) of the Purchase Agreement is hereby amended by inserting the following text at the end of paragraph (d):

            "and any amendments to this Agreement or such Annexes or Schedules"

            (b) Section 1.3 (Interpretation) of the Purchase Agreement is hereby amended by adding a new paragraph (k) as follows:

            "(k) Whenever any reference is made in this Agreement to assets or properties consisting of real estate, such reference, for purposes of determining whether such real estate is primarily used, or held for use, in the Business, shall be deemed a reference to the entire legal unit of such real estate, including all land and all buildings, structures and other improvements located thereon forming part of such legal unit."

1.3.  SECTION 2.1 (SALE AND PURCHASE)

            Section 2.1(b) (Sale and Purchase) of the Purchase Agreement is hereby amended by inserting the following text at the end of such paragraph (b):

            "; PROVIDED, HOWEVER, that (i) each of Erick Anckaert and Giorgio Cravato (each a "Temporary ABB Employee") shall continue as an employee of the relevant Affiliate of ABB after the Closing until (A) in the case of Erick Anckaert, June 30, 2000 or, at Purchaser's option exercised by written notice to ABB within sixty (60) days of the Closing, August 30, 2000; or (B) in the case of Giorgio Cravato, December 31, 2000; (ii) ABB shall use all reasonable efforts to ensure that the services of each Temporary ABB Employee are made available to Purchaser and/or its Affiliates on a full-time basis throughout the relevant period; (iii) Purchaser shall promptly, and from time to time, reimburse the relevant Affiliate of ABB for any and all amounts paid or costs incurred by such Affiliate in providing compensation, social insurance, benefits and perquisites to any Temporary ABB Employee during such period at the levels prevailing at the Closing, with such increases as ABB and Purchaser may subsequently implement by mutual agreement; (iv) at or prior to the expiration of the relevant period referred to herein, Purchaser shall offer each Temporary ABB Employee employment with Purchaser and/or its Affiliates on terms, including but not limited to position and level of compensation, no less favorable to such Temporary ABB Employee than those then applicable and Purchaser shall assume all then existing employment-related obligations with respect to such Temporary ABB Employee; and (v) if Purchaser fails to offer employment to any Temporary ABB Employee as provided herein, then Purchaser shall, as and when paid by the relevant Affiliate of ABB, promptly indemnify such Affiliate against any and all costs and liabilities with respect to severance, separation or other compensation and benefits to which such Temporary ABB Employee is entitled upon termination of his employment with such Affiliate.

1.4.  SECTION 3.1 (CERTAIN TRANSFERS)

            (a) Section 3.1(b) (Certain Transfers) of the Purchase Agreement is hereby amended by inserting the following text at the end of such paragraph (b):

            "; PROVIDED, HOWEVER, that, with respect to the transfer of the activities within the scope of the Business conducted by the US I&C Unit referred to in Paragraph (a) above, the transfer of all properties, assets goodwill and rights to be transferred and all Liabilities to be assumed may be effected by way of a dividend thereof from the US I&C Unit to Asea Brown Boveri Inc. and a subsequent contribution thereof by Asea Brown Boveri Inc to, and assumption thereof by, NBUS; PROVIDED FURTHER that no employees of ABB Utilities Automation GmbH dedicated to performing services at the Super Phenix nuclear power plant in France or at the Muelheim-Kaerlich nuclear power plant in Germany shall be offered employment with or transferred to NBDE."

            (b) Section 3.1(c) (Certain Transfers) of the Purchase Agreement is hereby amended by inserting the following text after the word "purchase agreement" in the third line of such paragraph (c):

            ", contribution agreement or other appropriate agreement"

1.5.  NEW SECTION 3.4 (TRANSFER OF CERTAIN PERSONNEL)

            A new Section 3.4 is hereby added to the Purchase Agreement as follows:

            "3.4  TRANSFER OF CERTAIN PERSONNEL

            (a) ABB shall use all reasonable efforts to ensure that, prior to the Closing, all employees listed on SCHEDULE 3.4(a) hereto are transferred to the Swedish Unit and all Liabilities in relation to such employees are assumed by the Swedish Unit. If, within twenty-four (24) months of the Closing, the Purchaser, acting reasonably, determines that, in view of the order intake and backlog situation of the Swedish Unit at the time, it is probable that, in the short to medium term, it will not be able to keep one or more of such employees gainfully employed within the Swedish Unit in a position commensurate with their experience, credentials and compensation level and provides written notice to such effect to ABB, then ABB shall, at its option, exercised by written notice to Purchaser within thirty (30) days of receipt of Purchaser's notice, either (i) cause one of its Affiliates to offer employment to and, upon acceptance of such offer, employ each such employee; or (ii) reimburse Purchaser for fifty
      (50) percent of all severance payments actually made by the Swedish Unit to such employees in connection with the termination of their employment with the Swedish Unit; PROVIDED that such employees are given written notice of termination (with a copy to ABB) within sixty (60) days of the expiration of said 30-day period; PROVIDED FURTHER that such severance payments are no greater than the severance payments that would have been payable to such employees by ABB or its Affiliates had such employees been terminated from their present positions instead of transferred to the Swedish Unit (subject to reasonable additional payments based solely on customary and reasonable salary increases and additional service in the ordinary course for such employees prior to their termination by the Swedish Unit). If ABB fails to provide timely notice of its election to offer employment or reimburse severance payments pursuant to the immediately preceding sentence or if one or more employees of the Swedish Units are offered employment by an Affiliate of ABB in Sweden as provided in the previous sentence, but reject such offer, ABB shall be deemed, on the conditions of such sentence, to have chosen to reimburse Purchaser for severance payments incurred by the Swedish Unit.

            (b) ABB shall use all reasonable efforts to ensure that, prior to the Closing, all employees listed on SCHEDULE 3.4(b) hereto are transferred to NBDE and all Liabilities in relation to such employees are assumed by NBDE.

            (c) In the event the employees to be transferred pursuant to Paragraph (a) or (b) above have not been so transferred by the Closing, the parties will use all reasonable efforts to ensure that they are transferred as provided therein as soon as reasonably possible thereafter."

1.6.  SECTION 7.1(c) (CONDUCT OF BUSINESS)

            Section 7.1(c) (Conduct of Business) of the Purchase Agreement is hereby amended by deleting the second sentence in such Section 7.1(c) and replacing it with the following:

            "The instructions to the Reviewing Firm shall be substantially in the form as set forth in ANNEX 9 hereto."

1.7.  SECTION 7.7 (SHARED ASSETS)

            Section 7.7 (Shared Assets) of the Purchase Agreement is hereby amended by adding a new paragraph (d) as follows:

            "(d) For purposes of Section 7.7(c), German patent number 4434284.2, German patent number 19525907.6, German patent number 19828446.2 and German trademark for "Unibloc" shall be deemed to be Intellectual Property of ABB and/or its Affiliates which do not form part of the Business, but which are also used or held for use in, or otherwise relate to, the Business."

1.8.  SECTION 7.10 (NO USE OF TRADEMARKS)

            Section 7.10 (No Use of Trademarks) of the Purchase Agreement is hereby amended by adding a new paragraph (f) as follows:

            "(f) As soon as reasonably possible after the Closing, ABB shall cause its relevant Affiliate to enter into a license agreement with NBDE pursuant to which NBDE will be granted a non-exclusive license to use the trademarks "Hartmann & Braun" and "H&B" solely in connection with (i) the design, manufacture and sale of products by the instrumentation and control unit of NBDE currently located in Munich, Germany to customers in Germany, France, Belgium and Switzerland for use in nuclear powered electric generating facilities, nuclear processing facilities or nuclear test facilities (collectively, "Nuclear Installations") in such countries, to the extent such products are of a kind designed, manufactured and sold by such unit as of the Closing, and any and all successor products designed, manufactured and sold by such unit at any time thereafter during the term of the license to customers in Germany, France, Belgium and Switzerland for use in Nuclear Installations in such countries; and (ii) the provision of services by the instrumentation and control unit of NBDE currently located in Frankfurt, Germany at

      Nuclear Installations in Germany, to the extent such services are of a kind provided by such unit as of the Closing. Apart from terms and conditions customarily found in license agreements of the kind contemplated by this Section 7.10(f), the license agreement to be entered into pursuant hereto shall (x) have a term of fifteen (15) years, but shall be terminable by NBDE in whole or in part at any time upon ninety
      (90) days' prior written notice; (y) except for the first year of the license, which shall be royalty-free, provide for a royalty, payable quarterly, at the rate of two (2) percent of the aggregate net sales of the instrumentation and control units referred to above under the tradename "Hartmann & Braun" or "H&B"; (z) require NBDE to apply, in a prominent fashion, to all licensed products, and all promotional, packaging, advertising and similar matter relating to licensed products or services, a notice that the trademark in question is used under license from the relevant Affiliate of ABB, the word "nuclear" or a similar designation clearly indicating the business in which such trademark is used and such other notices and designations as ABB may reasonably request."

1.9.  SECTION 7.15 (INSURANCE)

            Section 7.15 (Insurance) of the Purchase Agreement is hereby amended by adding a new paragraph (c), a new paragraph (d) and a new paragraph (e) as follows:

            "(c) Without limiting the generality of Paragraphs (a) and (b) above, but subject to Paragraph (e) below, Purchaser agrees that, as from the Closing, it will maintain the nuclear property insurance coverage written by Hartford Steam Boiler Inspection & Insurance Co. ("HSB") then in effect with respect to the Hematite Site and the Windsor Site or equivalent coverage, provided that Purchaser shall promptly provide ABB with copies of such policy(s). As from the Closing, ABB and/or its Affiliates separately designated to Purchaser in writing prior to the Closing and Combustion Engineering, Inc., ABB Alstom Power Inc. and ABB Alstom Power NV (but only with respect to their ownership interest in Combustion Engineering, Inc. and only until Combustion Engineering Inc. is acquired by ABB and/or its Affiliates) shall be provided with additional insured status (including, in the case of Combustion Engineering, Inc., its rental income exposure in relation to the Windsor Lease (as defined in Section 7.21(b)) and a waiver of subrogation under the nuclear property policy with respect to the Windsor Site in accordance with the current terms and conditions thereof.

            (d) Without limiting the generality of Paragraphs (a) and (b) above, but subject to Paragraph (e) below, ABB agrees that, as from the Closing, it will maintain the facility form policy and worker certificates then in effect covering the operations at the Windsor Site and any obligations or liabilities under the applicable NRC license. As from the

      Closing, a Person separately designated by Purchaser in writing to ABB prior to the Closing shall be provided with additional insured status under such insurance coverage until such Person ceases to hold a broad scope radioactive materials NRC license to conduct operations at the Windsor Site. ABB shall make all reasonable efforts to assign, or cause its Affiliates to assign, as from the Closing, the facility form policies and worker certificates then in effect covering the operations at the Hematite Site and the site at 1201 River Front Parkway, Chattanooga, Tennessee, U.S.A., respectively, to one or more Persons designated by Purchaser in writing to ABB prior to the Closing (it being understood that the omnibus insured provisions under such policies, as written, will continue to protect ABB and any other insured entity who may be legally liable, in accordance with the terms and conditions of such policies and certificates). It is understood that ABB and/or its Affiliates plan to maintain their current suppliers and transporters nuclear liability form, but that neither Purchaser nor any of its Affiliates will be covered in any way thereunder.

            (e) Neither party, nor any of its Affiliates, shall cancel, fail to renew, reduce or otherwise allow to lapse any insurance coverage afforded to the other party and/or its Affiliates pursuant to Paragraphs (c) or (d) above without providing such other party with at least ninety (90) days prior written notice and will make all reasonable efforts to secure from the insurer an undertaking to provide such prior notice; PROVIDED that, with respect to the nuclear property insurance coverage required to be maintained by Purchaser with respect to the Windsor Site pursuant to Paragraph (c) above, the policy shall be maintained at least throughout the short-term tenancy of NBUS pursuant to Section 7.2 1(c). Unless otherwise agreed between the parties, each party and/or its Affiliates shall have the right to be reimbursed for any additional premiums due under the nuclear property and nuclear liability insurances (including but not limited to facility form policies and worker certificates) maintained by them pursuant to Paragraphs (c) and (d) above to the extent such additional premiums arise from the inclusion of the other party and/or its Affiliates as additional insureds."

1.10. SECTION 7.21 (JV SERVICES AND LEASES)

            (a) Section 7.21(b) (IV Services and Leases) of the Purchase Agreement is hereby amended by inserting the following text at the end of the first sentence of such paragraph (b):

            "; PROVIDED THAT if ABB and/or its Affiliates, directly or indirectly, acquire ownership to the Windsor Site at any time after the Closing, the Windsor Lease shall, as from the date of such acquisition, be substantially in the form of ANNEX 10 hereto."

            (b) Section 7.21(b) (IV Services and Leases) of the Purchase Agreement is hereby amended by inserting the following text at the end of such paragraph (b):

            "Subject to the provisions of Section 10.3 (b),(f) and (h), which shall apply mutatis mutandis to indemnification under this sentence, Purchaser agrees to indemnify ABB and its Affiliates, and their respective officers, directors, employees, agents and representatives, against, and agrees to hold them harmless from, (i) any and all Losses arising from personal injury or property damage to the extent caused by or resulting from the occupation and use of the Windsor Site by Purchaser and/or its Affiliates; and (ii) any and all Losses in respect of Windsor Site Environmental Liabilities if ABB proves that (A) such Windsor Site Environmental Liabilities were caused by the operation of Purchaser and/or its Affiliates of any facilities at the Windsor Site during their tenancy at the Windsor Site in accordance with Section 7.2 1(b) and (c); and (B) such Windsor Site Environmental Liabilities caused by Purchaser and/or its Affiliates will increase ABB's cost of Remedial Action or its Decontamination and Decommissioning Liabilities."

            (b) Section 7.21(c) (IV Services and Leases) of the Purchase Agreement is hereby amended by inserting the following text at the end of paragraph (c):

            "Notwithstanding the foregoing, ABB and Purchaser agree that, if NRC approval for the actions has then been obtained, at the Closing, Material License 06-00217-06 and Special Nuclear Materials License SNM-1067 currently held by NBUS with respect to operations at the Windsor Site shall be transferred to ABB Prospects Inc. and NBUS shall obtain a new broad scope radioactive materials license, which shall enable NBUS to conduct operations at the Windsor Site as currently conducted."

1.11. NEW SECTION 7.23 (TRANSFER OF TENDER)

            A new Section 7.23 is hereby added to the Purchase Agreement as follows:

            "7.23  TRANSFER OF TENDER

            At or prior to the Closing, the relevant Affiliate of ABB shall assign to a company in the NB Group all rights, and such company in the NB Group shall assume all obligations, under the tender for the supply of instrumentation and control equipment for a water treatment plant at Barsebaeck, Sweden disclosed to Purchaser prior to the Closing and any contract relating thereto shall be entered into by Purchaser and/or its Affiliates"

1.12. NEW SECTION 7.24 (TRANSFER OF AECL COMMITMENTS)

            A new Section 7.24 is hereby added to the Purchase Agreement as follows:

            "7.24  TRANSFER OF AECL COMMITMENT

            As soon as reasonably possible after the Closing, ABB and Purchaser will jointly approach Atomic Energy of Canada Limited ("AECL") with a view to obtaining AECL's consent to transfer all obligations of ABB and/or its Affiliates under the documents attached as Appendix B to the Non-Competition Agreement and each of ABB and Purchaser will use all reasonable efforts (without expenditure, in the aggregate, of any material sum) to effect such transfer."

1.13. NEW SECTION 7.25 (TRANSFER OF HTR)

            A new Section 7.25 is hereby added to the Purchase Agreement as follows:

            "7.25  TRANSFER OF HTR

            ABB and Purchaser shall use all reasonable efforts to obtain, as soon as possible after the Closing, all third-party consents required for the relevant Affiliate of ABB to sell and transfer its participation in HTR GmbH to NBDE and, upon receipt of all such consents, promptly cause the sale and purchase to be completed in accordance with this Section
      7.25. If such sale and purchase is completed prior to the delivery of the Final Audit Report, then the purchase price, payable at completion, shall be an amount equal to the book value of the shareholders' equity of HTR GmbH attributable to the participation being sold and purchased and the transaction shall be accounted for in the Final Audit Report as if it had been completed prior to the Closing. If such sale and purchase is not completed prior to the delivery of the Final Audit Report, but is consummated by December 31, 2001, then the purchase price, payable at completion, shall be an amount, if any, that would achieve the same economic result for ABB and Purchaser and their respective Affiliates as if the transaction had been completed prior to such delivery in accordance with the previous sentence. If such sale and purchase is not completed prior to December 31, 2001, then neither party shall have any further obligation to consummate such transaction. The sale and purchase referred to in this Section 7.25 shall be effected pursuant to a purchase agreement between the relevant Affiliate of ABB on the one hand and NBDE on the other hand, which agreement shall include a warranty by such Affiliate that it has taken all corporate action required to authorize the transaction and that it is the owner of the participation being sold and purchased, free and clear of all Encumbrances. No other warranties shall be given by such Affiliate of ABB."

1.14. NEW SECTION 7.26 (TECHNOLOGY CUSTODY)

            A new Section 7.26 is hereby added to the Purchase Agreement as follows:

            "7.26  CUSTODY OF TECHNOLOGY

            It is understood that ABB and/or its Affiliates have used, or may need to use, certain pieces of Technology of the NB Group to produce certain hardware and software products for the NB Group and that ABB and/or its Affiliates therefore have had, or may need to have, possession of such Technology. ABB and/or its Affiliates shall maintain, or shall be given, possession of the relevant Technology of the NB Group that ABB and/or its Affiliates require solely for the production of products, parts or services for the NB Group ("NB Group Technology") for as long as they continue to produce any such products, parts or services and Purchaser hereby grants, and will cause the NB Group to grant, to ABB and/or its Affiliates a license to use the NB Group Technology for the limited purpose of producing products, parts and services for the NB Group as directed by the NB Group and only for so long as the NB Group deems it necessary. The NB Group shall at all times have access to the NB Group Technology and, upon the request in writing by Purchaser, ABB and/or its Affiliates shall deliver the NB Group Technology to the NB Group or, at the expense of the NB Group, otherwise dispose of the NB Group Technology as directed by the NB Group."

1.15. SECTION 1 0.2(iv) (ADDITIONAL INDEMNIFICATION BY ABB)

            Section 10.2(iv) (Additional Indemnification by ABB) to the Purchase Agreement is hereby amended by deleting the clause which begins "PROVIDED, HOWEVER" and replacing it with the following:

            "PROVIDED, HOWEVER, that ABB shall not have any Liability for (A) any and all Losses arising from personal injury or property damage to the extent caused by or resulting from the occupation and use of the Windsor Site by Purchaser and/or its Affiliates, or (B) any and all Losses in respect of Windsor Site Environmental Liabilities if ABB proves that such Windsor Site Environmental Liabilities were caused by the operation of Purchaser and/or its Affiliates of any facilities at the Windsor Site during their tenancy at the Windsor Site in accordance with Section 7.2 1(b) and (c);"

1.16. NEW SECTION 12.13 (WAIVER OF IMMUNITY)

            A new Section 12.13 is hereby added to the Purchase Agreement as follows:

            "12.13  WAIVER OF IMMUNITY

            To the extent that Purchaser or any of its assets has or hereafter may acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceeding of any kind to enforce or collect upon any obligation of Purchaser under this Agreement or in connection with the transactions contemplated hereby, including, without limitation, immunity from service of process, immunity from execution of a judgment and immunity of any of its property from attachment prior to the entry of judgment, Purchaser hereby expressly and irrevocably waives all such immunity."

1.17. NEW ANNEX 9 (REVIEWING FIRM INSTRUCTIONS)

            Pursuant to the amendment herein of Section 7.1(c), a new Annex 9, in the form attached hereto, is hereby added to the Purchase Agreement.

1.18. NEW ANNEX 10 (WINDSOR LEASE)

            Pursuant to the amendment herein of Section 7.21(b), a new Annex 10, in the form attached hereto, is hereby added to the Purchase Agreement.

1.19. SCHEDULE 1.1(3) (ADDITIONAL BUSINESS EMPLOYEES)

            (a) Schedule 1.1(3) (Additional Business Employees) to the Purchase Agreement is hereby amended by adding the following new employee information:

            "China             Li Zhao Hui       ABB China Holding"

            (b) Schedule 1.1(3) (Additional Business Employees) to the Purchase Agreement is hereby amended by deleting the following reference:

            "France            Gilbert Tomasino  FRABB Holding

1.20. SCHEDULE 2.3 (ALLOCATION OF PURCHASE PRICE)

            Schedule 2.3 (Allocation of Purchase Price) to the Purchase Agreement is hereby amended by substituting "US $ 186,900,000" for "US $ 187,000,000" as the allocation for NBSE (including the Swedish Unit) and by adding "Additional Business Assets/Liabilities in Belgium - US $ 100,000" as the last item of that Schedule.

1.21. SCHEDULE 3.101(i) (EXCLUDED ASSETS)

            (a) Schedule 3.1(b)(i) (Excluded Assets) to the Purchase Agreement is hereby amended by deleting the word "and" at the end of paragraph (iii) therein and by replacing the period at the end of paragraph (iv) therein with a semicolon.

            (b) Schedule 3.1(b)(i) (Excluded Assets) to the Purchase Agreement is hereby amended by inserting new paragraphs (v), (vi) and (vii) as follows:

            "(v) except for cash and cash equivalents actually transferred to the NB Group by ABB and/or its Affiliates, in their discretion, in connection with the Pre-Closing Reorganization, cash and cash equivalents;

            (vi) the loan from ABB Reaktor GmbH to Asea Brown Boveri AG in the outstanding principal amount of DEM 101.4 million, together with all interest, if any, accrued thereon; and

            (vii) all rights and benefits under all agreements and contracts referred to in Section 1 .2(b)(v) of the Non-Competition Agreement."

1.22. NEW SCHEDULE 3.4(a) (TRANSFER OF PERSONNEL TO SWEDISH UNIT)

            Pursuant to the addition herein of Section 3.4 (Transfer of Certain Personnel), a new Schedule 3.4(a) is hereby added to the Purchase Agreement as follows:

            "                                        SCHEDULE 3.4(a)

                     TRANSFER OF PERSONNEL TO SWEDISH UNIT

             EMPLOYEE NUMBER       LAST NAME         FIRST NAME

               637696              ALFVEN            MIKAEL
               247553              EKLUND            STIG
               438111              HARVISALO         RISTO
               100773              HELM              ANDERS
               371238              HJQRT             PIA
               623946              HULTMAN           KJELL
               762431              KJELLBERG         INGER
               363839              KOPSELL           ANN-CHRISTIN
               999512              LADVALL           ERLAND
               637939              LARSSQN           NICLAS
               242438              PERSSON           LARS

               242772              RAGNSATER         LEIF
               949183              RQGNE             HANS
               670952              ROSQVIST          LARS
               621455              SALONPAA          PENTTI
               101371              SJOBERG           MAGNUS
               338567              STRIDH            BIRGITTA
               904937              STAHLBERG         JOHANNA
               682845              SVANBACK          ELIZABET
               683329              SVENSSON          GORAN
               637513              THUDIN            MICHAEL
               100552              WIECHEL           HENRIK G B
               252077              WISEN             ERIK
               236781              AKERBLOM          EVA

1.23. NEW SCHEDULE 3.4(b) (TRANSFER OF PERSONNEL TO NBDE)

            Pursuant to the addition herein of Section 3.4 (Transfer of Certain Personnel), a new Schedule 3.4(b) is hereby added to the Purchase Agreement as follows:

            "                                        SCHEDULE 3.4(b)

                         TRANSFER OF PERSONNEL TO NBDE

            France             Gilbert Tomasino  FRABB Holding
            France             Cyril Fiaux
            France             Roland Kuijer
            France             Claude Bianchi

1.24. SCHEDULE 5.1(c) (SUBSIDIARIES OF NBDE)

            Schedule 5.1(c) (Subsidiaries of NBDE) to the Purchase Agreement is hereby amended by adding the following new entry:

            "Kontec Gessellschaft fur Technische Kommunikation GmbH (80% owned by Hansa Projekt Analgentechnik GmbH)"

1.25. SCHEDULE 5.11 (MATERIAL CONTRACTS)

            (a) Schedule 5.11 (Material Contracts) to the Purchase Agreement is hereby amended by replacing the entry "Contract related to the acquisition of Hansa Projekt Anlagentechnik, GmbH" with the following:

            "Shareholders Agreement between ABB Reaktor GmbH and Hansa Projekt Anlagentechnik GmbH, Hamburg, dated January 31, 1996"

            (b) Schedule 5.11 (Material Contracts) to the Purchase Agreement is hereby amended by replacing the entry "Contract for the provision of Technology Transfer and License Agreement with ESKOM, South Africa" with the following:

            "Agreement between HTR-GmbH, ABB Reaktor GmbH and Siemens dated June 30, 1999 regarding the HTR-Technology Transfer and License Agreement, dated March 12, 1999, between HTR-GmbH and ESKOM, South Africa"

            (c) Schedule 5.11 (Material Contracts) to the Purchase Agreement is hereby amended by adding the following after the entry "Shareholders Agreement between ABB Reaktor GmbH and Hansa Projekt Anlagentechnik GmbH, Hamburg, dated January 31, 1996" introduced pursuant to Paragraph (a) above:

            "Addendum No. 1 of 17.4.1989 to agreement between ABB
      Hochtemperaturreaktorbau GmbH ("DEHRB"), subsequently merged into ABB Reaktor GmbH, and General Atomic.

            Right of the German Government to use and right of the German Government to be paid by DEHRB in relation to HTR know how subsidized by the Government.

            License of DEHRB to General Atomic for HTR know-how of January 11, 1973 [expired 1993, but with royalty-free right for General Atomic to use know-how after expiration].

            License of General Atomic to DEHRB for HTR know-how of January 11, 1973 [expired 1993, but with royalty-free right for DEHRB to use know-how after expiration].

            License of DEHRB to GHT (Siemens) for HTR know-how of 1976/1979 [expired 1996, but with royalty-free right for GHT to use know-how after expiration]

            Agreement of GHT, DEHRB, KFA (public research institute), Nukem and Sigri for the establishment of the association for the development of an HTR of 1979/1980 [expired 1997, but with royalty-free right of each party to use know-how after expiration].

            Consortium Agreement of GHT, DEHRB and KFA regarding the exploitation of the HTR know-how (KVGH) of 2.9.1980 [expired 1994, but royalty-free right of each party to use know-how after expiration].

1.26. SCHEDULE 7.6(h) (STAY BONUSES)

            Schedule 7.6(h) (Stay Bonuses) to the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "                                        SCHEDULE 7.6(h)

                                      STAY BONUSES

            The following people shall be the subject of the stay bonuses contemplated by Section 7.6(h):

            1.    Mike Barnoski
            2.    Per Brunzell
            3.    William Gill
            4.    Jim McConnell
            5.    Regis Matzie
            6.    Peter Wirtz
            7.    Gil Page
            8.    Robert Schumacher
            9.    Sigvard Junkrans
            10.   P.O. Waessman
            11.   Arnoud Houllemare
            12.   Al Spinnell
            13.   Sverre Haukeland
            14.   Jim Viers
            15.   Ken Scarola
            16.   Robert Bell
            17.   Lars Eriksson
            18.   Ernie Kennedy
            19.   D.H. Chung
            20.   Gavin Liu
            21.   Satya Pati
            22.   Anard Garde
            23.   Rick Maurer
            24.   Dave Stepnick
            25.   Darrell Weber
            26.   Johan Hallen

            27.   Eva Hallden
            28.   Derek Ebeling-Koning
            29.   Rolondo Perez
            30.   Tom Rozek
            31.   Arno Vogelbacher
            32.   Franz Poetz"

                                    ARTICLE 2

                                  MISCELLANEOUS

2.1.  SCOPE OF AMENDMENTS

            This First Amendment is limited as specified and shall not constitute a modification or waiver of any of the other provisions of the Purchase Agreement which shall continue in full force and effect except as provided herein.

2.2.  REFERENCES

            From and after the date hereof, all references to the Purchase Agreement shall be deemed to be references to the Purchase Agreement as amended hereby.

2.3.  COUNTERPARTS

            This First Amendment may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this First Amendment.

2.4.  GOVERNING LAW

            This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York (without regard to the laws that might otherwise govern under applicable principles of conflict of laws).

2.5.  INCORPORATION BY REFERENCE

            Article 11 (Dispute Resolution) and Sections 12.4 (Severability),
12.6 (Assignment), 12.7 (Notices), 12.9 (Costs and Expenses) and 12.10 (Further Assurances) of the Purchase Agreement are hereby incorporated, mutatis mutandis, by reference.

            IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be executed by its duly authorized representatives on the date first set forth above.

ABB HANDELS-UND VERWALTUNGS AG             BRITISH NUCLEAR FUELS plc
By: /S/  HANS ENHORNING                    By: /S/  RAMSAY COATES

Name:   Hans Enhorning                     Name:  Ramsay Coates

Title:  VP                                 Title:

By: /s/  G.K. PRIEST                       By: /s/  IAN DUNCAN

Name:   A.K. Priest                        Name:  Ian Duncan

Title:  VP                                 Title:

                                                                  EXECUTION COPY

                                SECOND AMENDMENT

                                     TO THE

                               PURCHASE AGREEMENT

            THIS SECOND AMENDMENT (this `SECOND Amendment") is dated as of November 10,2000 between:

            ABB HANDELS- UND VERWALTUNGS AG, a company organized and existing under the laws of Switzerland with its principal office at CH-8050 Zurich ("ABB"), and

            BRITISH NUCLEAR FUELS plc, a company organized and existing under the laws of England with its principal office at Risley, Warrington, Cheshire WA3 6AS, England ("PURCHASER")

            Capitalized terms used herein arid not otherwise defined herein shall have the moaning as set forth in the Purchase Agreement (as defined below), unless the context otherwise requires.

                                   WITNESSETH:

            WHEREAS, ABB and Purchaser are parties to a Purchase Agreement dated December 21, 1999 (the "PURCHASE AGREEMENT"); and

            WHEREAS, the parties hereto desire to amend the Purchase Agreement as provided herein;


            NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed as follows:

                                    ARTICLE 1

                                    AMENDMENT

            SECTION 2.5 (CLOSING AUDIT REPORT; DISPUTES)

            The period of sixty (60) days referred to in Section 2.5. (d) is hereby replaced by a period of ninety (90) days.

            INCORPORATION BY REFERENCE

            Article 11 (Dispute Resolution) and Sections 12.4 (Severability).
12.6 (Assignment), 12.7 (Notices), 12.9 (Costs and Expenses) and 12.10 (Further Assurances) of the Purchase Agreement are hereby incorporated, mutatis mutandis, by reference.

            IN WITNESS WHEREOF, each of the parties hereto has caused this SECOND Amendment to be executed by its duly authorized representatives on the date first set forth above.

ABB HANDELS-UND VERWALTUNGS AG             BRITISH NUCLEAR FUELS plc

By: /s/HANS ENHORNING                      By: /s/RAMSAY COATES

Name:   Hans Enhorning                     Name:  Ramsay Coates

Title:  Vice President                     Title:     Vice President and
                                                      Chief Financial Officer

By:                                        By:

Name:                                      Name:

Title:                                     Title:

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                                 THIRD AMENDMENT

                                     TO THE

                               PURCHASE AGREEMENT

            THIS THIRD AMENDMENT (this "THIRD AMENDMENT') is dated as of November 29, 2000 between:

            ABB HANDELS-UND VERWALTUNGS AG, a company organized and existing under the laws of Switzerland with its principal office at CH-8050 Zurich ("ABB"), and

            BRITISH NUCLEAR FUELS plc, a company organized and existing under the laws of England with its principal office at Risley, Wanington, Cheshire WA3 6AS, England ("PURCHASER").

            Capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Purchase Agreement (as defined below), unless the context otherwise requires.

                                   WITNESSETH:

            WHEREAS, ABB and Purchaser are parties to a Purchase Agreement dated December 21, 1999 (the `Purchase Agreement'); and

            WHEREAS, the parties hereto desire to amend the Purchase Agreement as provided herein;


            NOW, THEREFORE, in consideration of the mutual covenants contaihed herein, It Is hereby agreed as follows:

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                                    ARTICLE 1

                                    AMENDMENT

            SECTION 2.5 (CLOSING AUDIT REPORT; DISPUTES)

            Annex 1 hereto Is hereby confirmed by both parties as the final and binding resolution to the dispute between them over Purchaser's Objection Notice to the Closing Audit Report. Annex 1 thus constitutes the Final Audit Report in accordance with Section 2.5 0) of the Purchase Agreement Pursuant to the Final Audit Report the Actual Deficiency Amount is USD29,330,000.

            MINDEN CONTRACTS

            It is hereby agreed that the Minden contracts specified in Annex 2 hereto shall be treated in all respects as contracts fisted on, and are hereby added to, the fist of contracts contained in Appendix A to the Non-Competition Agreement, and accordingly shall not form part of the assets transferred to Purchaser under the Purchase Agreement. Any obligations or liabilities under such Minden contracts shall constitute Non-Business Liabilities for purposes of the Purchase Agreement It is further agreed that the exclusion of such Minden contracts shall not affect the Actual Equity and Actual Working Capital, but are instead the subject of arrangements agreed in Germany by German Affiliates of the parties. ABB and the Purchaser further agree that the Agreement between them dated April 28,2000, to enter into a definitive agreement embodying the terms of the Memorandum of Understanding between ABB Reaktor GmbH and ABB Utility Automation GmbH is hereby rescinded effective as of April 28,2000.

            DISPUTED ITEM IN GERMANY

            Purchaser confirms that it has procured that full payment has been made by NBDE to ABB Utility Automation GmbH in respect of an amount of Euro 4'661'000 in satisfaction of NBDE's non-trade payable to ABB Utility Automation GmbH.

            OTHER ISSUES

            This THIRD Amendment shall not be construed as dealing with any issue or dispute between the parties or their respective Affiliates other than as explicitly set out herein.

            INCORPORATION BY REFERENCE

            Article 11 (Dispute Resolution) and Sections 12.4 (Severability),
12.6 (Assignment), 12.7 (Notices), 12.9 (Costs and Expenses) and 12.10 (Further Assurances) of the Purchase Agreement are hereby incorporated, mutatis mutandis, by reference.

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            IN WITNESS WHEREOF, each of the parties hereto has caused this THIRD
Amendment to be executed by its duly authorized representatives on the date first set forth above.

ABB HANDELS-UND VERWALTUNGS AG             BRITISH NUCLEAR FUELS plc

By: /s/  Hans Enhorning                    By: /s/  Ramsay Coates

Name:   Hans Enhorning                     Name:  Ramsay Coates

Title:                                     Title:

By: /s/  Grant Kenneth Priest              By:

Name:   Grant Kenneth Priest               Name:

Title:                                     Title:

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